UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TEMPLE-INLAND INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies: common stock, par value $1.00 per share, of Temple-Inland Inc., including the associated rights to purchase shares of Series B Junior Participating Preferred Stock.

     (2) Aggregate number of securities to which transaction applies: As of September 20, 2011, 109,616,012 shares of common stock outstanding, 9,986,496 shares reserved for issuance pursuant to options and restricted shares, and 2,200,000 shares of Series B Junior Participating Preferred Stock reserved for issuance pursuant to the Rights Agreement, dated June 7, 2011, between Temple-Inland Inc. and Computershare Trust Company, N.A.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     The maximum aggregate value was determined based upon the sum of (A) 109,616,012 shares of Temple-Inland common stock multiplied by $32.00 per share; (B) 6,165,048 shares of Temple-Inland common stock for issuance pursuant to options with exercise prices less than $32.00 multiplied by $15.87 (which is the difference between $32.00 and the weighted average exercise price of $16.13 per share); and (C) other stock-based awards with respect to 3,821,448 shares of Temple-Inland common stock multiplied by $32.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001161 by the sum calculated in the preceding sentence.

     (4) Proposed maximum aggregate value of transaction:
     $3,727,838,032

     (5) Total fee paid:
     $432,802

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

1300 MoPac Expressway South, 3rd Floor
Austin, Texas 78746
www.templeinland.com

[ • ] [ • ], 2011

Dear Stockholder,

You are cordially invited to attend a special meeting of Temple-Inland Inc. stockholders to be held at [the Hyatt Regency Austin, 208 Barton Springs, Austin, Texas 78704, on [ • ], [ • ] [ • ], 2011, at 9:00 a.m., local time].

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement under which Temple-Inland would be acquired by International Paper Company. In addition, you will be asked to consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger — Interests of Temple-Inland’s Directors and Executive Officers in the Merger — Golden Parachute Compensation for Temple-Inland’s Named Executive Officers.” We entered into this merger agreement on September 6, 2011. If the merger agreement is adopted and the merger is completed, you, as a holder of Temple-Inland common stock, will be entitled to receive $32.00 in cash for each share of Temple-Inland common stock owned by you at the consummation of the merger, and Temple-Inland Inc. will become a wholly-owned subsidiary of International Paper Company.

After careful consideration, our board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Temple-Inland and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Temple-Inland’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger — Interests of Temple-Inland’s Directors and Executive Officers in the Merger — Golden Parachute Compensation for Temple-Inland’s Named Executive Officers.”

Your vote is very important, regardless of the number of shares of common stock you own.  We cannot consummate the merger unless the merger agreement is approved by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of shares entitled to vote at the special meeting. Therefore, the failure of any stockholder to vote will have the same effect as a vote by that stockholder against the adoption of the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read this document and the merger agreement carefully and in their entirety. You may also obtain more information about Temple-Inland from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Doyle R. Simons
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [ • ] [ • ], 2011 and is first being mailed to stockholders on or about [ • ] [ • ], 2011.

1300 MoPac Expressway South, 3rd Floor
Austin, Texas 78746
www.templeinland.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [ • ], [ • ] [ • ], 2011

To the Stockholders of Temple-Inland Inc.:

A special meeting of stockholders of Temple-Inland Inc., a Delaware corporation, or Temple-Inland, will be held at [the Hyatt Regency Austin, 208 Barton Springs, Austin, Texas 78704, on [ • ], [ • ] [ • ], 2011, at 9:00 a.m., local time] for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 6, 2011, among Temple-Inland, International Paper Company, a New York corporation, and Metal Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of International Paper Company, as it may be amended from time to time, pursuant to which Metal Acquisition Inc. will merge with and into Temple-Inland.

2. To approve, on an advisory (non-binding) basis, the compensation to be paid to Temple-Inland’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger — Interests of Temple-Inland’s Directors and Executive Officers in the Merger — Golden Parachute Payments for Temple-Inland’s Named Executive Officers” beginning on page [ • ].

3. To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to adopt the merger agreement.

4. To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has specified the close of business on October 14, 2011 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any adjournment thereof. Each stockholder is entitled to one vote for each share of Temple-Inland common stock held on the record date.

Under Delaware law, Temple-Inland stockholders who do not vote in favor of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and the merger and strictly comply with the other Delaware law procedures explained in the accompanying proxy statement.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you have Internet access, we encourage you to submit your proxy via the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Temple-Inland’s named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

THE TEMPLE-INLAND BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION THAT MAY BE PAID OR BECOME

PAYABLE TO TEMPLE-INLAND’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE.

By Order of the Board of Directors,

Leslie K. O’Neal, Senior Vice President/Corporate Secretary

[ • ] [ • ], 2011
Austin, Texas

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Temple-Inland from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page [ • ]. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Temple-Inland Inc., 1300 MoPac Expressway South, 3rd Floor, Austin, TX 78746, Attn: Corporate Secretary, telephone (512) 434-5800. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by [ • ] [ • ], 2011 in order to receive them before the special meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of Temple-Inland common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokers call collect: (212) 269-5550
All others call toll-free: (800) 431-9633

SUMMARY

The following summary highlights information in this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. We sometimes make reference to Temple-Inland Inc. and its subsidiaries in this proxy statement by using the terms “Temple-Inland,” the “Company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Companies (Page [ • ])

Temple-Inland Inc.  Temple-Inland is a Delaware corporation that was organized in 1983. We manufacture corrugated packaging and building products, which we report as separate operating segments. Our common stock is listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “TIN.” Our principal executive offices are located at 1300 MoPac Expressway South, 3rd Floor, Austin, Texas 78746. Our telephone number is (512) 434-5800. Temple-Inland’s home page on the Internet is www.templeinland.com. The information provided on Temple-Inland’s website is not part of this proxy statement and is not incorporated herein by reference.

International Paper Company.  International Paper Company, which we refer to as IP, is a global paper and packaging company that is complemented by an extensive North American merchant distribution system, with primary markets and manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. IP is a New York corporation, incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898. IP’s principal executive offices are located at 6400 Poplar Avenue, Memphis, Tennessee 38197, and its telephone number is (901) 419-7000. IP’s home page on the Internet is www.internationalpaper.com. The information provided on IP’s website is not part of this proxy statement and is not incorporated herein by reference.

Metal Acquisition Inc.  Metal Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of IP, was formed solely for the purpose of facilitating IP’s acquisition of Temple-Inland. Metal Acquisition Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with its acquisition of Temple-Inland, including the commencement of a tender offer for all outstanding shares of Temple-Inland common stock on July 12, 2011. Upon consummation of the proposed merger, Metal Acquisition Inc. will merge with and into Temple-Inland and will cease to exist. Metal Acquisition Inc.’s principal executive offices are located at 6400 Poplar Avenue, Memphis, Tennessee 38197, and its telephone number is (901) 419-7000.

The Merger (Page [ • ])

The Agreement and Plan of Merger, dated September 6, 2011, which we refer to as the merger agreement, by and among Temple-Inland, IP and Metal Acquisition Inc., provides that Metal Acquisition Inc. will merge with and into Temple-Inland, which we refer to as the merger. As a result of the merger, Temple-Inland will become a wholly-owned subsidiary of IP. Upon completion of the proposed merger, shares of Temple-Inland common stock will no longer be listed on any stock exchange or quotation system. If the merger agreement is adopted and the merger is completed, each outstanding share of Temple-Inland common stock (other than shares of Temple-Inland common stock held by Temple-Inland, IP or Metal Acquisition Inc., or by any holder who has properly exercised appraisal rights of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, as described in this proxy statement) will be converted into the right to receive $32.00 in cash, without interest, less any applicable withholding taxes. The merger agreement is attached to this proxy statement as Annex A. We urge you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

The Special Meeting (Page [ • ])

Date, Time and Place.  The special meeting will be held at [the Hyatt Regency Austin, 208 Barton Springs, Austin, Texas 78704, on [ • ], [ • ] [ • ], 2011, at 9:00 a.m., local time].

Purpose.  You will be asked to consider and vote upon (1) the adoption of the merger agreement, (2) on an advisory (non-binding) basis, the compensation to be paid to Temple-Inland’s named executive officers that is based on or otherwise relates to the merger, (3) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and (4) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum.  You are entitled to vote at the special meeting if you owned shares of Temple-Inland common stock at the close of business on October 14, 2011, the record date for the special meeting. You will have one vote for each share of Temple-Inland common stock that you owned on the record date. As of the record date, there were [ • ] shares of Temple-Inland common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of [ • ] shares of Temple-Inland common stock (a majority of Temple-Inland common stock issued, outstanding and entitled to vote at the special meeting) constitutes a quorum for the purpose of considering the proposals.

Vote Required.  The adoption of the merger agreement requires the affirmative vote of the holders of outstanding shares of Temple-Inland common stock representing at least a majority of the shares of Temple-Inland common stock entitled to vote at the special meeting. The approval, on an advisory basis, of the compensation that may be paid or become payable to Temple-Inland’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, requires the affirmative vote of the holders of at least a majority of the shares of Temple-Inland common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. If there are insufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to adopt the merger agreement, then Temple-Inland may, and IP may require Temple-Inland to, adjourn or postpone the special meeting up to two times for a period of not more than 15 calendar days in the aggregate. The approval of a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of at least a majority of the shares of Temple-Inland common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Recommendation of the Temple-Inland Board (Page [ • ])

The Temple-Inland board of directors, which we refer to as the Temple-Inland board, unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Temple-Inland and its stockholders. The Temple-Inland board unanimously recommends that Temple-Inland stockholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Temple-Inland’s named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

In deciding to recommend the adoption of the merger agreement and the approval of the merger, the Temple-Inland board considered many factors including:

•	its knowledge of Temple-Inland’s business, operations, financial condition, earnings, actual and contingent liabilities, and prospects, as well as the risks in achieving those prospects;

•	its knowledge of the current economic environment generally, including the recent downturn in the U.S. and global equity markets;

•	its knowledge of the uncertainty regarding the current and future outlook for the corrugated packaging and building products industries, and the challenges facing industry participants, including the delay in changes to linerboard prices that, as of June 2011, had been widely expected by industry analysts to increase in September 2011, and the resulting impact on Temple-Inland’s expected financial results for 2011 and future years;

•	recent and historical market prices for Temple-Inland common stock, as compared to the financial terms of the merger, including the fact that the merger consideration of $32.00 per share of Temple-Inland common stock represented approximately a 52% premium over $21.01, the closing price of shares of Temple-Inland common stock on the NYSE on June 6, 2011, the last full trading day before the first public announcement of IP’s offer to acquire Temple-Inland, and approximately a 30% premium over $24.63, the closing price of Temple-Inland shares on the NYSE on September 2, 2011, the last full trading day prior to public announcement of the merger;

•	the fact that the multiple of Temple-Inland’s last 12 months EBITDA to its enterprise value implied by the merger is at the high end of the range when compared to precedent transactions, which the Temple-Inland board believed was particularly meaningful given Temple-Inland’s record EBITDA over such period;

•	the feedback from many of Temple-Inland’s stockholders, including numerous long-term institutional stockholders, who strongly desired Temple-Inland to enter into a transaction to sell the Company to IP;

•	the financial presentation of Goldman Sachs and its opinion to the Temple-Inland board, to the effect that, as of the date of the merger agreement, and based upon and subject to the factors and assumptions set forth therein, the cash consideration to be paid to the holders of the outstanding shares of Temple-Inland common stock (other than IP and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B;

•	the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby, including the level of the commitment by IP to obtain applicable regulatory approvals and the absence of a financing condition, were the product of intensive arm’s-length negotiations among the parties and were designed to provide substantial certainty that the merger would ultimately be consummated on a timely basis; and

•	the fact that the merger consideration consists solely of cash, providing Temple-Inland stockholders with certainty of value and liquidity upon consummation.

The Temple-Inland board also considered the risk that the merger might not be completed in a timely manner or at all due to a failure to receive necessary regulatory and other approvals or due to the possible failure of another condition to the merger to be satisfied.

You should read “The Merger — Reasons for the Merger; Recommendation of the Temple-Inland Board” for a more detailed discussion of the factors that the Temple-Inland board considered in deciding to recommend the adoption of the merger agreement and approval of the merger.

Opinion of Goldman, Sachs & Co. (Page [ • ])

Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to the Temple-Inland board that, as of September 6, 2011 and based upon and subject to the factors and assumptions set forth therein, the $32.00 per share of Temple-Inland common stock in cash to be paid to the holders (other than IP and its affiliates) of outstanding shares of Temple-Inland common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 6, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Temple-Inland board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Temple-Inland common stock or other securities should vote with respect to the merger or any other matter.

We encourage our stockholders to read Goldman Sachs’ opinion carefully and in its entirety. For a further discussion of Goldman Sachs’ opinion, see “The Merger — Opinion of Goldman Sachs” beginning on page [ • ].

Treatment of Options and Other Equity Awards (Page [ • ])

Stock Options.  Upon the closing of the merger, each outstanding option to acquire Temple-Inland common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of Temple-Inland common stock underlying the option multiplied by the amount (if any) by which the per share merger consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes.

Other Equity-Based Awards.  Upon the closing of the merger, each restricted share, phantom share, restricted unit, performance stock unit and restricted stock unit (other than cash-settled fixed price restricted units) will be vested in full and cancelled in exchange for the right to receive a cash payment equal to the per share merger consideration, less any applicable withholding taxes.

Cash-Settled Fixed Price Restricted Units.  Upon the closing of the merger, each cash-settled fixed price restricted unit will be cancelled and be converted into the right to receive a cash payment equal to the per unit fixed price determined at the time that the unit was granted, less any applicable withholding taxes.

Material U.S. Federal Income Tax Consequences of the Merger (Page [ • ])

In general, the receipt of cash in exchange for shares of Temple-Inland common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Holders of Temple-Inland common stock should consult their tax advisors about the tax consequences to them of the exchange of shares of Temple-Inland common stock for cash pursuant to the merger in light of their particular circumstances.

Interests of Temple-Inland’s Directors and Executive Officers in the Merger (Page [ • ])

Temple-Inland’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Temple-Inland stockholders. The members of the Temple-Inland board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the Temple-Inland stockholders that the merger agreement be approved and adopted. For purposes of all of the Temple-Inland agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control. The interests include the following:

•	Equity compensation awards vest upon closing of the merger and short-term incentive compensation plans will be paid at the greater of target level and actual performance if the closing of the merger occurs in 2011 and on a pro rata basis at target level if the closing of the merger occurs in 2012.

•	All of Temple-Inland’s executive officers, including all of its named executive officers, are eligible to receive severance and other benefits in the case of qualifying terminations of employment (such as a termination of employment by Temple-Inland without “cause” or by the applicable executive officer for “good reason”) in connection with a change in control under individual employment or change in control agreements with Temple-Inland.

•	Under certain of Temple-Inland’s deferred compensation programs, upon the closing of the merger, the deferred compensation accounts for each participant will be distributed in a lump sum.

•	Executive officers and directors of Temple-Inland also have rights to indemnification and directors’ and officers’ liability insurance that will survive the closing of the merger.

Common Stock Ownership of Directors and Executive Officers (Page [ • ])

As of [ • ] [ • ], 2011, the directors and executive officers of Temple-Inland beneficially owned in the aggregate approximately [ • ] of the shares of Temple-Inland common stock entitled to vote at the special meeting or approximately [ • ]% of Temple-Inland’s outstanding common stock. We currently expect that each of these individuals will vote all of his or her shares of Temple-Inland common stock in favor of each of the proposals.

Amendment to Temple-Inland’s Rights Agreement (Page [ • ])

On September 6, 2011, Temple-Inland entered into an amendment to its Rights Agreement, dated as of June 7, 2011, between Temple-Inland and Computershare Trust Company, N.A., rendering the rights agreement inapplicable to the merger agreement and the transactions contemplated by the merger agreement. In particular, the amendment to the rights agreement provides that (1) no person will be deemed to be an Acquiring Person (as defined in the rights agreement) and no distribution of rights will occur solely by virtue of the approval, execution, delivery or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement and (2) the rights will expire immediately at the effective time of the merger.

Appraisal Rights (Page [ • ])

Under the DGCL, Temple-Inland stockholders who do not vote in favor of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares of Temple-Inland common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they strictly comply with other DGCL procedures that are explained in this proxy statement.

Conditions to the Merger (Page [ • ])

Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

•	adoption of the merger agreement by an affirmative vote of at least a majority of the outstanding shares of Temple-Inland common stock;

•	absence of any statute, rule or regulation by any court, arbitral tribunal or other governmental or other regulatory authority or agency of competent jurisdiction that prohibits or makes unlawful the consummation of the merger, and the absence of any judgment, injunction, order, restraint or prohibition of a court or other tribunal of competent jurisdiction in effect temporarily or permanently prohibiting the consummation of the merger;

•	expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the HSR Act), Mexico’s Federal Law on Economic Competition or any agreement with the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division; and

•	the expiration, lapse or termination of all applicable waiting and other time periods and the receipt of all regulatory clearances under other applicable state or foreign, antitrust, competition, fair trade or other applicable laws in any relevant jurisdiction, other than the failure of which to expire, lapse, terminate or be obtained would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (1) Temple-Inland and its subsidiaries, taken as a whole, (2) IP and its subsidiaries, taken as a whole, but deemed for this purpose to be the same size as Temple-Inland and its subsidiaries, taken as a whole, or (3) Temple-Inland, IP and their respective subsidiaries, taken as a whole, but deemed for this purpose to be the same size as Temple-Inland and its subsidiaries, taken as a whole (we refer to (1), (2) or (3) herein as a regulatory material adverse effect), or result in criminal liability for any officer or director of IP, Temple-Inland or any of their respective subsidiaries.

Conditions to Temple-Inland’s Obligations.  The obligation of Temple-Inland to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	IP’s and Metal Acquisition Inc.’s representations and warranties being true and correct, subject to various materiality qualifiers, on the date of the merger agreement and on the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or period, as of the specified date or period);

•	IP’s and Metal Acquisition Inc.’s performance in all material respects of and compliance in all material respects with all covenants required to be performed or complied with by them under the merger agreement; and

•	the receipt by Temple-Inland of an officer’s certificate by IP certifying to the effect that the foregoing two conditions have been satisfied.

Conditions to IP’s and Metal Acquisition Inc.’s Obligations.  The obligation of IP and Metal Acquisition Inc. to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	Temple-Inland’s representations and warranties being true and correct, subject to various materiality and other qualifiers, on the date of the merger agreement and on the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or period, as of the specified date or period);

•	Temple-Inland’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by it under the merger agreement;

•	the receipt by IP of an officer’s certificate by Temple-Inland certifying to the effect that the foregoing two conditions have been satisfied; and

•	there not having occurred, since January 1, 2011, a material adverse effect on Temple-Inland.

Termination of the Merger Agreement (Page [ • ])

Temple-Inland and IP may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either IP or Temple-Inland may terminate the merger agreement at any time before the consummation of the merger if:

•	the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would cause a condition of the terminating party’s obligation to consummate the merger not to be satisfied, and (2) cannot be cured within 20 business days, but only if the party seeking to terminate is not in material breach of any representation, warranty, covenant or agreement in the merger agreement;

•	the merger has not been completed on or before June 6, 2012 (which we refer to as the outside date) and the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been a principal cause of the failure to consummate the merger on or before the outside date;

•	the special meeting has concluded without the approval of the merger by Temple-Inland’s stockholders, but Temple-Inland may not exercise this termination right if it has materially breached the non-solicitation provisions of the merger agreement; and

•	a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been entered by a governmental entity in a jurisdiction that is material to the business and operations of Temple-Inland, and the party seeking to terminate the merger agreement has complied with its obligations to obtain the required governmental and other approvals.

•	IP may also terminate the merger agreement if the Temple-Inland board agrees to, approves, endorses or recommends a competing proposal (as defined in the section entitled “The Merger Agreement — No Solicitation”), or withdraws, changes, amends, modifies or qualifies in a manner adverse to IP its recommendation that Temple-Inland stockholders vote in favor of the adoption of the merger agreement.

Termination Fees (Page [ • ])

Temple-Inland has agreed to pay IP a fee of $105 million if:

•	(1) IP terminates the merger agreement because the Temple-Inland board has agreed to, approved, endorsed or recommended a competing proposal, or withdrawn, changed, amended, modified or qualified in a manner adverse to IP its recommendation that Temple-Inland stockholders vote to adopt the merger agreement, or (2) Temple-Inland terminates the merger agreement because of a breach of the merger agreement by IP during any time at which IP would have been entitled to terminate the merger agreement due to a change of the recommendation of the Temple-Inland board; or

•	(1) a competing proposal has been publicly announced or has become publicly known and not withdrawn prior to the special meeting, (2) IP terminates the merger agreement on the grounds that the merger has not been completed by the outside date or the approval of Temple-Inland stockholders was not obtained at the special meeting and (3) concurrently with or within 12 months after such termination, a definitive agreement providing for a competing proposal is entered into or consummated by Temple-Inland.

IP has agreed to pay Temple-Inland a fee of $200 million if (1) Temple-Inland or IP terminates the merger agreement because the merger has not been completed by the outside date or because a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been entered by a governmental entity in a jurisdiction that is material to the business and operations of Temple-Inland and (2) at the time of such termination, all of IP’s and Metal Acquisition Inc.’s conditions to consummating the merger have been satisfied or waived (or if the closing would have taken place on the date of the termination, the conditions would have been satisfied) other than the conditions relating to regulatory approvals and injunctions (to the extent any such injunctions relate to regulatory law).

No Solicitation (Page [ • ])

Temple-Inland has agreed to, and to use its reasonable best efforts to cause its and its subsidiaries’ representatives to, cease any existing discussions or negotiations with any party with respect to any competing proposal and, except as described below, is prohibited from releasing any third party from any confidentiality or standstill agreement to which Temple-Inland is a party. In addition, subject to the below exception, Temple-Inland has agreed to not, to not permit its subsidiaries to, and to use reasonable best efforts to cause its representatives (which include directors, officers, and financial and legal advisors) to not:

•	solicit, initiate or knowingly facilitate or encourage the submission or announcement of any proposal or offer that constitutes, or may reasonably be expected to lead to, a competing proposal;

•	enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, any proposal or offer that constitutes, or may reasonably be expected to lead to, a competing proposal;

•	engage in discussions with any person with respect to any competing proposal (other than to clarify the terms of the competing proposal);

•	agree to, approve, endorse or recommend any competing proposal (or publicly propose to do so);

•	withdraw, change, amend, modify or qualify in a manner adverse to IP or Metal Acquisition Inc., the Temple-Inland board’s recommendation that Temple-Inland stockholders vote in favor of adopting the merger agreement (or publicly propose to do so), or otherwise make any public statement inconsistent with the Temple-Inland board’s recommendation that Temple-Inland stockholders vote in favor of the merger agreement;

•	enter into any letter of intent or similar document or any agreement or commitment providing for any competing proposal; or

•	resolve, propose or agree to do any of the foregoing.

If, however, prior to obtaining a vote of Temple-Inland’s stockholders in favor of adopting the merger agreement, Temple-Inland receives from a third party a competing proposal that (1) constitutes a superior proposal (as defined in the section entitled “The Merger Agreement — No Solicitation”) or (2) the Temple-Inland board determines in good faith, after consultation with Temple-Inland’s outside legal counsel and financial advisors, could reasonably be expected to result in a superior proposal, Temple-Inland is permitted, subject to certain limitations, to:

•	furnish non-public information to the third party under a confidentiality agreement that contains terms that are no less favorable in the aggregate to Temple-Inland than those contained in the confidentiality agreement between IP and Temple-Inland, and that does not include any provision having the effect of prohibiting Temple-Inland from satisfying its obligations under the merger agreement; and

•	engage in discussions or negotiations with the third party with respect to the competing proposal.

Regulatory Approvals (Page [ • ])

Under the provisions of the HSR Act, the merger may not be completed until notification and report forms have been filed with the Antitrust Division and the Federal Trade Commission, which we refer to as the FTC, by IP and Temple-Inland and the applicable waiting period has expired or been terminated. IP and Temple-Inland filed their notification and report forms with the Antitrust Division and the FTC under the HSR Act on July 12, 2011 and July 22, 2011, respectively, in connection with IP’s now-terminated cash tender offer for 100% of Temple-Inland common stock commenced on July 12, 2011. On July 27, 2011, IP and Temple-Inland received requests for additional information and documentary material from the Antitrust Division, which we refer to as the Second Request. The notification and report forms filed by IP and Temple-Inland in connection with IP’s cash tender offer remain applicable to the merger. On August 24, 2011, IP and Temple-Inland entered into separate timing agreements with the Antitrust Division. Pursuant to these timing agreements, the parties may not consummate the merger until at least the latest of (1) December 31, 2011, (2) 70 calendar days following the date on which IP certifies substantial compliance with the Second Request, or (3) 60 calendar days following the date on which Temple-Inland certifies substantial compliance with the Second Request, unless the Antitrust Division provides IP and Temple-Inland with prior written notice that the investigation has been closed. The period of non-consummation under these timing agreements may be extended by court order or with the consent of IP and Temple-Inland.

On September [ • ], 2011, IP and Temple-Inland filed their respective notifications of concentration with the Mexican Federal Competition Commission, which we refer to as the MFCC. The filing triggered an initial waiting period of ten business days, during which the parties may not close the transaction. Within that period, the MFCC may issue an order not to close the merger during the review process, which we refer to as a stop order. If the MFCC issues a stop order, the merger may not be closed during the review period. The standard review period is 35 business days from filing and may be extended if the MFCC issues a request for additional information.

The parties also derive revenues in other jurisdictions where merger control filings or approvals may be required or advisable in connection with the consummation of the merger. The parties have made or will make filings in such other jurisdictions as may be required or advisable.

Should the FTC, the Antitrust Division, state antitrust authorities or competition authorities in other foreign countries raise antitrust objections to the merger, IP is required to take all actions as may be necessary to resolve such objections and agree to avoid or eliminate, and minimize the impact of any impediment so as to close the merger before the outside date, but IP is not required to take any action that, individually or in the aggregate, would reasonably be expected to have a regulatory material adverse effect.

Current Market Price of Temple-Inland Common Stock (Page [ • ])

The closing sale price of Temple-Inland common stock on the NYSE on [ • ] [ • ], 2011 was $[ • ]. You are encouraged to obtain current market quotations for Temple-Inland common stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a holder of shares of Temple-Inland common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We sometimes make reference to Temple-Inland Inc. and its subsidiaries in this proxy statement by using the terms “Temple-Inland,” the “Company,” “we,” “our” or “us.”

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of Temple-Inland stockholders will be held at [the Hyatt Regency Austin, 208 Barton Springs, Austin, Texas 78704, on [ • ], [ • ] [ • ], 2011, at 9:00 a.m., local time]. You should read the section entitled “The Special Meeting” beginning on page [ • ].

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote upon (1) the adoption of the merger agreement, (2) on an advisory (non-binding) basis, the compensation to be paid to Temple-Inland’s named executive officers that is based on or otherwise relates to the merger, (3) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to adopt the merger agreement, and (4) such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q.	What will a Temple-Inland stockholder receive when the merger occurs?

A:	For every share of Temple-Inland common stock held at the time of the merger, Temple-Inland stockholders will be entitled to receive $32.00 in cash, without interest, less any applicable withholding taxes. We refer to this amount in this proxy statement as the per share merger consideration. Holders of shares who perfect appraisal rights, if any, will not receive the per share merger consideration, but will instead be paid the fair value of their shares, as determined by the Delaware Court of Chancery, unless such holder subsequently withdraws such holder’s demand for appraisal.

Q:	What will happen in the merger to stock options and other equity-based awards that have been granted to employees, officers and directors of Temple-Inland?

A:	Stock options and other equity-based awards that have been granted to employees, officers and directors of Temple-Inland will be treated as follows:

• Stock Options. Upon the closing of the merger, each outstanding option to acquire Temple-Inland common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of Temple-Inland common stock underlying the option multiplied by the amount (if any) by which the per share merger consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes.

• Other Equity-Based Awards. Upon the closing of the merger, each restricted share, phantom share, restricted unit, performance stock unit and restricted stock unit (other than cash-settled fixed price restricted units) will be vested in full and cancelled in exchange for the right to receive a cash payment equal to the per share merger consideration, less any applicable withholding taxes.

• Cash-Settled Fixed Price Restricted Units. Upon the closing of the merger, each cash-settled fixed price restricted unit will be cancelled and converted into the right to receive a cash payment equal to the per unit fixed price determined at the time that the unit was granted, less any applicable withholding taxes.

Q:	How does the per share merger consideration compare to the market price of Temple-Inland common stock?

A:	The per share merger consideration represents approximately a 52% premium over $21.01, the closing price of Temple-Inland common stock on the NYSE on June 6, 2011, the last full trading day before the first public announcement of IP’s offer to acquire Temple-Inland for $30.60 per share, approximately a 49% premium over $21.50, the trailing 12 month (June 7, 2010 to June 6, 2011) average of the daily closing prices of the shares of Temple-Inland common stock, and approximately a 30% premium over $24.63, the closing price of Temple-Inland common stock on the NYSE on September 2, 2011, the last trading day before the date the merger was publicly announced. The closing sale price of Temple-Inland common stock on the NYSE on [ • ], 2011 was $[ • ]. You are encouraged to obtain current market quotations for Temple-Inland common stock in connection with voting your shares.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is October 14, 2011. If you own shares of Temple-Inland common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were approximately [ • ] shares of Temple-Inland common stock issued and outstanding.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	Under Delaware law, the adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Temple-Inland common stock.

Q:	What vote of our stockholders is required to approve on an advisory (non-binding) basis, the compensation to be paid to Temple-Inland’s named executive officers that is based on or otherwise relates to the merger?

A:	The approval on an advisory (non-binding) basis of the compensation to be paid to Temple-Inland’s named executive officers that is based on or otherwise relates to the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Temple-Inland common stock represented in person or by proxy at the special meeting and entitled to vote thereon. Because the vote is advisory only, if the proposal does not receive the affirmative vote of the holders of a majority of the outstanding shares of Temple-Inland common stock, such a vote would not be binding on Temple-Inland.

Q.	What vote of our stockholders is required to adopt the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies?

A.	The adoption of the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of shares of Temple-Inland common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

Q.	How does the Temple-Inland board recommend that I vote on the proposals?

A:	The Temple-Inland board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Temple-Inland stockholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Temple-Inland’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger — Interests of Temple-Inland’s Directors and Executive Officers in the Merger — Golden Parachute Compensation for Temple-Inland’s Named Executive Officers.” You should read the section entitled “The Merger — Reasons for the Merger; Recommendation of the Temple-Inland Board” beginning on page [ • ]. The Temple-Inland board also recommends that you vote “FOR” the adoption of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to facilitate the adoption of the merger agreement.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because under Delaware law the adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Temple-Inland common stock, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Because the approval, on an advisory (non-binding)

basis, of the compensation that may be paid or payable to Temple-Inland’s named executive officers in connection with the merger and the adoption of a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, each requires the affirmative vote of at least a majority of the shares of Temple-Inland common stock represented in person or by proxy at the special meeting and entitled to vote thereon, abstentions will count as a vote “AGAINST” each such proposal but the failure to vote your shares will have no effect on the outcome of either of such proposals unless the shares are counted as present at the special meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares in one of the ways described below. You have one vote for each share of Temple-Inland common stock you own as of the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

• submitting your proxy by using the Internet voting instructions printed on each proxy card you receive;

• submitting your proxy by using the telephone number printed on each proxy card you receive;

• submitting your proxy by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

• by appearing in person at the special meeting.

If you are submitting your proxy by telephone or via the Internet, your voting instructions must be received by [ • ] a.m., [ • ] time, on [ • ] [ • ], 2011.

Submitting your proxy via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person to ensure that your shares of Temple-Inland common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Temple-Inland’s named executive officers in connection with the merger and “FOR” the adoption of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. With respect to any other matter that properly comes before the special meeting, the persons appointed as proxies will vote the shares of Temple-Inland common stock represented by the proxy as directed by the Temple-Inland board.

Q:	How do I vote if my shares of Temple-Inland common stock are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares of Temple-Inland common stock are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares of Temple-Inland common stock, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares of Temple-Inland common stock for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares of Temple-Inland common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares of Temple-Inland common stock are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares of Temple-Inland common stock held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:	Your brokerage firm, bank, trust or other nominee will not be able to vote your shares of Temple-Inland common stock unless you have properly instructed your nominee on how to vote. Because the adoption of the merger agreement requires an affirmative vote of at least a majority of the outstanding shares of Temple-Inland common stock for approval, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the proposals to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Temple-Inland’s named executive officers in connection with the merger and to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies require the affirmative vote of at least a majority of the shares of common stock present or represented at the special meeting and entitled to vote thereon, and because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on these proposals, the failure to instruct your broker or other nominee with voting instructions on how to vote your shares will have no effect on the approval of these proposals unless the shares are otherwise counted as present at the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders representing a majority of the shares of Temple-Inland common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you submit a properly executed proxy card by mail, submit your proxy by telephone or via the Internet or vote in person at the special meeting, then your shares of Temple-Inland common stock will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker or nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of Temple-Inland common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares of Temple-Inland common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive by mail or submit your proxy by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the stockholder of record of Temple-Inland common stock, you have the right to change or revoke your proxy at any time prior to it being voted at the special meeting:

• if you submitted your proxy by telephone or the Internet, by submitting another proxy by telephone or the Internet in accordance with the instructions on the proxy card;

• by delivering to Temple-Inland’s Corporate Secretary, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

• by submitting a later-dated proxy card relating to the same shares of Temple-Inland common stock; or

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Temple-Inland Inc.
1300 MoPac Expressway South, 3rd Floor
Austin, Texas 78746
Attn.: Leslie K. O’Neal, Senior Vice President and Corporate Secretary

If you are a “street name” holder of Temple-Inland common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Temple-Inland common stock for the per share merger consideration. If your shares of Temple-Inland common stock are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of Temple-Inland common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of Temple-Inland common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of such shares. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Appraisal Rights” on page [ • ] and Annex C.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Stockholders are entitled to appraisal rights under Section 262 of the DGCL provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see “Appraisal Rights” on page [ • ]. In addition, a copy of Section 262 of the DGCL is attached as Annex C to this proxy statement. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q:	Who can answer further questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of Temple-Inland common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokers call collect: (212) 269-5550
All others call toll-free: (800) 431-9633

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties and other factors, including, among others:

•	the effect of the announcement of the merger on Temple-Inland’s business relationships, operating results and business generally;

•	the retention of certain key employees by Temple-Inland;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the stockholder approval or other conditions to the closing of the merger not being satisfied, or the regulatory approvals required for the merger not being obtained on the terms expected or on the anticipated schedule; and

•	Temple-Inland’s and IP’s ability to meet expectations regarding the timing and closing of the merger.

In addition, we are subject to risks and uncertainties and other factors detailed in Temple-Inland’s annual report on Form 10-K for the fiscal year ended January 1, 2011, filed with the Securities and Exchange Commission, which we refer to as the SEC, on February 22, 2011, and updated in our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page [ • ]. Many of the factors that will determine Temple-Inland’s future results are beyond Temple-Inland’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent Temple-Inland’s views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Temple-Inland stockholders as part of the solicitation of proxies by the Temple-Inland board for use at the special meeting to be held at [the Hyatt Regency Austin, 208 Barton Springs, Austin, Texas 78704, on [ • ], [ • ] [ • ], 2011, at 9:00 a.m., local time] or at any postponement or adjournment thereof. The purpose of the special meeting is for Temple-Inland stockholders to consider and vote upon adoption of the merger agreement, on an advisory (non-binding) basis, the compensation to be paid to Temple-Inland’s named executive officers that is based on or otherwise relates to the merger, the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. Temple-Inland stockholders must adopt the merger agreement in order for the merger to occur. If Temple-Inland stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on October 14, 2011 as the record date for the special meeting, and only holders of record of Temple-Inland common stock on the record date are entitled to vote at the special meeting. As of the record date, there were [ • ] shares of Temple-Inland common stock outstanding and entitled to vote.

Each share of Temple-Inland common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Temple-Inland common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Temple-Inland common stock represented at the special meeting but not voted, including shares of Temple-Inland common stock for which proxies have been received but for which stockholders have abstained from voting, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Required Votes

Vote for Approval of the Merger

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to adopt the merger agreement. Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of outstanding shares of Temple-Inland common stock representing at least a majority of the shares entitled to vote at the special meeting. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Advisory (Non-Binding) Vote on Golden Parachutes

In accordance with Section 14A of the Exchange Act of 1934, as amended (which we refer to as the Exchange Act), Temple-Inland is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by those rules, Temple-Inland is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Temple-Inland’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of the proxy statement entitled “Interests of Temple-Inland’s Directors and Executive Officers in the Merger — Golden Parachute Compensation for Temple Inland’s Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

Temple-Inland has entered into individual agreements that provide for benefits upon a qualifying termination of employment following a change in control because it is necessary to do so in order to recruit new executives in its industry, which has experienced ongoing consolidation. These change in control protections also serve as a retention device, particularly during a potential change in control when executives may leave to pursue other employment out of concern for their job security.

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the executive compensation and vice versa. Because the vote on executive compensation paid or that may become payable in connection with the merger is advisory only, it will not be binding on either Temple-Inland or IP. Accordingly, because Temple-Inland is contractually obligated to pay the compensation, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

The affirmative vote of at least a majority of the shares of Temple-Inland common stock present in person or by proxy and entitled to vote on the matter will be required to approve the advisory resolution on executive compensation payable to Temple-Inland’s named executive officers in connection with the merger. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the proposal, and if you fail to vote, it will have no effect on the outcome of the proposal unless the shares are counted as present at the special meeting.

Vote for Approval of an Adjournment of the Special Meeting

The adoption of the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the shares of Temple-Inland common stock represented in person or by proxy at the special meeting and entitled to vote thereon. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the proposal to adjourn the special meeting, and if you fail to vote, it will have no effect on the outcome of the proposal unless the shares are counted as present at the special meeting.

As of [ • ], [ • ] [ • ], 2011, Temple-Inland’s directors and executive officers held and are entitled to vote, in the aggregate, approximately [ • ] shares of Temple-Inland common stock, representing approximately [ • ]% of the outstanding shares of Temple-Inland common stock. We currently expect that each of Temple-Inland’s directors and executive officers will vote their shares of Temple-Inland common stock in favor of the proposals to be presented at the special meeting.

Proxies and Revocation

If you are a stockholder of record of your shares of Temple-Inland common stock and you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail that is received by Temple-Inland at any time prior to the closing of the polls at the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the approval, on an advisory basis, of the compensation that may be paid or become payable to Temple-Inland’s named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of the Temple-Inland board on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof, for a vote.

If your shares of Temple-Inland common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares of Temple-Inland common stock voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker. Brokers who hold shares of Temple-Inland common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker or other nominee holds your shares of Temple-Inland common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Proxies received by Temple-Inland at any time prior to the closing of the polls at the special meeting, in the case of proxies submitted by using proxy cards, or [ • ] a.m. [ • ] time on [ • ] [ • ], 2011, in the case of proxies submitted by telephone or Internet, that have not been revoked or superseded before being voted, will be voted at the special meeting.

If you are a stockholder of record of your shares of Temple-Inland common stock, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you submitted your proxy by telephone or the Internet, by submitting another proxy by telephone or the Internet;

•	by delivering to Temple-Inland’s Corporate Secretary, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Temple-Inland common stock; or

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Temple-Inland Inc.
1300 MoPac Expressway South, 3rd Floor
Austin, Texas 78746
Attn.: Leslie K. O’Neal, Senior Vice President and Corporate Secretary

If you are a “street name” holder of Temple-Inland common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Adjournments and Postponements

Under the terms of the merger agreement, if there are insufficient votes at the time of the special meeting, or any adjournment or postponement thereof, to adopt the merger agreement, then Temple-Inland may, and IP may require Temple-Inland to, adjourn or postpone the special meeting up to two times for a period of not more than 15 calendar days in the aggregate. The stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called. Any signed proxies received by Temple-Inland prior to the closing of the polls at the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Because a majority of the votes represented at the meeting is required to approve the proposal to adjourn the meeting, abstentions will have the same effect on such proposal as a vote “AGAINST” the proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Temple-Inland stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This solicitation of proxies is being made by Temple-Inland and the cost of this solicitation is being borne by Temple-Inland. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for the special meeting for a fee of approximately $20,000, plus reimbursement of reasonable out-of-pocket expenses. D.F. King’s employees and our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the Internet. D.F. King expects that approximately 50 of its employees will assist in the solicitation. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.templeinland.com. Our directors, officers and employees may also solicit proxies by personal interview, mail, electronic mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Temple-Inland common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, D.F. King, toll-free at (800) 431-9633 or collect at (212) 269-5550.

List of Stockholders

A list of our stockholders entitled to vote at the special meeting will be available for inspection for any purpose germane to the meeting at our principal executive offices at least ten days prior to the date of the special meeting and continuing through the special meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

THE COMPANIES

Temple-Inland Inc.

Temple-Inland is a Delaware corporation that was organized in 1983. We manufacture corrugated packaging and building products, which we report as separate operating segments. Our principal executive offices are located at 1300 MoPac Expressway South, 3rd Floor, Austin, Texas 78746. Our telephone number is (512) 434-5800. Temple-Inland’s home page on the Internet is www.templeinland.com. The information provided on Temple-Inland’s website is not part of this proxy statement and is not incorporated herein by reference.

International Paper Company

International Paper Company is a global paper and packaging company that is complemented by an extensive North American merchant distribution system, with primary markets and manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. IP is a New York corporation, incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898. IP’s principal executive offices are located at 6400 Poplar Avenue, Memphis, Tennessee 38197, and its telephone number is (901) 419-7000. IP’s home page on the Internet is www.internationalpaper.com. The information provided on IP’s website is not part of this proxy statement and is not incorporated herein by reference.

Metal Acquisition Inc.

Metal Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of IP, was formed solely for the purpose of facilitating IP’s acquisition of Temple-Inland. Metal Acquisition Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with its acquisition of Temple-Inland, including the commencement of a tender offer for all outstanding shares of Temple-Inland common stock on July 12, 2011. Upon consummation of the proposed merger, Metal Acquisition Inc. will merge with and into Temple-Inland and will cease to exist. Metal Acquisition Inc.’s principal executive offices are located at 6400 Poplar Avenue, Memphis, Tennessee 38197, and its telephone number is (901) 419-7000.

THE MERGER

Background of the Merger

On May 17, 2011, John Faraci, Chairman and CEO of IP, telephoned Doyle Simons, Chairman and CEO of Temple-Inland, to propose that IP acquire all the outstanding shares of Temple-Inland’s common stock for $30.60 per share in cash. Mr. Simons told Mr. Faraci that he believed IP’s proposal severely undervalued Temple-Inland. Mr. Faraci also requested an in-person meeting with Mr. Simons. That same day, Mr. Simons contacted E. Linn Draper, Lead Director of the Temple-Inland board, and informed Dr. Draper of the proposal and discussed calling a meeting of the Temple-Inland board to discuss the proposal. Mr. Simons also contacted Temple-Inland’s existing independent financial advisor, Goldman Sachs, and legal advisor, Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell Lipton.

The next day, Mr. Simons convened a telephonic meeting of the Temple-Inland board. Also participating were representatives from Temple-Inland’s independent financial and legal advisors. Mr. Simons updated the board as to IP’s proposal, and the board discussed the process to be followed in analyzing and responding to the proposal, including the request for Mr. Simons to meet with Mr. Faraci in person. Mr. Simons explained that the Company and Goldman Sachs would analyze the financial terms of the proposal and that after this analysis was complete the board would reconvene to consider the proposal. After the meeting, Mr. Simons called Mr. Faraci and agreed to meet in person on May 26, 2011. On May 20, 2011, Mr. Simons received a letter dated May 19, 2011 from Mr. Faraci summarizing the terms of the proposal that he had previously conveyed to Mr. Simons over the phone.

As previously agreed, on May 26, 2011, Mr. Simons met with Mr. Faraci in person in Austin, Texas. Mr. Faraci repeated IP’s proposal to purchase all of the outstanding shares of Temple-Inland common stock for a price of $30.60 per share in cash and presented Mr. Simons with certain advocacy materials relating to IP’s proposed price. Mr. Simons again told Mr. Faraci that he believed that the proposal severely undervalued Temple-Inland. Mr. Simons also informed Mr. Faraci that he was scheduling a board meeting to review IP’s proposal and that such a meeting would take place within the next ten days. Mr. Simons told Mr. Faraci that he would contact Mr. Faraci following the board meeting.

On May 27, 2011, Mr. Simons received a second letter from Mr. Faraci repeating IP’s proposal to acquire Temple-Inland for $30.60 per share of Temple-Inland common stock. Mr. Faraci requested a response to the proposal no later than Saturday, June 4. Mr. Faraci concluded the letter by stating that although IP preferred to enter into a negotiated transaction with Temple-Inland, IP was prepared to make an unsolicited offer directly to the Temple-Inland stockholders.

On June 4, 2011, the Temple-Inland board met and, after careful consideration with Goldman Sachs and Wachtell Lipton, voted unanimously to reject IP’s proposal after the board determined unanimously that the proposal grossly undervalued Temple-Inland and was not in the best interest of Temple-Inland’s stockholders. The board authorized Mr. Simons to communicate its rejection to Mr. Faraci. Later that day, Mr. Simons called Mr. Faraci to communicate the board’s rejection of the proposal. Shortly after the call, Mr. Simons also sent Mr. Faraci a letter repeating the Temple-Inland board’s rejection of IP’s proposal of $30.60 per share.

On June 6, 2011, Mr. Faraci called Mr. Simons to express his disappointment with the Temple-Inland board’s rejection of the proposal and inform him that IP would be making its proposal public. Shortly after the phone call and the closing of trading on the NYSE, IP issued a press release announcing its proposal to acquire all outstanding shares of Temple-Inland common stock for $30.60 in cash per share. After issuing the press release, Mr. Faraci also sent a letter to Mr. Simons, stating that given the lack of interest expressed by the Temple-Inland board’s unanimous rejection of IP’s proposal, IP would take its offer directly to Temple-Inland’s stockholders.

Later that day, Temple-Inland issued a press release stating that after careful consideration with its independent financial and legal advisors, the Temple-Inland board had previously voted unanimously to reject IP’s initial proposal at the same price of $30.60 per share after the board had determined unanimously that the proposal grossly undervalued Temple-Inland and was not in the best interest of Temple-Inland’s stockholders.

At a meeting on June 7, 2011, the Temple-Inland board, after presentations by Temple-Inland’s independent financial and legal advisors, and after careful consideration, voted unanimously to adopt a stockholder rights plan and declare a dividend distribution of one preferred share purchase right on each outstanding share of Temple-Inland common stock. Following the board meeting, Temple-Inland issued a press release announcing its adoption of the stockholder rights plan.

On June 23, 2011, at Mr. Faraci’s request, Mr. Simons met Mr. Faraci in person in Washington, D.C. Mr. Faraci stated that IP would like the opportunity to conduct due diligence with respect to certain specified matters. Mr. Simons again informed Mr. Faraci that IP’s current proposal undervalued the Company. Mr. Simons added that if IP were to make a proposal that provided appropriate value to the Company’s stockholders, he would recommend to the Temple-Inland board that IP be allowed to conduct due diligence and that the companies enter into negotiations.

On July 12, 2011, IP commenced a tender offer for all the shares of Temple-Inland common stock for $30.60 per share in cash, with an initial expiration date of August 9, 2011.

On July 16, 2011, the Temple-Inland board of directors met to review the terms of IP’s tender offer with the assistance of Goldman Sachs and Wachtell Lipton. During this meeting, Goldman Sachs rendered an oral opinion to the Temple-Inland board, subsequently confirmed in writing, that as of July 16, 2011 and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration proposed to be paid to the holders of Temple-Inland common stock (other than Metal Acquisition Inc. and its affiliates) pursuant to IP’s tender offer was inadequate from a financial point of view to such holders. At the meeting, the Temple-Inland board unanimously determined that IP’s tender offer grossly undervalued Temple-Inland and was not in the best interests of Temple-Inland and its stockholders. Accordingly, the Temple-Inland board unanimously determined to recommend that the Temple-Inland stockholders reject IP’s offer and not tender their shares of Temple-Inland common stock into the tender offer.

On July 18, 2011, Temple-Inland filed a Solicitation/Recommendation Statement on Schedule 14D-9, in which it announced that the Temple-Inland board had rejected the unsolicited tender offer from IP and recommended that Temple-Inland stockholders not tender their shares into IP’s offer.

On August 9, 2011, IP extended to September 8, 2011 its tender offer for $30.60 per share of Temple-Inland common stock.

On August 29, 2011, Mr. Faraci called Mr. Simons to request again the opportunity to conduct due diligence with respect to certain specified matters previously requested and with respect to the Bogalusa incident and the Tepper litigation (each as defined below). Information relating to the Bogalusa incident and the Tepper litigation is set forth in the Current Reports on Form 8-K filed by Temple-Inland on August 17, 2011, August 23, 2011 and August 29, 2011.

On September 2, 2011, following Mr. Faraci’s request, the Temple-Inland board met with its independent financial advisor and legal advisor to discuss the status of IP’s tender offer. At that meeting, the Temple-Inland board discussed current economic and industry conditions, revised financial analyses and forecasts, recent developments involving the Company and feedback from many of the Company’s stockholders, including numerous long-term institutional stockholders, who strongly desired Temple-Inland to enter into a transaction with IP. The Temple-Inland board authorized the commencement of expedited due diligence and the entering into of negotiations for a potential acquisition of Temple-Inland and directed Mr. Simons to convey to Mr. Faraci Temple-Inland’s offer to enter into negotiations to sell Temple-Inland at a price of $34.50 per share in cash and to provide IP with expedited due diligence. Mr. Simons conveyed to Mr. Faraci the offer to enter into negotiations and the proposed price and stated that Wachtell Lipton would be sending a draft merger agreement and confidentiality agreement to IP’s outside legal counsel, Debevoise & Plimpton LLP, which we refer to as Debevoise, immediately following the call. Mr. Faraci responded that he would not enter into price negotiations without first conducting due diligence on the specified matters described above. Shortly following this call, Wachtell Lipton sent a draft confidentiality agreement and a draft merger agreement to Debevoise.

Later that evening, Mr. Faraci told Mr. Simons that IP would be able to provide Mr. Simons with an indication of price 72 hours after Temple-Inland and IP entered into a confidentiality agreement. Following this call, on the evening of September 2, 2011, Debevoise sent comments on the confidentiality agreement to Wachtell Lipton. Later that night, Temple-Inland and IP entered into a confidentiality agreement relating to the non-public information concerning Temple-Inland that IP would receive from Temple-Inland.

On September 3, 2011, Temple-Inland began providing IP and its advisors with access to a data room that contained information responsive to IP’s due diligence requests. Representatives of Temple-Inland also conducted telephonic due diligence sessions with representatives of IP. Due diligence continued on September 4, 2011, and on that day representatives of Temple-Inland conducted in-person due diligence sessions with representatives of IP.

On September 4, 2011, Debevoise returned a markup of the merger agreement to Wachtell Lipton. Wachtell Lipton and Debevoise discussed certain provisions of the merger agreement over the next few days and exchanged markups with each other.

On the night of September 5, 2011, the Temple-Inland board held a telephonic meeting during which Mr. Simons updated the board on the due diligence provided to IP over the long holiday weekend and Wachtell Lipton described certain terms of the proposed merger agreement. During the board meeting, Mr. Simons received a call from Mr. Faraci, who told him that IP’s board had just met by phone and had authorized him to offer a “best and final” price of $32.00 in cash per share of Temple-Inland common stock, which offer was contingent on Temple-Inland signing the merger agreement substantially in the form in which it then stood. Mr. Simons conveyed this message to the Temple-Inland board, and the board instructed Mr. Simons to continue to negotiate with Mr. Faraci with respect to price and certain contractual terms relating to deal certainty that it requested be strengthened.

Following the Temple-Inland board meeting, Mr. Simons called Mr. Faraci and conveyed the Temple-Inland board’s message. Mr. Faraci stated that he had no additional flexibility with respect to price but that he could consider the other requests. Wachtell Lipton and Debevoise continued to negotiate the terms of the merger agreement through the night of September 5 and early morning of September 6.

Early on the morning of September 6, 2011, the Temple-Inland board met by telephone and Wachtell Lipton provided the Temple-Inland board with a summary of the proposed merger agreement, including an update on revisions that were made to the terms of the merger agreement overnight following the Temple-Inland board’s meeting the prior night. Representatives of Goldman Sachs also reviewed with the Temple-Inland board the financial terms of IP’s proposal of $32.00 per share. Goldman Sachs delivered to the Temple-Inland board an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the cash merger consideration to be received by the holders (other than IP and its affiliates) of the outstanding shares of Temple-Inland common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B hereto.

After considering the proposed terms of the merger agreement with IP and the various presentations of its legal and financial advisors, and taking into consideration the factors described under “— Reasons for the Merger; Recommendation of the Temple-Inland Board,” the Temple-Inland board unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Temple-Inland stockholders and adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that Temple-Inland’s stockholders adopt the merger agreement.

Later that morning, Temple-Inland and IP executed the definitive merger agreement. Shortly thereafter, Temple-Inland and IP issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Temple-Inland Board

After careful consideration, the Temple-Inland board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Temple-Inland and its stockholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement.

In reaching its decision to adopt and approve, and declare advisable, the merger agreement and the transactions contemplated by the merger agreement, the Temple-Inland board consulted with Temple-Inland’s management, as well as its independent financial advisor and legal advisor, and considered a number of factors that the Temple-Inland board believed supported its decision, including the following:

•	its knowledge of Temple-Inland’s business, operations, financial condition, earnings, actual and contingent liabilities, and prospects, as well as the risks in achieving those prospects;

•	its knowledge of the current economic environment generally, including the recent downturn in the U.S. and global equity markets;

•	its knowledge of the uncertainty regarding the current and future outlook for the corrugated packaging and building products industries, and the challenges facing industry participants, including the delay in changes to linerboard prices that, as of June 2011, had been widely expected by industry analysts to increase in September 2011, and the resulting impact on Temple-Inland’s expected financial results for 2011 and future years;

•	recent and historical market prices for Temple-Inland common stock, as compared to the financial terms of the merger, including the fact that the merger consideration of $32.00 per share of Temple-Inland common stock represented approximately a 52% premium over $21.01, the closing price of Temple-Inland shares on the NYSE on June 6, 2011, the last full trading day before the first public announcement of IP’s offer to acquire Temple-Inland, and approximately a 30% premium over $24.63, the closing price of Temple-Inland shares on the NYSE on September 2, 2011, the last full trading day prior to public announcement of the merger;

•	the fact that the multiple of Temple-Inland’s last 12 months EBITDA to its enterprise value implied by the merger is at the high end of the range when compared to precedent transactions, which the Temple-Inland board believed was particularly meaningful given Temple-Inland’s record EBITDA over such period;

•	the feedback from many of Temple-Inland’s stockholders, including numerous long-term institutional stockholders, who strongly desired Temple-Inland to enter into a transaction to sell the Company to IP;

•	recent events affecting Temple-Inland and the resulting impact on its stock price and anticipated future stock price and the potential impact on IP’s pending tender offer, including (1) the discharge, in August 2011, into the Pearl River from Temple-Inland’s paper mill in Bogalusa, Louisiana, which we refer to as the Bogalusa incident, and (2) potential liabilities pursuant to the case filed in the United States District Court for the Northern District of Texas captioned Tepper v. Temple-Inland Inc., Case 3:11-cv-02088-D (filed August 22, 2011) or arising out of the matters that are the subject of the foregoing, which we refer to as the Tepper litigation;

•	the financial presentation of Goldman Sachs and its opinion to the Temple-Inland board, to the effect that, as of the date of the merger agreement, and based upon and subject to the factors and assumptions set forth therein, the cash consideration to be paid to the holders of the outstanding shares of Temple-Inland common stock (other than IP and its affiliates) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. A discussion of the opinion and presentation appears in the section below entitled “The Merger — Opinion of Goldman Sachs;”

•	the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby, including the level of the commitment by IP to obtain applicable regulatory approvals and the absence of a financing condition, were the product of intensive arm’s-length negotiations among the parties and were designed to provide substantial certainty that the merger would ultimately be consummated on a timely basis;

•	the fact that the merger consideration consists solely of cash, providing Temple-Inland stockholders with certainty of value and liquidity upon consummation;

•	the fact that, following public announcement of IP’s proposal, Temple-Inland and the Temple-Inland board considered various possible strategic alternatives available to Temple-Inland, including potential transactions with third parties, but none reached the negotiation stage;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, Temple-Inland may be permitted to furnish information to and conduct negotiations with third parties that make a bona fide unsolicited competing proposal for Temple-Inland (as defined in the section entitled “The Merger Agreement — No Solicitation”); and

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Temple-Inland board is permitted to change its recommendation to Temple-Inland stockholders after giving IP the opportunity to match any superior proposal or to negotiate further with Temple-Inland if an intervening event were to occur that would be reasonably likely to cause the Temple-Inland board to breach its fiduciary duties if it did not effect a change of recommendation.

The Temple-Inland board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the following:

•	the risks and costs to Temple-Inland if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effects on business relationships;

•	the fact that the merger might not be completed in a timely manner or at all due to a failure to receive necessary regulatory and other approvals, including under the HSR Act;

•	the fact that the all-cash price, while providing certainty of value upon consummation, would not allow Temple-Inland stockholders to participate in potential further appreciation of IP’s stock after the merger;

•	the fact that the receipt of the merger consideration in exchange for shares of Temple-Inland common stock pursuant to the merger would be a taxable transaction for United States federal income tax purposes;

•	the fact that there are restrictions on the conduct of Temple-Inland’s business prior to the consummation of the merger, requiring Temple-Inland to conduct its business in all material respects only in the ordinary course, subject to specific limitations;

•	the structure of the merger and the terms of the merger agreement, including the merger agreement’s non-solicitation and stockholder approval covenants, the inability of Temple-Inland to terminate the merger agreement in order to accept a superior proposal, and provision for Temple-Inland’s payment of a termination fee of $105 million to IP in the case of certain events, which the Temple-Inland board understood, while potentially having the effect of discouraging third parties from proposing a competing business transaction after the merger agreement was signed, were conditions to IP’s willingness to enter into the merger agreement; and

•	the fact that some of Temple-Inland’s directors and executive officers have other interests in the merger that are in addition to their interests as Temple-Inland stockholders, including as a result of employment and compensation arrangements with Temple-Inland and the manner in which they would be affected by the merger (see “— Interests of Temple-Inland’s Directors and Executive Officers in the Merger”).

The foregoing discussion of the factors considered by the Temple-Inland board is not intended to be exhaustive, but rather includes the material factors considered by the Temple-Inland board. In reaching its decision to adopt and approve, and declare advisable, the merger agreement and the transactions contemplated by the merger agreement, the Temple-Inland board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Temple-Inland board considered all these factors as a whole, including discussions with, and questioning of, Temple-Inland management and Temple-Inland’s independent financial advisor and legal advisor, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Temple-Inland board unanimously determined that the merger and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Temple-Inland and its stockholders, and unanimously adopted and approved, and declared advisable, the merger agreement. The Temple-Inland board unanimously recommends that the Temple-Inland stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Goldman Sachs

Goldman Sachs delivered its opinion to the Temple-Inland board that, as of September 6, 2011 and based upon and subject to the factors and assumptions set forth therein, the $32.00 per share of Temple-Inland common stock in cash to be paid to the holders (other than IP and its affiliates) of outstanding shares of Temple-Inland common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 6, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Temple-Inland board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Temple-Inland common stock or other securities should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Temple-Inland for the five fiscal years ended January 1, 2011;

•	annual reports to stockholders and Annual Reports on Form 10-K of IP for the five fiscal years ended December 31, 2010;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Temple-Inland and IP;

•	certain other communications from Temple-Inland and IP to their respective stockholders;

•	certain publicly available research analyst reports for Temple-Inland and IP; and

•	the most recent internal financial analyses and forecasts for Temple-Inland prepared by its management, as approved for Goldman Sachs’ use by Temple-Inland, which we refer to as the Revised Forecasts.

Goldman Sachs also held discussions with members of the senior management of Temple-Inland regarding their assessment of the past and current business operations, financial condition and future prospects of Temple-Inland; reviewed the reported price and trading activity for Temple-Inland common stock; compared certain financial and stock market information for Temple-Inland and IP with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the corrugated and paper packaging industries specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the Temple-Inland board that the Revised Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Temple-Inland. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Temple-Inland, nor was any evaluation or appraisal of the assets or liabilities of Temple-Inland furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Temple-Inland to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Temple-Inland; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $32.00 per share of Temple-Inland common stock in cash to be paid to the holders (other than IP and its affiliates) of outstanding shares of Temple-Inland common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Temple-Inland; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Temple-Inland, or class of such persons, in connection with the merger, whether relative to the $32.00 per share of Temple-Inland common stock in cash to be paid to the holders (other than IP and its affiliates) of outstanding shares of Temple-Inland common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of Temple-Inland or IP or the ability of Temple-Inland or IP to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Temple-Inland board in connection with its consideration of the merger and its opinion does not constitute a recommendation as to how any holder of Temple-Inland common stock should vote with respect to such merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Temple-Inland board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 2, 2011 and is not necessarily indicative of current market conditions.

Summary of Transaction.  Goldman Sachs analyzed the $32.00 to be paid per share of Temple-Inland common stock under the merger agreement in relation to the per share price of Temple-Inland common stock on May 16, 2011 (the day before IP first approached Temple-Inland about a possible transaction), the per share price of Temple-Inland common stock on June 6, 2011 (the last trading day before IP’s offer was made public) and the per share price of Temple-Inland common stock on September 2, 2011 (the last trading day prior to the joint announcement that Temple-Inland and IP had entered into the merger agreement). Goldman Sachs also analyzed the $32.00 to be paid per share of Temple-Inland common stock under the merger agreement in relation to the 52-week high per share price of Temple-Inland common stock for the 52-week period ended June 6, 2011 and the average trading prices of Temple-Inland common stock for the one-week, one-month, 60-day and 90-day periods ended June 6, 2011. The following table presents the results of this analysis:

Premium Analysis	Value	Premium

Premium to May 16, 2011 close	$24.04	33.1%
Premium to June 6, 2011 close	$21.01	52.3%
Premium to September 2, 2011 close	$24.63	29.9%
Premium to 52-week high as of June 6, 2011 close	$25.90	23.6%
Premium to one-week average (May 31, 2011 to June 6, 2011)	$22.30	43.5%
Premium to one-month average (May 9, 2011 to June 6, 2011)	$23.21	37.9%
Premium to 60-day average (trading days)	$22.91	39.7%
Premium to 90-day average (trading days)	$23.30	37.4%

Goldman Sachs also calculated and compared various financial multiples and ratios for Temple-Inland based on data from Temple-Inland’s filings and press releases and estimates from the Institutional Brokers Estimate System (“IBES”). The following ratios were calculated:

•	ratios of the implied enterprise value (“EV”) of Temple-Inland on June 6, 2011, September 2, 2011 and at the transaction price, computed by adding Temple-Inland’s net debt of $690 million to an implied equity value on June 6, 2011, on September 2, 2011 and at the transaction price of $2,318 million, $2,737 million and $3,590 million, respectively, to Temple-Inland’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the prior 12 months as derived from Temple-Inland’s publicly filed financial statements, and to Temple-Inland’s estimated EBITDA provided by IBES, for calendar years 2011 and 2012; and

•	price/earnings (“P/E”) ratios for Temple-Inland, computed by dividing the price of Temple-Inland common stock on June 6, 2011, September 2, 2011 and at the transaction price, by Temple-Inland’s earnings per share of common stock for the prior 12 months as derived from Temple-Inland’s publicly filed financial statements, and Temple-Inland’s estimated earnings per share of common stock provided by IBES, for calendar years 2011 and 2012.

The following table presents the results of this analysis:

	June 6, 2011		September 2, 2011		Transaction

EV/ EBITDA
LTM	6.9	x	7.8	x	9.8	x
CY2011E	6.8	x	7.8	x	9.7	x
CY2012E	5.2	x	5.9	x	7.4	x
Price/EPS
LTM	18.3	x	21.4	x	27.8	x
CY2011E	21.0	x	24.6	x	32.0	x
CY2012E	11.7	x	13.7	x	17.8	x

Illustrative Discounted Cash Flow Analysis.  Using the Revised Forecasts prepared by Temple-Inland’s management, Goldman Sachs calculated indications of net present values per share of Temple-Inland common stock of estimated unlevered free cash flows for Temple-Inland for the second half of fiscal year 2011 through fiscal year 2015, applying discount rates ranging from 9.5% to 10.5%, reflecting estimates of Temple-Inland’s weighted average cost of capital, using a mid-year convention. Goldman Sachs also calculated illustrative terminal values for fiscal year 2015 based on (i) perpetuity growth rates ranging from 1.0% to 3.0% and (ii) forward multiples of steady-state EBITDA of 6.0x to 7.5x. Based on the Revised Forecasts, steady-state EBITDA was calculated separately for Temple-Inland’s corrugated packaging and building products businesses and, in the case of the latter, was estimated by management at $229 million (pre-corporate allocation) which was calculated based on an assumed average housing start level of 1.5 million total annual housing starts; the $229 million in steady-state EBITDA for building products compares to $22 million in pre-corporate allocation 2010 EBITDA for building products. Goldman Sachs then calculated indications of net present values of these illustrative terminal values for fiscal year 2015, by applying discount rates ranging from 9.5% to 10.5%, using a mid-year convention for a discounted cash flow analysis using the perpetuity growth method or a year-end convention for the terminal value when using a terminal multiple approach. The analysis employing the perpetuity growth method resulted in a range of illustrative per share indications from $28.48 to $41.11 and the analysis employing the EBITDA multiple method resulted in a range of illustrative per share indications from $30.49 to $38.71.

Illustrative Present Value of Future Share Price and Total Return to Shareholders Analysis.  Goldman Sachs performed an illustrative analysis of the implied present value of Temple-Inland’s future share price and total shareholder return per share, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple as well as dividends Temple-Inland is expected to pay. For this analysis, Goldman Sachs used certain financial information from the Revised Forecasts prepared by Temple-Inland’s management for each of the fiscal years 2012 to 2015. Goldman Sachs first calculated the implied values per share of Temple-Inland common stock for each of the fiscal years 2012 to 2015, by applying a range of EV to EBITDA multiples from 6.0x to 7.5x, to estimated EBITDA for each of the fiscal years 2012 to 2015, and then deducted the forecast net debt for each period to arrive at illustrative future equity values. Goldman Sachs then divided those illustrative future equity values by the fully diluted shares outstanding and discounted those values back to the present, using a discount rate of 11.2%, reflecting an estimate of Temple-Inland’s cost of equity. The implied values per share of Temple-Inland common stock also reflected the present value of dividends estimated to be received from 2012 through 2015 and included dividends received in the second half of 2011. This analysis resulted in a range of illustrative implied present values per share of Temple-Inland common stock from $24.69 to $36.80.

Illustrative Leveraged Buyout Analysis.  Using the Revised Forecasts prepared by Temple-Inland’s management and publicly available historical information, Goldman Sachs performed an illustrative leveraged buyout analysis. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed that the merger closed at fiscal year-end 2011, customary financing fees, advisory fees and debt breakage costs. Based on an assumed purchase price of $30.60 per share of Temple-Inland common stock, a range of illustrative leverage levels at entry of 5.5x to 6.0x Adjusted 2011E EBITDA, and a range of illustrative exit Adjusted EBITDA multiples of 6.0x to 7.5x for the assumed exit at the end of 2015 which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 13.5% to 23.8%. Goldman Sachs also performed the illustrative leveraged buyout analysis based on an assumed pro forma leverage ratio of 5.7x 2011E Adjusted EBITDA, a range of illustrative exit Adjusted EBITDA multiples of 6.0x to 7.5x for the assumed exit at the end of 2015 and a range of purchase prices per share of common stock of $30.60 to $40.00, which reflect illustrative purchase prices for Temple-Inland. This analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 1.7% to 22.9%.

Analysis at Transaction Price.  Goldman Sachs reviewed and compared certain financial information for Temple-Inland to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the corrugated and paper packaging industries:

•	Packaging Corporation of America;

•	International Paper Company; and

•	Rock-Tenn Company.

Although none of the selected companies is directly comparable to Temple-Inland, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Temple-Inland.

Goldman Sachs calculated and compared various financial multiples of Temple-Inland and the selected companies. The multiples of Temple-Inland and for each of the selected companies were based on SEC filings, IBES estimates and other publicly available information. With respect to Temple-Inland and the selected companies, Goldman Sachs calculated EV as a multiple of estimated EBITDA for the calendar years 2011 and 2012. Goldman Sachs also calculated the estimated P/E multiple for the calendar years 2011 and 2012. Goldman Sachs calculated the multiples for Temple-Inland based on the transaction price of $32.00 per share of Temple-Inland common stock.

The following table presents a summary of the results of this analysis:

Temple-Inland
	Corrugated and Paper Packaging Companies		(At $32.00 per share
Multiple	Range	Median	Transaction Price)

EV/2011E EBITDA(x)	4.7x - 6.9x	4.9x	9.7x
EV/2012E EBITDA(x)	4.5x - 5.6x	4.6x	7.4x
2011 P/E(x)	7.7x - 15.0x	8.5x	32.0x
2012 P/E(x)	6.8x - 10.8x	7.7x	17.8x

Selected Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions in the corrugated and paper packaging industries since May 1997:

•	Rock-Tenn’s acquisition of Smurfit-Stone announced on January 23, 2011;

•	Kapstone Paper’s acquisition of MWV (Charleston Mill) on April 7, 2008;

•	IP’s acquisition of Weyerhaeuser Packaging on March 15, 2008;

•	Rock-Tenn’s acquisition of Southern Container Corp. on January 10, 2008;

•	Cascades’ acquisition of Novampac (50% interest) on December 5, 2006;

•	Smurfit-Stone’s acquisition of Meadwestvaco (Stevenson) on July 24, 2002;

•	Temple-Inland’s acquisition of Gaylord Container on September 27, 2001;

•	Weyerhaeuser’s acquisition of Willamette on November 13, 2000;

•	Smurfit-Stone’s acquisition of St. Laurent on February 23, 2000;

•	Madison Dearborn’s acquisition of Packaging Corp. on April 12, 1999;

•	IP’s acquisition of Union Camp on November 24, 1998; and

•	St. Laurent Paperboard’s acquisition of Chesapeake (West Point) on May 2, 1997.

For each of the selected transactions, Goldman Sachs calculated and compared EV as a multiple of last twelve months EBITDA, using publicly available data including the applicable acquiror’s stock price at announcement, and then calculated the median of this multiple for all of the selected transactions. While none of the companies that participated in the selected transactions is directly comparable to Temple-Inland, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Temple-Inland’s results, market size and product profile.

The following table presents the results of this analysis with the proposed transaction multiple calculated using market data as of September 2, 2011:

Enterprise Value as	Selected Transactions
a Multiple of:	Range		Median		Proposed Transaction

LTM EBITDA	6.9x - 11.8	x	8.4	x	9.8x

General.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Temple-Inland or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Temple-Inland board as to the fairness from a financial point of view of the $32.00 per share of Temple-Inland common stock in cash to be paid to the holders (other than IP and its affiliates) of outstanding shares of Temple-Inland common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Temple-Inland, IP, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Temple-Inland and IP and was approved by the Temple-Inland board. Goldman Sachs provided advice to Temple-Inland during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Temple-Inland or the Temple-Inland board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Temple-Inland board was one of many factors taken into consideration by the Temple-Inland board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Temple-Inland, IP and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Temple-Inland in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs may also in the future provide investment banking services to Temple-Inland, IP, and their respective affiliates for which its Investment Banking Division may receive compensation.

The Temple-Inland board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to an engagement letter dated June 4, 2011, Temple-Inland engaged Goldman Sachs to act as its financial advisor in connection with IP’s offer. Pursuant to the terms of this engagement letter, Temple-Inland has agreed to pay Goldman Sachs a transaction fee currently estimated to be approximately $23 million, $1 million of which became payable upon signing of the engagement letter and the remainder is payable immediately prior to consummation of the merger. In addition, Temple-Inland has agreed to reimburse Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement.

Merger Financing

IP will need approximately $3.7 billion to fund the merger consideration payable in respect of all of the shares of Temple-Inland common stock pursuant to the merger agreement and to pay related fees, commissions and expenses, and expects to assume approximately $0.6 billion of existing Temple-Inland debt. IP intends to use approximately $1.5 billion of cash on hand and temporary investments in connection with the transaction. In addition, IP has entered into a commitment letter (which we refer to as the Commitment Letter) dated July 7, 2011 with UBS Loan Finance LLC (which we refer to as UBS) and UBS Securities LLC (which we refer to as UBSS). IP subsequently entered into additional party joinders (which we refer to as the Joinders) dated as of July 27, 2011 with CoBank, ACB, HSBC Securities USA Inc. and HSBC Bank USA, N.A., BNP Paribas Securities Corp. and BNP

Paribas, Deutsche Bank Securities Inc. and Deutsche Bank AG New York Branch and RBS Securities Inc. and The Royal Bank of Scotland plc pursuant to which such banks joined the Commitment Letter as parties. Each Joinder is an “Additional Party Joinder” referred to in the Commitment Letter. Pursuant to the Commitment Letter and these Joinders, (i) CoBank, ACB, HSBC Bank USA, N.A., BNP Paribas, Deutsche Bank AG New York Branch and The Royal Bank of Scotland plc (which we refer to as the Additional Banks) and UBS have committed to provide a term loan facility (which we refer to as the Term Facility) to IP in an aggregate amount of up to $1.2 billion and (ii) the Additional Banks (other than CoBank, ACB) and UBS have committed to provide a bridge loan facility (which we refer to as the Bridge Facility and, which together with the Term Facility, we refer to as the Facilities) in an aggregate amount of up to $1.0 billion, although the Bridge Facility may be replaced in whole or in part by the proceeds of a notes offering (which we refer to as the Notes Offering). UBS and the Additional Banks have formed a syndicate of other banks that would also become lenders under the Facilities.

IP expects to contribute or otherwise advance funds to Metal Acquisition Inc. to enable IP to consummate the merger. Based upon the combination of cash otherwise available to IP, borrowings under the Facilities and/or proceeds from the Notes Offering, IP expects to have sufficient cash on hand to fund the merger consideration payable in respect of all of the shares of Temple-Inland common stock pursuant to the merger agreement.

Borrowings under the Facilities will be unsecured and guaranteed by IP’s U.S. subsidiaries if any such subsidiary guarantees indebtedness of IP for borrowed money of $100 million or more.

The commitment and obligation of UBS and the Additional Banks to make the loans under the Facilities will be conditioned upon, among other things, the execution and delivery of definitive documentation for the Facilities; completion of the merger; absence of material adverse effect with respect to IP or Temple-Inland; accuracy in all material respects of certain representations and warranties and delivery of certain financial statements.

We understand that IP has neither sought nor made alternative financing arrangements should the Facilities and the Notes Offering not be available.

The merger is not conditioned upon any financing arrangements.

Interests of Temple-Inland’s Directors and Executive Officers in the Merger

In considering the recommendation of the Temple-Inland board that you vote to approve and adopt the merger agreement, you should be aware that some of Temple-Inland’s executive officers and directors have interests in the merger that are different from, or in addition to, those of Temple-Inland’s stockholders generally. The members of the Temple-Inland board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders that the merger agreement be approved and adopted. For purposes of all of the Temple-Inland agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Compensation Awards

The merger agreement provides that, upon closing of the merger, each then outstanding Temple-Inland option will vest and be cancelled in exchange for the right to receive an amount in cash equal to the product of (1) the total number of shares of Temple-Inland common stock subject to the option times (2) the excess, if any, of the per share merger consideration over the exercise price per share of Temple-Inland common stock for such option. In addition, the merger agreement provides that, upon closing of the merger each then outstanding Temple-Inland restricted share, phantom share, restricted unit, performance stock unit and restricted stock unit will vest in full, and the holder of such restricted share, phantom shares, restricted units, performance stock units or restricted stock units (other than cash-settled fixed price restricted units) will be entitled to receive the per share merger consideration with respect to each such equity award. Each cash-settled fixed price restricted unit will vest in full and the holder of the cash-settled fixed price restricted units will receive a cash payment equal to the fixed price at the time the cash-settled fixed price restricted units were granted multiplied by the number of outstanding cash-settled fixed price restricted units held by each holder.

The following table summarizes, with respect to (1) each Temple-Inland named executive officer (whom we refer to herein as the Named Executive Officers), (2) all executive officers other than the Named Executive Officers

(whom we refer to herein as the Other Executive Officers) as a group and (3) all directors, as a group, the aggregate, positive difference in value between $32.00 and the per share exercise prices (which we refer to as the Spread Value) of the options to purchase shares of Temple-Inland common stock held by such directors and executive officers as of [ • ], 2011:

	Shares of
	Temple-Inland
	Common	Aggregate			Aggregate
	Stock Subject	Spread		Aggregate	Value of	Aggregate
	to	Value of		Value of	Fixed Price	Value of
	Unvested	Unvested	RSUs and	RSUs and	Restricted	Pended
Name	Options (#)	Options ($)	PSUs (#)	PSUs ($)	Units	Dividends

Doyle R. Simons	375,763	$6,403,544	577,616	$18,483,712	$4,077,500	$613,894
J. Patrick Maley, III	300,611	$5,122,846	462,093	$14,786,976	$3,262,000	$491,115
Randall D. Levy	165,362	$2,870,961	256,681	$8,213,792	$720,500	$276,675
Larry C. Norton	132,956	$2,309,662	206,806	$6,617,792	$1,580,500	$222,916
Dennis J. Vesci	—	—	213,666	$6,837,312	$570,500	$221,784
Other Executive Officers (8 individuals)	468,141	$8,472,087	716,805	$22,937,760	$2,338,500	$791,540
Non Employee Directors (8 individuals)	4,000	$106,040	669,495	$21,423,840	$0	$0

Note: Mr. Vesci retired from the Company effective June 1, 2011.

Short-Term Incentive Compensation

Temple-Inland maintains an annual incentive plan for its employees and executives, in which all of its executive officers participate. The merger agreement provides that if the merger closes in 2011, the short-term incentive bonuses for 2011 will be paid out at the greater of target and actual performance (using the previously established goals) at the closing of the merger. If the merger has not closed by January 1, 2012, the Company may establish annual incentive targets and performance goals that are substantially similar to the annual incentive targets and performance goals under Temple-Inland’s 2011 incentive compensation plan, and the short-term incentive bonuses will be paid out at target level on a pro-rata basis based on the number of days completed in the applicable performance cycle at the time of the closing of the merger. For an estimate of the amounts payable to our Named Executive Officers under our annual incentive plan in connection with the merger, see “— Golden Parachute Compensation for Temple-Inland’s Named Executive Officers” below. Assuming that the merger is completed on September [ • ], 2011, and that the payment is made based on actual levels (actual levels are currently greater than target levels) under the applicable annual incentive plan, the actual short-term incentives that will be payable to the Other Executive Officers, in the aggregate, is approximately $2.6 million.

Individual Agreements

Chief Executive Officer’s Employment Agreement and Executive Officer Change in Control Agreements

Temple-Inland previously entered into an employment agreement with Doyle Simons, its chief executive officer, that contains certain change in control provisions, and previously entered into agreements with each of its executive officers that contain substantially similar change in control provisions. The agreements provide for certain payments and benefits to be made or provided upon a termination of employment by Temple-Inland without “cause” or if the executive officer terminates employment with “good reason,” in each case during the 24-month period immediately following a change in control (which we refer to, in each case, as a qualifying termination of employment). For the purposes of these agreements, “good reason” includes a material reduction of authority, duties or responsibilities, a material diminution in base salary, a material change in the geographic location at which the executive must perform services, or any other material breach of the applicable agreement.

The change in control provisions in these agreements with the executive officers provide for substantially similar payments and benefits other than the severance multiple. The change in control provisions for the Named Executive Officers and three of the Other Executive Officers provide for a severance multiple (including with respect to the provision of benefits) of three times, while the severance multiple under the change in control provisions for the remaining Other Executive Officers is two times. Dennis Vesci retired effective June 1, 2011 and as a result he will be entitled to limited benefits under his change in control agreement.

The following is a summary of the payments and benefits that the executive officers are entitled to upon a qualifying termination of employment following the closing of the merger under the applicable provisions of the chief executive officer’s employment agreement and the change in control agreements with the other executive officers:

•	the amount of any annual incentive award that has been allocated or awarded for a completed annual bonus cycle and their current year annual incentive award (pro-rated if the termination is before the end of the first six months in the year or full annual incentive award if during the second half of the year) based on achievement of target performance (or, for executives other than the chief executive officer, if higher, projected actual performance);

•	lump sum severance equal to three (or two) times their current salary and three (or two) times target annual incentive award, or if higher, the salary or target annual incentive award (Mr. Simons receives the higher of actual salary or annual incentive award) in any of the last three years;

•	health and welfare benefits provided through third party insurance for three (or two) years at no greater cost than currently paid;

•	acceleration of vesting of all options, restricted shares, restricted stock units, and performance stock units (maximum amount);

•	credit for three (or two) additional years’ service in the pension plan at the highest pay over the last three years;

•	lump sum payment of all nonqualified pension and deferred compensation;

•	lump sum payment equal to three (or two) years’ match on 401(k) plan;

•	any retiree medical or life insurance benefits to which the executive is entitled or would have been entitled within three (or two) years of termination;

•	reimbursement for outplacement services for one year not to exceed 15% of the sum of base salary and, for executives other than the chief executive officer, 15% of target annual incentive award; and

•	three (or two) years’ continuation of perquisites.

In the event that the executive officers are subject to the so-called “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), the applicable executive will receive an additional payment such that he or she will be placed in the same after-tax position as if no excise tax had been imposed. However, the foregoing payment will only be paid if the change in control payments exceed 110% of the amount that would not be subject to the excise tax. Otherwise, payments are reduced to the maximum amount that will not trigger the excise tax.

In addition, under the terms of his employment agreement, for the two-year period immediately following his termination of employment, Mr. Simons is subject to a non-compete and a non-solicitation of employees, suppliers and customers.

In connection with entering into the merger agreement, the parties agreed that (i) Mr. Simons would receive all of the severance payments and benefits under his employment agreement at the closing of the merger and (ii) Mr. Maley would have the right to terminate his employment with “good reason” and receive all of the severance payments and benefits under his change in control agreement immediately following the closing of the merger.

Quantification of the Payments and Benefits Under the Individual Agreements

For an estimate of the amounts payable to our Named Executive Officers under the individual agreements described above in connection with a qualifying termination of employment following the merger, see “— Golden

Parachute Compensation for Temple-Inland’s Named Executive Officers” below. We estimate that the aggregate amount of the cash severance payments (including short-term incentive compensation) described above that would be payable to the Other Executive Officers, assuming that the effective time of the merger was September [ • ], 2011 and all such Other Executive Officers experienced a qualifying termination of employment at such time is approximately $13.4 million.

Nonqualified Deferred Compensation Plans

Temple-Inland maintains nonqualified deferred compensation plans in which certain of its employees, including its executive officers, and its non-employee directors are eligible to participate. Three of these plans, the Amended and Restated Temple-Inland Nonqualified Deferred Compensation Plan, the Amended and Restated Temple-Inland Directors’ Fee Deferral Plan (which we refer to as the Fee Deferral Plan) and the Amended and Restated Retirement and Deferred Compensation Plan for Directors of Temple-Inland Inc. provide that participant accounts will be distributed upon consummation of the merger. In addition, the Fee Deferral Plan provides non-employee directors additional payments in the event that any participants under the Fee Deferral Plan are subject to the so-called “golden parachute” excise tax imposed under Section 4999 of the Code. The applicable non-employee directors will receive an additional payment such that he or she will be placed in the same after-tax position as if no excise tax had been imposed.

Golden Parachute Compensation for Temple-Inland’s Named Executive Officers

The following table sets forth the amount of payments and benefits that each Temple-Inland Named Executive Officer would receive in connection with the merger, assuming the closing of the merger occurred on September [ • ], 2011, and the employment of the applicable Named Executive Officer was terminated on such date by the surviving corporation of the merger for any reason other than cause, death, disability or retirement or by the Named Executive Officer for good reason. The payments and benefits are subject to an advisory vote of Temple-Inland’s stockholders, as described under [ • ].

Golden Parachute Compensation

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursement	Other	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)(4)	(f)(5)	(g)(6)	(h)(7)

Simons	$8,775,000	$29,578,650	$6,191,748	$68,382	$16,628,045	$135,000	$61,376,824
Maley	$5,796,000	$23,662,937	$5,324,469	$59,870	$12,686,630	$243,000	$47,772,907
Levy	$3,168,000	$9,210,967	$221,540	$60,858	$5,082,395	$135,000	$17,878,761
Norton	$3,200,000	$10,730,869	$900,414	$58,891	$5,225,509	$120,000	$20,235,684
Vesci	$0	$7,293,253	4,689,033	$0	$2,894,502	$0	$14,876,788

(1)	Includes the following amounts payable in a lump sum:

		Prorated
		Target Annual
		Incentive Award
	Severance	Payment

Simons	$7,650,000	$1,125,000
Maley	$4,860,000	$936,000
Levy	$2,700,000	$468,000
Norton	$2,400,000	$800,000
Vesci	$0	$0

(2)	Based on the $32.00 offer price for Temple-Inland shares.

(3)	For Mr. Vesci, amount consists of accelerated value of early payment of nonqualified deferred compensation and retirement benefits. For all other officers, amounts consist of retirement benefits.

(4)	Includes the following:

	3 Years	3 Years 401(k) Plan
	Continued	Contributions	3 Years Health &
	Perquisites	($11,025/Year)	Welfare Benefits

Simons	$7,189	$33,075	$28,118
Maley	$1,762	$33,075	$25,033
Levy	$1,762	$33,075	$26,021
Norton	$1,762	$33,075	$24,054
Vesci	$0	$0	$0

(5)	Assumes for illustration only that the IRS considers the entire accelerated value of the payments to be a “parachute payment” subject to a 20% excise tax. Any compensation not deemed to be a “parachute payment” will reduce the amount of excise tax and gross-up payable.

(6)	Includes the maximum value of outplacement services offered to executives.

(7)	All amounts included in the above table are subject to a double-trigger arrangement (i.e., there must be a change-in-control followed by the officer’s termination or resignation for good reason within a two-year period following the change-in-control) except amounts shown in Column (c)-Equity, which are triggered solely by the change-in-control event, any corresponding portion of the resulting excise tax/gross up, and amounts payable to Mr. Vesci, who is already retired.

No Compensation Payable to IP Executive Officers

None of IP’s executive officers are entitled to receive compensation that is based on or otherwise related to the merger.

Insurance and Indemnification of Temple-Inland Directors and Officers

The merger agreement provides that IP will and will cause the surviving corporation of the merger to, honor and fulfill in all respects the obligations of Temple-Inland and its subsidiaries to the fullest extent permissible under applicable law, under Temple-Inland’s and its subsidiaries’ organizational documents in effect on the date of the merger agreement and under any indemnification or other similar agreements in effect on the date of the merger agreement to the individuals covered thereby, arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the effective time of the merger, including in connection with the approval of the merger agreement and the transactions contemplated thereby.

The merger agreement also provides that, for six years after the effective time of the merger, IP will, and will cause the surviving corporation of the merger to, indemnify and hold harmless each current and former director, officer or employee of Temple-Inland and its subsidiaries as of the effective time of the merger, in such capacity, and also with respect to any such person, in their capacity as a director, officer, member, trustee or fiduciary of another entity serving at the request of or on behalf of Temple-Inland or any of its subsidiaries, which we refer to as covered persons, against and from any costs, expenses (including attorneys’ fees), liabilities and amounts paid in settlement to the extent arising out of or pertaining to (1) any alleged action or omission at or prior to the effective time of the merger, or (2) the merger agreement or the transactions contemplated thereby, to the extent that any such covered person is and is permitted to be indemnified by Temple-Inland or any of its subsidiaries as of the date of the merger agreement.

For six years after the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation of the merger must contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons for periods prior to and including the effective time of the merger than were set forth in Temple-Inland’s organizational documents as of the date of the merger agreement.

In addition, for six years following the effective time of the merger, IP must cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by Temple-Inland and its subsidiaries as of the date of the merger agreement with respect to claims arising from or related to facts or events occurring at or before the effective time of the merger, covering all individuals covered thereby as of the date of the merger agreement. IP’s obligation to provide this insurance coverage is subject to a cap of 300% of the annual premiums paid by Temple-Inland in the prior fiscal year for such insurance. If IP cannot maintain the existing or equivalent insurance coverage without exceeding the 300% cap, IP is required to maintain the most advantageous insurance policies available at an annual premium equal to the 300% cap. In lieu of the foregoing insurance coverage, Temple-Inland may elect to purchase at any time prior to the effective time of the merger a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the effective time of the merger with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the effective time of the merger, subject to a cap of six times the 300% cap.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Temple-Inland common stock whose shares are exchanged for cash in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

The following discussion applies only to holders of shares of Temple-Inland common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Temple-Inland common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Temple-Inland common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, or holders who exercise appraisal rights). This discussion also assumes that shares of Temple-Inland common stock are not U.S. real property interests within the meaning of Section 897 of the Code.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Temple-Inland common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Temple-Inland common stock, you should consult your tax advisor regarding the tax consequences of exchanging the shares of Temple-Inland common stock for cash pursuant to the merger.

Holders of Temple-Inland common stock should consult their tax advisors as to the specific tax consequences to them of the receipt of cash in exchange for shares of Temple-Inland common stock pursuant to the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Temple-Inland common stock that is:

•	a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its worldwide income from all sources.

The receipt of cash by U.S. holders in exchange for shares of Temple-Inland common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, a U.S. holder who receives cash in exchange for shares of Temple-Inland common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received in such exchange and (2) the U.S. holder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares of Temple-Inland common stock (i.e., shares acquired for the same cost in a single transaction) exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The term “non-U.S. holder” means a beneficial owner of shares of Temple-Inland common stock that is not a U.S. holder or a partnership.

Payments made to a non-U.S. holder in exchange for shares of Temple-Inland common stock pursuant to the merger will generally not be subject to U.S. federal income tax unless:

•	The gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which event (a) the non-U.S. holder will be subject to U.S. federal income tax in the same manner as if it were a U.S. holder and (b) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or

•	The non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Temple-Inland common stock for cash pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of such shares net of applicable U.S. losses from sales or exchanges of capital assets recognized during the year.

Information Reporting and Backup Withholding

Payments made to U.S. Holders in exchange for shares of Temple-Inland common stock pursuant to the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. Certain holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Payments made to Non-U.S. Holders in exchange for shares of Temple-Inland common stock pursuant to the merger effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally with be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Payments made to

Non-U.S. Holder in exchange for shares of Temple-Inland common stock pursuant to the merger effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding (currently at a rate of 28%) unless such Non-U.S. Holder provides a properly execute IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Regulatory Approvals

Under the HSR Act, the merger may not be completed until certain information and documentary materials have been provided to the Antitrust Division and the FTC by IP and Temple-Inland, and certain waiting periods have expired or been terminated. IP and Temple-Inland filed their notification and report forms with the Antitrust Division and the FTC under the HSR Act on July 12, 2011 and July 22, 2011, respectively, in connection with IP’s now-terminated cash tender offer for 100% of Temple-Inland common stock commenced on July 12, 2011. On July 27, 2011, IP and Temple-Inland received the Second Request. The notification and report forms filed by IP and Temple-Inland in connection with IP’s cash tender offer remain applicable to the merger. On August 24, 2011, IP and Temple-Inland entered into separate timing agreements with the Antitrust Division. Pursuant to these timing agreements, the parties may not consummate the merger until at least the latest of (1) December 31, 2011, (2) 70 calendar days following the date on which IP certifies substantial compliance with the Second Request, or (3) 60 calendar days following the date on which Temple-Inland certifies substantial compliance with the Second Request, unless the Antitrust Division provides IP and Temple-Inland with prior written notice that the investigation has been closed. The period of non-consummation under these timing agreements may be extended by court order or with the consent of IP and Temple-Inland.

IP and Temple-Inland (and their respective subsidiaries) each conduct business in Mexico, and they are required to make a notification to the MFCC. On September [ • ], 2011, IP and Temple-Inland submitted their joint notification of the transaction to the MFCC. The filing triggered an initial waiting period of ten business days, during which the parties may not close the merger. Within that period, the MFCC may issue a stop order. IP and Temple-Inland understand that the MFCC typically issues a stop order where the parties to a transaction have overlapping activities in Mexico. If the MFCC issues a stop order, the merger may not be closed during the review period. The standard review period is 35 business days from filing and may be extended if the MFCC issues a request for additional information.

The parties also derive revenues in other jurisdictions where merger control filings or approvals may be required or advisable in connection with the consummation of the merger. The parties have made or will make filings in such other jurisdictions as may be required or advisable.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial businesses or assets of IP or Temple-Inland or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that IP and Temple-Inland will obtain the regulatory approvals necessary to consummate the merger or that the granting of these approvals will not involve the imposition of conditions to the consummation of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the outside date or at all. Should the FTC, the Antitrust Division, state antitrust authorities or competition authorities in foreign countries raise antitrust objections to the merger, IP is required to take all actions as may be necessary to resolve such objections and agree to avoid or eliminate, and minimize the impact of any impediment so as to close the merger before the outside date. However, IP will not be required to take any action that, individually or in the aggregate, would reasonably be expected to have a regulatory material adverse effect.

Amendment to Temple-Inland’s Rights Agreement

On June 7, 2011, Temple-Inland entered into a rights agreement with Computershare Trust Company, N.A., as rights agent, which generally imposes a significant penalty upon any person or group that acquires beneficial ownership of 10% or more of the outstanding shares of Temple-Inland common stock without the approval of the Temple-Inland board.

On September 6, 2011, Temple-Inland entered into an amendment to the rights agreement rendering it inapplicable to the merger agreement and the transactions contemplated by the merger agreement. In particular, the amendment to the rights agreement provides that (1) no person will be deemed to be an Acquiring Person (as defined in the rights agreement) and no distribution of rights will occur solely by virtue of the approval, execution, delivery or performance of the merger agreement or the voting agreement or the consummation of the merger or any other transactions contemplated by the merger agreement and (2) the rights will expire at the effective time of the merger.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read carefully the merger agreement in its entirety as it is the legal document governing the merger.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL at the effective time of the merger, Metal Acquisition Inc. will be merged with and into Temple-Inland and, as a result of the merger, the separate corporate existence of Metal Acquisition Inc. will cease, and Temple-Inland will continue as the surviving corporation (which we refer to as the surviving corporation) and become a wholly-owned subsidiary of IP. Temple-Inland will continue to be governed by the DGCL, and all of its rights, privileges, immunities, powers and franchises will continue unaffected by the merger.

The closing of the merger will occur on a date specified by the parties no later than the second business day after all of the conditions set forth in the merger agreement and described under “— Conditions to the Merger” are satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to satisfaction or waiver of such conditions), or at such other time as agreed to by the parties. The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties.

Effects of the Merger

At the effective time of the merger, IP will become the sole owner of Temple-Inland and its business. Therefore, current Temple-Inland stockholders will cease to have direct or indirect ownership interests in Temple-Inland or rights as Temple-Inland stockholders, will not participate in any future earnings or growth of Temple-Inland, will not benefit from any appreciation in value of Temple-Inland and will not bear the future risks of Temple-Inland’s operations.

Following completion of the merger, Temple-Inland common stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, there will be no public market for shares of Temple-Inland common stock. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Temple-Inland. After the effective date of the merger, Temple-Inland will also no longer be required to file periodic reports with the SEC on account of shares of Temple-Inland common stock.

The directors of Metal Acquisition Inc. immediately prior to the effective time of the merger will be the directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation.

At the effective time of the merger, the certificate of incorporation and bylaws of Temple-Inland will be amended and restated in their entirety to be in the form of the certificate of incorporation and bylaws attached as Annexes A and B, respectively, to the merger agreement, and, as so amended and restated, shall be the certificate of incorporation and bylaws of the surviving corporation until thereafter changed or amended in accordance with their terms or by applicable law.

The Merger Consideration and the Conversion of Temple-Inland Capital Stock

At the effective time of the merger, by virtue of the merger, each share of Temple-Inland common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $32.00 in cash, without interest, other than the following shares, which will be cancelled and no payment made with respect thereto:

•	shares of Temple-Inland common stock owned directly or indirectly by IP or Metal Acquisition Inc. or held by Temple-Inland as treasury stock (in each case, other than any such shares held on behalf of third parties); and

•	shares of Temple-Inland common stock for which appraisal rights have been properly exercised in accordance with Delaware law (see “Appraisal Rights” section below).

The price to be paid for each share of Temple-Inland common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of Temple-Inland, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination or exchange of shares, or any stock dividend with respect to the shares of Temple-Inland common stock that occurs prior to the effective time of the merger.

Each share of common stock of Metal Acquisition Inc. outstanding immediately prior to the effective time of the merger will be converted into and become one fully paid and nonassessable share of common stock of the surviving corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, IP will designate a bank or trust company reasonably acceptable to Temple-Inland to act as the paying agent for the per share merger consideration (which we refer to as the paying agent). Prior to, at or promptly after the effective time of the merger, IP or Metal Acquisition Inc. will deposit with the paying agent for the merger the aggregate consideration to be paid to the former holders of shares of Temple-Inland common stock.

Promptly after the effective time of the merger (and in no event later than three business days), IP will, and will cause the surviving corporation to, cause the paying agent to send you (and make available for collection by hand) a letter of transmittal and instructions advising you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration.

The paying agent will pay you your merger consideration after you have (1) surrendered your stock certificates or book-entry shares to the paying agent together with a properly completed letter of transmittal and any other documents required by the paying agent and (2) provided to the paying agent any other items specified by the letter of transmittal, within five business days following the later of the effective time of the merger and the paying agent’s receipt of the certificates or book-entry shares (or affidavit of loss in lieu thereof).

Interest will not be paid or accrue in respect of any cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If you hold stock certificates and the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your stock certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other similar taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid. Payment of the merger consideration with respect to book-entry shares will only be made to the person in whose name such book-entry shares are registered.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the stock certificate.

Upon demand, the paying agent will return to the surviving corporation all funds in its possession 12 months after the effective time of the merger, and the paying agent’s duties will terminate. After that time, if you have not received payment of the merger consideration, you may look only to the surviving corporation for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws.

Treatment of Options, Restricted Stock and Other Equity Awards

Stock Options.  Upon the closing of the merger, each outstanding option to acquire Temple-Inland common stock, whether or not vested, that remains outstanding as of the closing of the merger will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of Temple-Inland common stock underlying the option multiplied by the amount (if any) by which the per share merger consideration exceeds the applicable exercise price of the option, less any applicable withholding taxes.

Other Equity-Based Awards.  Upon the closing of the merger, each restricted share, phantom share, restricted unit, performance stock unit and restricted stock unit (other than cash-settled fixed price restricted units) will be vested in full and cancelled in exchange for the right to receive a cash payment equal to the per share merger consideration, less any applicable withholding taxes.

Representations and Warranties

The merger agreement contains representations and warranties by each of the parties to the merger agreement, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Temple-Inland, IP or Metal Acquisition Inc., or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Temple-Inland’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Temple-Inland, IP or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read in conjunction with the other information contained in the reports, statements and filings that Temple-Inland publicly files with the SEC.

In the merger agreement, Temple-Inland has made customary representations and warranties to IP and Metal Acquisition Inc. with respect to, among other things:

•	the due organization, valid existence, good standing, corporate power and authority of Temple-Inland and its material subsidiaries;

•	its capitalization, including in particular the number of shares of Temple-Inland common stock issued and outstanding;

•	its authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement (subject to receipt of the vote of the holders of at least a majority of the outstanding shares of Temple-Inland common stock), and the enforceability of the merger agreement against Temple-Inland;

•	the approval by the Temple-Inland board of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the inapplicability of state anti-takeover statutes;

•	an amendment to Temple-Inland’s stockholder rights plan rendering it inapplicable to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with or breaches of Temple-Inland’s or its subsidiaries’ governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	its SEC filings since January 1, 2008, including financial statements contained therein;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	the conduct by Temple-Inland of its business in the ordinary course since January 1, 2011, except as contemplated by the merger agreement or in the Company’s filings with the SEC;

•	the absence of undisclosed liabilities;

•	matters with respect to Temple-Inland’s material contracts;

•	matters with respect to Temple-Inland’s owned and leased real property;

•	intellectual property matters;

•	litigation or investigations;

•	matters related to employee benefit plans and ERISA;

•	labor and employment matters;

•	tax matters;

•	environmental matters;

•	compliance with laws and permits;

•	the accuracy of the information supplied by Temple-Inland in this proxy statement;

•	receipt by the Temple-Inland board of the Goldman Sachs fairness opinion;

•	the required vote of Temple-Inland stockholders to adopt the merger agreement;

•	the absence of undisclosed brokers’ fees and expenses;

•	the inapplicability of state takeover statutes to the merger;

•	insurance matters; and

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended.

Many of the representations and warranties in the merger agreement made by Temple-Inland are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Temple-Inland).

Under the merger agreement a material adverse effect with respect to Temple-Inland is generally defined as any fact, change, event, circumstance or occurrence that, individually or in the aggregate, has had a material adverse effect on the financial condition, business, assets or results of operations of Temple-Inland and its subsidiaries, taken as a whole, but does not include facts, changes, events, circumstances or occurrences resulting from the following:

•	conditions (or changes therein) in any business or industry in which Temple-Inland operates, including changes in, or levels of, commodity prices or prices of other inputs, products, goods or services, except to the extent that there is a disproportionate adverse effect on Temple-Inland and its subsidiaries, taken as a whole, in relation to other industry participants;

•	legal, tax, economic, political and/or regulatory conditions (or changes therein), including any conditions (or changes therein) in financial, credit or capital markets;

•	any generally applicable change in law or GAAP, or interpretation of any of the foregoing;

•	any actions required to be taken pursuant to the merger agreement or taken at the request of IP and any fact, change, event, circumstance or occurrence attributable to the execution or announcement of the merger agreement and the transactions contemplated thereby (including the merger), including any litigation arising therefrom, and any adverse change in customer, employee, supplier, financing source, stockholder, joint venture partner or other relationship, including as a result of the identity of IP;

•	changes in the Temple-Inland common stock price or the trading volume of Temple-Inland common stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of material adverse effect may be taken into account);

•	any failure by Temple-Inland to meet any published analyst estimates or expectations of Temple-Inland’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Temple-Inland to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account);

•	conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war or acts of armed hostility, weather conditions or other natural disasters or force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement;

•	(1) liabilities related to or arising out of the Bogalusa incident and (2) the Tepper litigation; however, liabilities associated with the Bogalusa incident and the Tepper litigation (and matters arising from the same state of facts) may be taken into account in the determination of a material adverse effect to the extent that such effects result in or are reasonably likely to result in a material deterioration; and

•	other than with respect to the Bogalusa incident or the Tepper litigation, developments relating to or arising in connection with any item, including any litigation, investigation or inquiry involving Temple-Inland, any of its subsidiaries or any of their respective directors, officers or employees, that has been disclosed in (1) Temple-Inland’s disclosure letter that accompanied the merger agreement or (2) Temple-Inland’s SEC filings filed prior to the date of the merger agreement and since December 31, 2009 (other than in risk factors or other forward-looking statements or language in such filings), to the extent reasonably apparent in Temple-Inland’s SEC filings that such disclosed item relates to a matter covered by a representation or warranty of Temple-Inland in the merger agreement, but excluding, for the purposes of determining whether there has been a material adverse effect, the worsening of any such item after the date of the merger agreement.

In the merger agreement, IP and Metal Acquisition Inc. made customary representations and warranties to Temple-Inland with respect to, among other things:

•	the due organization, valid existence, good standing, corporate power and authority of IP and Metal Acquisition Inc.;

•	the authority of each of IP and Metal Acquisition Inc. to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of IP and Metal Acquisition Inc.;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of conflicts with or breaches of, IP’s or Metal Acquisition Inc.’s governing documents, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	the absence of certain litigation or investigations;

•	the accuracy of the information supplied by IP and Metal Acquisition Inc. contained in this proxy statement;

•	the ownership of Temple-Inland common stock by IP and Metal Acquisition Inc.;

•	the sufficiency of funds necessary to consummate the transactions contemplated by the merger agreement and to pay all fees and expenses incurred by IP, Metal Acquisition Inc. and Temple-Inland in connection with the merger agreement and the transactions contemplated thereby;

•	the ownership and operations of Metal Acquisition Inc.; and

•	the absence of undisclosed brokers’ fees and expenses.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger.

Covenants Regarding Conduct of Business by Temple-Inland Pending the Merger

Except as disclosed in Temple-Inland’s disclosure letter that accompanied the merger agreement, required pursuant to or permitted by the merger agreement, required by law, or consented to in writing by IP (which consent may not be unreasonably withheld, delayed or conditioned), from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, Temple-Inland will, and will cause each of its subsidiaries to:

•	preserve substantially intact the business organization of Temple-Inland and its subsidiaries;

•	preserve the assets and properties of Temple-Inland and its subsidiaries in good repair and condition;

•	keep available the services of its present officers, employees, independent contractors and consultants; and

•	preserve substantially the current relationships of Temple-Inland and its subsidiaries with merchants, customers, suppliers and other persons with which Temple-Inland or any of its subsidiaries has material business relations, and otherwise conduct its business in the ordinary course in all material respects.

In addition, except as disclosed in Temple-Inland’s disclosure letter that accompanied the merger agreement, expressly required by the merger agreement, required by law or any agreement in effect on the date of the merger agreement, or consented to in writing by IP (which consent may not be unreasonably withheld, delayed or conditioned), from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, with certain exceptions, Temple-Inland will not, nor will it permit its subsidiaries to:

•	propose or adopt any amendments to its certificate of incorporation or bylaws or equivalent organizational documents;

•	split, combine, subdivide or reclassify, directly or indirectly, any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	other than quarterly cash dividends of $0.13 per share of Temple-Inland common stock (with record and payment dates consistent with past practice), declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to Temple-Inland’s capital stock;

•	redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any equity interests of Temple-Inland, except (1) from holders of company options in full or partial payment of any exercise price and any applicable taxes payable by such holder upon exercise of the company options to the extent required or permitted under the terms of such company options, or (2) from holders of restricted shares in full or partial payment of any purchase price and any applicable taxes payable by such holder upon the lapse of restrictions on the restricted shares;

•	authorize for issuance, issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Temple-Inland stock options or restricted shares under Temple-Inland’s equity plans or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any person any right the value of which is based on the value of shares or other capital stock, other than (i) the issuance of shares reserved for issuance on the date hereof pursuant to the exercise of stock options or vesting of restricted shares outstanding as of the date hereof, or granted after the date hereof in compliance with the terms of the merger agreement and (ii) the grant of stock options or restricted shares pursuant to previously existing contractual arrangements of Temple-Inland (including automatic annual grants to directors);

•	acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any equity interests in any person or any business or division of any person or all or a substantial portion of the assets of any person (or business or division thereof), in each case, for consideration that exceeds $5 million in any one transaction or $15 million in the aggregate;

•	transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (1) sales, leases and licenses in the ordinary course of business, (2) dispositions of assets no longer used in the operation of the business, (3) factoring of accounts receivable, or (4) for consideration of less than $1 million in any one transaction or $5 million in the aggregate;

•	enter into any new agreement or contract or other binding obligation of Temple-Inland or its subsidiaries containing (1) any non-compete or similar restriction on the ability of Temple-Inland and its subsidiaries to conduct its business as it was being conducted as of the date of the merger agreement or (2) any provisions granting “most favored nation” status, unless such agreement, contract or obligation is entered into in the ordinary course of business and does not purport to bind affiliates of Temple-Inland, other than its controlled affiliates;

•	(1) other than in the ordinary course of business: (a) create, incur or assume any indebtedness, other than (x) indebtedness under Temple-Inland’s existing credit facilities or commercially reasonable replacement facilities and (y) in order to refinance any existing indebtedness at the maturity thereof, (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person that is not an affiliate of Temple-Inland for borrowed money, or (c) make any loans, advances or capital contributions to, or investments in, any other person in an amount in excess of $20 million in the aggregate, or (2) amend and/or restructure any existing monetization structures;

•	except (1) as required by the terms of any applicable employee benefit plan or agreement in effect on the date hereof, or (2) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code without increasing the benefits provided to any person, (a) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement covering any officer, employee or director of Temple-Inland or any of its subsidiaries (other than for employees who are not officers or directors in the ordinary course of business consistent with past practice in a manner that would not materially increase the liability of Temple-Inland or any of its subsidiaries), (b) increase the compensation or other benefits payable or to become payable to officers, employees or directors of Temple-Inland (other than in the ordinary course of business and consistent with past practice with respect to employees who are not officers), (c) grant any employee, officer or director of Temple-Inland any material increase in severance or termination pay, (d) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any officer, employee or director of Temple-Inland (other than in the ordinary course of business and consistent with past practice with respect to employees who are not officers), (e) accelerate any rights or benefits, or, other than in the ordinary course of business and consistent with past practice, make any material determinations, under any employee benefit plan, (f) amend, modify or terminate any existing employee benefit plan in any manner that would increase the liability of Temple-Inland or any of its subsidiaries (other than for employees who are not officers or directors in the ordinary course of business consistent with past practice in a manner that would not materially increase the liability of Temple-Inland or any of its subsidiaries) or (g) except as otherwise provided in the merger agreement, grant any new equity awards to any officer, employee or director of Temple-Inland or any of its subsidiaries; provided, however, that the foregoing clauses (a), (b), (c), (d), (f) and (g) will not restrict Temple-Inland from entering into or making available to newly hired employees or to employees in the context of promotions (in each case other than executive officers), in each case in the ordinary course, plans, agreements, benefits and compensation arrangements and nothing in this section shall prohibit Temple-Inland from making the cash awards set forth on the applicable section of the disclosure letter that accompanied the merger agreement;

•	change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP, applicable laws or any governmental entity;

•	except as required by law, make (other than in the ordinary course of business consistent with past practice) or change any tax election, settle or compromise any tax liability of Temple-Inland or any of its subsidiaries, make any change in tax accounting methods, file any amended tax return, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund, in each case, if such action is reasonably likely to result in an increase to a tax liability, which increase is material to Temple-Inland and its subsidiaries;

•	permit any material insurance policy naming Temple-Inland or any of its subsidiaries as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

•	settle any material claim or material litigation, in each case made or pending against Temple-Inland, or any of its officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Temple-Inland (other than the merger); and

•	enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

No Solicitation

From and after the date of the merger agreement until the date, if any, on which the merger agreement is terminated, Temple-Inland has agreed not to, to not permit its subsidiaries to, and to use its reasonable best efforts to cause its representatives (which include directors, officers, employees and financial and legal advisors) not to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage the submission or announcement of any proposal or offer that constitutes, or may reasonably be expected to lead to, a competing proposal;

•	enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, any proposal or offer that constitutes, or may reasonably be expected to lead to, a competing proposal;

•	engage in discussions with any person with respect to any competing proposal (other than to clarify the terms of the competing proposal);

•	agree to, approve, endorse or recommend any competing proposal (or publicly propose to do so);

•	withdraw, change, amend, modify or qualify in a manner adverse to IP or Metal Acquisition Inc. the Temple-Inland board’s recommendation that stockholders approve and adopt the merger agreement and the merger (or publicly propose to do so) or otherwise make any public statement inconsistent with such recommendation;

•	enter into any letter of intent or similar document or any agreement or commitment providing for any competing proposal; or

•	resolve, propose or agree to do any of the foregoing.

Temple-Inland has agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, and, subject to the exception described below, to use its reasonable best efforts to cause its and its subsidiaries’ representatives to (1) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted prior to the date of the merger agreement with respect to a competing proposal, (2) use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of any applicable confidentiality agreement, any confidential information previously furnished by Temple-Inland, its subsidiaries or its or their representatives to any third party and (3) cause any physical or virtual data room to no longer be accessible to or by any person other than IP and its affiliates.

If, however, at any time before the stockholders of Temple-Inland approve the merger, Temple-Inland receives from a third party a bona fide competing proposal that (1) constitutes a superior proposal or (2) the Temple-Inland board determines in good faith, after consultation with Temple-Inland’s outside legal and financial advisors, could reasonably be expected to result in a superior proposal, and Temple-Inland provides IP with 24-hour advance notice, Temple-Inland is permitted to:

•	furnish nonpublic information to the third party making such competing proposal and any persons working in concert with such third party and their respective financing sources (which nonpublic information must also be furnished to IP if not already done so), if, and only if, prior to so furnishing such information, Temple-Inland receives from the third party an executed confidentiality agreement that contains terms that are no less favorable in the aggregate to Temple-Inland than those contained in its confidentiality agreement with IP, and that does not include any provision having the effect of prohibiting Temple-Inland from satisfying its obligations under the merger agreement (which confidentiality agreement must be provided to IP within 24 hours of the execution thereof); and

•	engage in discussions or negotiations with the third party with respect to the competing proposal.

Temple-Inland is required to promptly (and in any event within 24 hours) notify IP if it or any of its subsidiaries receives any proposal, inquiry, offer or request relating to or constituting a competing proposal, any request for discussions or negotiations, or any request for information relating to Temple-Inland or its subsidiaries in connection with a competing proposal or a potential competing proposal or for access to the properties or books and records of Temple-Inland or any of its subsidiaries of which Temple-Inland, its subsidiaries or any of their respective representatives becomes aware. Temple-Inland is also required to promptly (and in any event within 24 hours) provide IP with a copy of any written communication from a third party informing Temple-Inland that it is considering making a competing proposal, a copy of any competing proposal and such other details of any competing proposal that IP may reasonably request. Temple-Inland is also required to keep IP reasonably informed on a current basis of any change to the terms of any competing proposal, and must provide IP notice of any meeting of the Temple-Inland board at which any competing proposal is reasonably likely to be considered at substantially the same time as notice of such meeting is provided to the members of the Temple-Inland board.

A “competing proposal” means any proposal made by a person or group (other than a proposal or offer by IP or any of its subsidiaries) at any time that is structured to permit any person or group to, or as a result of which any person or group would, acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, Temple-Inland (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the merger.

A “superior proposal” means a competing proposal for or in respect of more than 80% of the outstanding Temple-Inland common stock or assets of Temple-Inland, that the Temple-Inland board determines in good faith, after consultation with the Company’s financial and legal advisors, and taking into account the estimated timing and certainty of consummation and relevant financial, legal, regulatory factors, and such other factors as the Temple-Inland board considers to be appropriate, is more favorable to Temple-Inland’s stockholders (in their capacity as such) than the transactions contemplated by the merger agreement.

Temple-Inland Board Recommendation

Subject to the provisions described below, the Temple-Inland board unanimously agreed to recommend that Temple-Inland stockholders vote in favor of the adoption and approval of the merger agreement and approval of the merger in accordance with the applicable provisions of the DGCL. The Temple-Inland board also agreed to include the board recommendation in this proxy statement.

Notwithstanding the restrictions described in the “No Solicitation” section above, in response to (1) an event, fact, circumstance or development (unrelated to a competing proposal) that was neither known nor reasonably foreseeable by the Temple-Inland board as of the date of the merger agreement that becomes known to the Temple-Inland board prior to the time stockholder approval has been obtained, which we refer to as an intervening event, or (2) the receipt of a bona fide competing proposal (that did not arise or result from a breach of the no solicitation provision) that has not been withdrawn, at any time prior to obtaining the approval of Temple-Inland stockholders, the Temple-Inland board may agree to, approve, endorse or recommend such competing proposal and/or withdraw, change, amend, modify or qualify its recommendation of the merger to Temple-Inland stockholders, but only if the Temple-Inland board has concluded in good faith, after consultation with Temple-Inland’s outside legal and financial advisors, that (a) in the case of a competing proposal, such competing proposal constitutes a superior proposal or (b) in the case of an intervening event or a competing proposal, the failure to effect a change in the Temple-Inland board’s recommendation of the merger would be reasonably likely to be inconsistent with the exercise of the fiduciary duties of the Temple-Inland board to Temple-Inland and its stockholders under applicable law.

Neither Temple-Inland nor the Temple-Inland board may withdraw, change, amend, modify or qualify, in a manner adverse to IP or Metal Acquisition Inc., the Temple-Inland board’s recommendation that Temple-Inland stockholders vote in favor of adopting the merger agreement unless (1) Temple-Inland gives IP and Metal Acquisition Inc. at least five business days prior written notice of the board’s intention to take such action, describing in detail the intervening event or superior proposal that serves as the basis for such action (and, in the case of a superior proposal, attaching a copy of the final form of any related agreements), (2) for a period of five business days after the delivery of such notice (which we refer to as a match period), Temple-Inland, to the extent requested by IP, negotiates with IP with respect to revisions to the terms of the merger agreement and the transactions contemplated by the merger agreement, and (3) at the end of the match period, the Temple-Inland board determines, after consultation with its outside financial and legal advisors and after giving effect to any proposals, amendments or modifications offered by IP and Metal Acquisition Inc. (a) that such competing proposal remains a superior proposal or (b) to effect a change of recommendation in connection with such intervening event. If there is a material revision or amendment to any superior proposal, Temple-Inland must deliver to IP an additional notice and copies of the relevant proposed transaction agreement and other material documents, and a new two-business-day match period will commence during which time Temple-Inland will be obligated to take the actions described above in this paragraph.

The merger agreement does not prohibit Temple-Inland or the Temple-Inland board from disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders); however, if such a disclosure would constitute a change in the Temple-Inland board’s recommendation of the merger, it must first comply with the requirements described above.

Employee Benefits and Service Credit

From the effective time of the merger through December 31, 2012, each Temple-Inland employee who continues employment will be provided with (1) base salary that is substantially comparable to that provided immediately prior to the effective time of the merger and (2) employee benefits (other than equity incentives) that are, in the aggregate, substantially comparable to those provided to such employees immediately prior to the effective time of the merger.

For 2011, annual bonuses will be paid at the earlier of the effective time of the merger or the time that such bonuses are ordinarily paid, determined based on the greater of actual performance and target level. If the effective time of the merger occurs in 2012, pro rata annual bonuses would be paid at target at the effective time of the merger, and thereafter, continuing employees will participate in IP’s annual incentive compensation plans and will be provided with bonus opportunities that are, in the aggregate, substantially comparable to those provided to similarly situated employees of IP.

For the 18-month period following the effective time of the merger, each continuing employee who is terminated will be provided with severance benefits under the applicable Temple-Inland severance plan as in effect as of the signing of the merger agreement.

The merger agreement contains standard provisions under which IP will give credit to each continuing employee for his or her years of service with Temple-Inland for all purposes under IP employee benefit plans, subject to certain customary exceptions.

Other Covenants and Agreements

IP and Temple-Inland have made certain other covenants to and agreements with each other regarding various other matters including:

•	Temple-Inland notifying IP of certain communications from government entities and any actions, suits, claims, investigations or proceedings relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	IP’s access to Temple-Inland’s information and IP’s agreement to keep the information provided to it confidential;

•	publication of any press release or other announcement with respect to the merger or the merger agreement;

•	indemnification of Temple-Inland directors, officers and employees for certain acts occurring prior to the merger (See “The Merger — Interests of Temple-Inland’s Directors and Executive Officers in the Merger — Insurance and Indemnification of Temple-Inland Directors and Officers”);

•	state takeover laws;

•	employee benefits matters;

•	Rule 16b-3 promulgated under the Exchange Act;

•	participation by IP in the defense or settlement of any stockholder litigation against Temple-Inland and/or its directors or officers relating to the transactions contemplated by the merger agreement;

•	cooperation by Temple-Inland in connection with IP obtaining debt financing for the transactions contemplated by the merger agreement; and

•	IP’s termination of its tender offer for Temple-Inland common stock (which occurred on September 6, 2011).

Consents and Approvals

Each party has agreed to use its reasonable best efforts to obtain all regulatory clearances and approvals required to consummate the merger. In particular, each party has agreed to:

•	make the required filing under the HSR Act within seven business days of execution of the merger agreement if necessary;

•	make the necessary filing under the MFCC as promptly as practicable;

•	determine what other regulatory clearances are necessary in other countries and make the appropriate filings; and

•	supply as promptly as practicable additional information and documents requested by regulators.

In addition, should the FTC, the Antitrust Division, the MFCC, state antitrust authorities or competition authorities in other foreign countries or third parties raise antitrust objections to the merger, IP is required to take all actions as may be necessary to resolve such objections and to avoid or eliminate, and minimize the impact of any impediment so as to close the merger before the outside date, but IP is not required to take any action that, individually or in the aggregate, would reasonably be expected to have a regulatory material adverse effect (as defined above). If any lawsuit or other legal proceeding is instituted challenging the merger agreement or seeking to enjoin the merger, both parties must use reasonable best efforts to contest and resist such action and seek to remove any decree, judgment, injunction or order that prohibits, prevents or restricts the closing of the merger.

IP is entitled to direct the antitrust defense of the merger in any investigation, litigation or negotiations with any governmental entity or other person relating to the merger or regulatory filings. IP and Temple-Inland have agreed, subject to certain limitations, to:

•	cooperate and consult with one another;

•	furnish necessary information as the other may reasonably request for any notifications and filings;

•	keep each other apprised of the status of regulatory matters, including providing copies of all communications to or from third parties and governmental entities;

•	permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given to a governmental entity; and

•	not participate in any substantive meeting or telephone call with a governmental entity without giving the other party the opportunity to attend and observe.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	adoption of the merger agreement by an affirmative vote of at least a majority of the outstanding shares of Temple-Inland common stock;

•	absence of statute, rule or regulation by any court, arbitral tribunal or other governmental or other regulatory authority or agency of competent jurisdiction that prohibits or makes unlawful the consummation of the merger, and the absence of any judgment, injunction, order, restraint or prohibition of a court or other tribunal of competent jurisdiction in effect temporarily or permanently prohibiting the consummation of the merger;

•	expiration or termination of any applicable waiting period under the HSR Act, Mexico’s Federal Law on Economic Competition or any agreement with the Antitrust Division; and

•	the expiration, lapse or termination of all applicable waiting and other time periods and the receipt of all regulatory clearances under other applicable foreign, federal antitrust, competition or fair trade laws in any relevant jurisdiction, the failure of which to expire, lapse, terminate or be obtained would not reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect or result in criminal liability for any officer or director of IP, Temple-Inland or their subsidiaries.

Conditions to Temple-Inland’s Obligations.  The obligation of Temple-Inland to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	the representations and warranties of IP and Metal Acquisition Inc. must be true and correct at and as of the date of the merger agreement and at and as of the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or period, as of such date or period), except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to prevent, impede or delay the consummation of any of the transactions contemplated by the merger agreement;

•	IP’s and Metal Acquisition Inc.’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by them under the merger agreement; and

•	the receipt by Temple-Inland of an officer’s certificate by IP certifying to the effect that the foregoing two conditions have been satisfied.

Conditions to IP’s and Metal Acquisition Inc.’s Obligations.  The obligation of IP and Metal Acquisition Inc. to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•	(1) Temple-Inland’s representations and warranties that are qualified by their terms by “material adverse effect” must be true and correct in all respects as so qualified on the date of the merger agreement and on the date of the closing of the merger and (2) Temple-Inland’s representations and warranties that are not qualified by “material adverse effect” must be true and correct in all respects on the date of the merger agreement and on the date of the closing of the merger, except (in the case of this clause (2)) for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a material adverse effect on Temple-Inland (except in each case that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period); except that representations and warranties of Temple-Inland relating to Temple-Inland’s capitalization (other than de minimis exceptions), Temple-Inland’s authority to enter into the merger agreement, the amendment to Temple-Inland’s stockholders rights plan, the Temple-Inland board’s approval, the opinion of Goldman Sachs, the required vote of Temple-Inland’s stockholders and the absence of undisclosed broker’s fees and expenses, must be true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the merger, in each case, other than such representations and warranties that by their terms are made as of another date, which representations and warranties shall be true and correct (other than, in the case of representations and warranties relating to Temple-Inland’s capitalization, de minimis exceptions) to the extent applicable as of such other date;

•	Temple-Inland’s performance in all material respects of and compliance in all material respects with all obligations and covenants required to be performed or complied with by it under the merger agreement;

•	the receipt by IP of an officer’s certificate by Temple-Inland certifying to the effect that the foregoing two conditions have been satisfied; and

•	there not having occurred, since January 1, 2011, any facts, changes, events, circumstances or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Temple-Inland.

Termination of the Merger Agreement

Temple-Inland and IP may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, with certain exceptions, either IP or Temple-Inland may terminate the merger agreement at any time before the consummation of the merger if:

•	the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would cause certain of the conditions to the terminating party’s obligation to consummate the merger not to be satisfied, and (2) cannot be or has not been cured within 20 business days, but only if the party seeking to terminate is not in material breach of any representation, warranty, covenant or agreement in the merger agreement;

•	the merger has not been completed on or before June 6, 2012 and the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been a principal cause of the failure to consummate the merger on or before the outside date;

•	the special meeting has concluded without the approval of the merger by Temple-Inland’s stockholders, but Temple-Inland may not exercise this termination right if it has materially breached the non-solicitation provisions of the merger agreement; or

•	a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been entered by a governmental entity in a jurisdiction that is material to the business and operations of Temple-Inland, and the party seeking to terminate the merger agreement has complied with its obligations to obtain the required governmental and other approvals.

IP may also terminate the merger agreement if the Temple-Inland board agrees to, approves, endorses or recommends a competing proposal, or withdraws, changes, amends, modifies or qualifies in a manner adverse to IP its recommendation that Temple-Inland stockholders vote in favor of the adoption of the merger agreement.

Termination Fees

Temple-Inland has agreed to pay IP a termination fee of $105 million if:

•	(1) IP terminates the merger agreement because the Temple-Inland board has approved, endorsed or recommended a competing proposal, or withdrawn, changed, amended, modified or qualified in a manner adverse to IP its recommendation that Temple-Inland stockholders vote to adopt the merger agreement or (2) Temple-Inland terminates the merger agreement because of a breach of the merger agreement by IP during any time at which IP would have been entitled to terminate the merger agreement due to a change of the recommendation of the Temple-Inland board; or

•	(1) a competing proposal has been publicly announced or has become publicly known and not withdrawn prior to the special meeting, (2) IP terminates the merger agreement on the grounds that the merger has not been completed by the outside date or on the grounds that the approval of Temple-Inland stockholders was not obtained at the special meeting and (3) concurrently with or within 12 months after such termination, a definitive agreement providing for an alternative transaction is entered into or consummated by Temple-Inland (except that references to 20% in the definition of competing proposal are deemed to be 50%).

IP has agreed to pay Temple-Inland a fee of $200 million if (1) Temple-Inland or IP terminates the merger agreement because the merger has not been completed by the outside date or a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been entered by a governmental entity in a jurisdiction that is material to the business and operations of Temple-Inland and (2) at the time of the termination, all of IP’s and Metal Acquisition Inc.’s conditions to consummating the merger have been satisfied or waived (or if the closing would have taken place on the date of the termination, the conditions would have been satisfied) other than the conditions relating to regulatory approvals and injunctions (to the extent any such injunctions relate to regulatory law).

Amendment of the Merger Agreement

The merger agreement may be amended, modified and supplemented if such amendment, modification or supplement is in writing and is signed by each party to the merger agreement. However, subsequent to the adoption of the merger agreement by Temple-Inland stockholders, no amendment, modification or supplement to the merger agreement may be made that requires the approval of Temple-Inland’s stockholders under applicable law unless the required further approval is obtained.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Temple-Inland common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a Temple-Inland stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Temple-Inland common stock unless otherwise indicated.

Beneficial owners of shares of Temple-Inland common stock who do not also hold such of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of Temple-Inland common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary, and if the shares of Temple-Inland common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of Temple-Inland common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of Temple-Inland common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of Temple-Inland common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Temple-Inland common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to Temple-Inland stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 and a copy of the full text of Section 262 is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

•	You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•	You must continue to hold your shares of Temple-Inland common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Temple-Inland common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of Temple-Inland common stock.

All demands for appraisal pursuant to Section 262 should be addressed to Temple-Inland Inc., 1300 MoPac Expressway South, 3rd Floor, Austin, TX 78746, Attn: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock.

Within 10 days after the effective date of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Temple-Inland common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon Temple-Inland, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of Temple-Inland to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Temple-Inland will file such a petition or that Temple-Inland will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Temple-Inland common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.

When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Temple-Inland common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Temple-Inland common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of Temple-Inland, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

CURRENT MARKET PRICE OF TEMPLE-INLAND COMMON STOCK

Our common stock is traded on the NYSE under the symbol “TIN.” On [ • ] [ • ], 2011, there were [ • ] registered stockholders of our common stock. Below is a summary of the NYSE high and low sales prices of shares of Temple-Inland common stock on the NYSE, as reported in published financial sources as well as the cash dividend paid per share for the periods specified below. The closing sale price of Temple-Inland common stock on the NYSE on June 6, 2011, the last full trading day before the first public announcement of IP’s offer to acquire Temple-Inland for $30.60 per share, was $21.01, and the closing sale price of Temple-Inland common stock on the NYSE on September 2, 2011, the last full trading day prior to the announcement of the merger, was $24.63. On [ • ] [ • ], 2011, the closing price for Temple-Inland common stock on the NYSE was $[ • ] per share. You are encouraged to obtain current market quotations for Temple-Inland common stock in connection with voting your shares.

			Cash
Period	High	Low	Dividend

2008
1st Quarter	$21.68	$11.64	$0.10
2nd Quarter	15.54	11.08	0.10
3rd Quarter	20.49	10.52	0.10
4th Quarter	15.42	2.34	0.10
2009
1st Quarter	$6.47	$2.37	$0.10
2nd Quarter	15.64	4.95	0.10
3rd Quarter	18.90	10.90	0.10
4th Quarter	22.68	14.85	0.10
2010
1st Quarter	$23.32	$15.95	$0.11
2nd Quarter	25.03	17.78	0.11
3rd Quarter	22.98	15.48	0.11
4th Quarter	22.94	18.02	0.11
2011
1st Quarter	$25.90	$21.20	$0.13
2nd Quarter	30.15	21.01	0.13
3rd Quarter (through [ • ])

Temple-Inland has paid dividends on its common stock every year since 1984. Under the merger agreement, Temple-Inland is prohibited from paying dividends other than quarterly cash dividends not to exceed $0.13 per share.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated prior to our 2012 annual meeting of stockholders, we will not have public stockholders, and there will be no public participation in any future meetings of stockholders. However, if the merger is not consummated prior to our 2012 annual meeting of stockholders, the following deadlines apply to the submission of stockholder proposals to be considered at our 2012 annual meeting of stockholders.

Any stockholder proposal submitted to Temple-Inland for inclusion in the proxy statement and proxy relating to the 2012 annual meeting of stockholders and any notice of a matter that a stockholder intends to bring before that meeting must be received by the Corporate Secretary of Temple-Inland no later than the close of business on November 24, 2011. Under Temple-Inland’s Amended and Restated Bylaws, no matter may be brought before, or acted upon at, any meeting of stockholders except pursuant to Temple-Inland’s notice of meeting, as directed by the Temple-Inland board or upon motion of any stockholder who has provided the notice required by the Bylaws to the Corporate Secretary of Temple-Inland of that intent (a) in the case of the annual meeting of stockholders, by the date as may be specified in the proxy statement for the prior year’s annual meeting of stockholders, or (b) in the case of a meeting other than the annual meeting of stockholders, not less than 75 days nor more than 100 days prior to the meeting date (unless the first public announcement of the date of such meeting is less than 90 days prior to the date of such meeting, in which case notice must be given on the tenth day following the date of first public announcement). The chairman of the meeting has the power and duty to determine whether any business proposed to be brought before the meeting was proposed in accordance with the procedures set forth in the Bylaws and, if any proposed business is not in compliance with the Bylaws, to declare that such defective proposal shall be disregarded.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial owners of more than 5% of the outstanding shares of Temple-Inland common stock based on information disclosed to the Securities and Exchange Commission as of the dates indicated below.

		Shares	Percentage of
		Beneficially	Class
Stockholders	Class	Owned	Outstanding(1)(2)

Blackrock, Inc.	Common	[7,734,003]	[7.17]	%

(1)	Based on [ • ] shares of Temple-Inland common stock outstanding as of [ • ] [ • ], 2011.

(2)	Based solely on information reported on an Amended Schedule 13G/A filed with the SEC on February 9, 2011.

The following table lists the shares of Temple-Inland common stock owned by the directors, Named Executive Officers and all current executive officers and directors as a group as of [ • ] [ • ], 2011.

SECURITY OWNERSHIP OF MANAGEMENT

	Beneficial Ownership(1)				Additional Ownership(2)
				Shares Issuable
				on Stock
				Options	Restricted	Restricted	Total
	Amount and		Beneficial	Exercisable	Stock Units	Stock Units	Beneficial
	Nature of		Ownership	More than 60	and	Deferred and	and
	Beneficial		Percent of	Days After	Performance	Payable Upon	Additional
Beneficial Owner	Ownership		Class	Record Date(3)	Stock Units(4)	Retirement	Ownership

Directors:
Cassandra C. Carr	22,000(1)		*	—	—	83,067	105,067
E. Linn Draper Jr.	20,000(1)		*	—	—	95,981	115,981
Larry R. Faulkner	20,200(1)		*	—	—	77,178	97,378
Jeffrey M. Heller	20,000(1)		*	—	—	103,630	123,630
J. Patrick Maley III	535,464(1)		*	300,611	462,093	—	1,298,168
W. Allen Reed	8,000(1)		*	—	—	103,544	111,544
Doyle R. Simons	633,973(1)		*	375,763	577,616	—	1,587,352
Richard M. Smith	30,000(1)		*	—	—	71,195	101,195
Arthur Temple III	792,448(1	)(5)	*	—	—	98,050	890,498
R. A. Walker	20,000(1)		*	—	—	36,850	56,850
Named Executive Officers:
Randall D. Levy	425,953(1)		*	165,362	256,681	—	847,996
Larry C. Norton	140,913(1)		*	132,956	206,806	—	480,675
Dennis J. Vesci	36(1)		*	—	203,240	10,426	213,703
All Directors and Executive Officers as a Group:
21 persons	3,538,574(1	)(5)	3.2%	1,442,833	2,423,241	679,921	8,084,569

*	Percentage is less than 1% of Temple-Inland common stock outstanding.

(1)	Includes the following number of shares of common stock issuable upon the exercise of options exercisable within a period of 60 days from [ • ] [ • ], 2011:

Directors

Cassandra C. Carr	20,000
E. Linn Draper Jr.	—
Larry R. Faulkner	20,000
Jeffrey M. Heller	20,000
J. Patrick Maley III	437,009
W. Allen Reed	6,000
Doyle R. Simons	517,862
Richard M. Smith	20,000
Arthur Temple III	12,000
R. A. Walker	16,000
Named Executive Officers:
Randall D. Levy	329,791
Larry C. Norton	130,173
Dennis J. Vesci	—
All Directors and Executive Officers as a Group:
21 persons	2,231,308

(2)	The items included in “Additional Ownership” are not included in the SEC’s definition of “Beneficial Ownership.”

(3)	Restricted stock units and performance stock units vest on the third anniversary from the date of grant if performance criteria are met. Units will be settled in stock or in cash based on the stock price as set forth in the award agreements.

(4)	Restricted stock units deferred through 2005 are payable in shares of common stock at retirement. Restricted stock units deferred in 2006 and later are payable in cash based on the stock price at retirement.

(5)	Includes 2,000 shares owned by certain relatives of Mr. Temple. SEC rules consider these shares to be beneficially owned, but Mr. Temple disclaims any beneficial interest in such shares. These 2,000 shares are the only shares owned by relatives included in the total number of shares owned by all directors and officers as a group (21 persons). Also includes 134,460 shares held in a trust over which Mr. Temple is trustee. Mr. Temple has a future income interest with respect to 67,230 of these shares and a remainder interest with respect to 67,230 of these shares. Also includes 20,166 shares held by various trusts and custodial accounts, with respect to which Mr. Temple has sole voting and dispositive power. Mr. Temple disclaims any beneficial ownership with respect to these 20,166 shares. Includes 157,380 shares held in a trust for Mr. Temple with respect to which he has a present income interest and is also a co-trustee. Does not include 2,565,252 shares of common stock held by the T.L.L. Temple Foundation, a charitable trust, of which Mr. Temple is Chairman of the Board of Trustees. Mr. Temple shares voting and dispositive power of the shares held by the foundation. Mr. Temple disclaims any beneficial ownership with respect to such shares.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investor Relations page of our corporate website at www.templeinland.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations):

•	Annual Report on Form 10-K for the fiscal year ended January 1, 2011 (filed on February 22, 2011);

•	Quarterly Reports filed on Form 10-Q for the fiscal quarter ended April 2, 2011 (filed on May 10, 2011) and for the fiscal quarter ended July 2, 2011 (filed on August 8, 2011); and

•	Current Reports filed on Form 8-K dated April 11, 2011 (filed on April 11, 2011); dated May 6, 2011 (filed on May 10, 2011); dated June 6, 2011 (filed on June 6, 2011); dated June 7, 2011 (filed on June 7, 2011); dated July 7, 2011 (filed on July 8, 2011); dated July 18, 2011 (filed on July 18, 2011); dated August 11, 2011 (filed on August 12, 2011); dated August 13, 2011 (filed on August 17, 2011); dated August 22, 2011 (filed on August 23, 2011); dated August 29, 2011 (filed on August 29, 2011); dated September 6, 2011 (filed on September 6, 2011; dated September 6, 2011 (filed on September 8, 2011); and dated September 6, 2011 (filed on September 12, 2011).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Temple-Inland Inc., 1300 MoPac Expressway South, 3rd Floor, Austin, TX 78746, Attn: Corporate Secretary, telephone (512) 434-5800, on the Investor Relations page of our corporate website at www.templeinland.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ • ] [ • ], 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

EXECUTION COPY

Annex A

AGREEMENT AND PLAN OF MERGER
between
INTERNATIONAL PAPER COMPANY,
METAL ACQUISITION INC.
and
TEMPLE-INLAND INC.
dated as of
September 6, 2011

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated September 6, 2011, is by and among International Paper Company, a New York corporation (“Parent”), Metal Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Temple-Inland Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, Parent and Purchaser have commenced a tender offer to purchase all of the outstanding shares of the Company’s Common Stock, par value $1.00 per share (together with the related Rights, the “Shares”), at a price per Share of $30.60 (the “Offer”), which will be terminated promptly after the execution and delivery of this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has (i) determined that the merger of Purchaser with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share not wholly owned directly or indirectly by Parent, Purchaser or the Company (other than Dissenting Shares) will be converted into the right to receive $32.00 in cash, without interest (the “Merger Consideration”), and the Transactions, in each case on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) recommended that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and Purchaser have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Transactions; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

AGREEMENT

Article I

THE MERGER

Section 1.1  The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in the DGCL.

(b) At the Effective Time, the Company Certificate shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Annex A to this Agreement (which shall contain indemnification, contribution and exculpation provisions identical to those set forth in the Company Certificate in effect as of the date hereof) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to the terms of this Agreement. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Annex B to this Agreement (which shall contain indemnification, contribution and exculpation provisions identical to those set forth in the Company’s bylaws in effect as of the date hereof) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to the terms of this Agreement.

Section 1.2  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties, such date to be no later than the second (2nd) business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, 10022, unless another date or place is agreed to in writing by the Company and Purchaser.

Section 1.3  Effective Time.  Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.” From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Purchaser, and all of the claims, obligations, liabilities, debts and duties of the Company and Purchaser shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.4  Directors and Officers of the Surviving Corporation.  The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.5  Subsequent Actions.  If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.6  Stockholders’ Meeting.

(a) As promptly as practicable (and in any event within 15 business days) after the date hereof, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the ‘‘Proxy Statement”) relating to the Merger and this Agreement; provided, that, except for such portions as may relate to a Competing Proposal, Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement and any amendment or supplement thereto before it is filed with the SEC and the Company shall consider in good faith all reasonable changes suggested by Parent in connection therewith. Unless there is a Change of Recommendation in accordance with Section 5.2(c), the Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement. Except for such portions as may relate to a Competing Proposal, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Except for such portions as may relate to a Competing Proposal, Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall consider in good faith all reasonable changes suggested by Parent in connection therewith. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Laws, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.9(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the SEC (or its staff). The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.

(b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable Law and this Agreement (including Section 5.2 and Section 8.1):

(i) (A) as promptly as reasonably practicable following the date hereof, duly set a record date for, and take all action necessary in accordance with the DGCL and the Company Governing Documents to duly call and give notice of a special meeting of its stockholders (such meeting or any adjournment or postponement thereof, the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser), with such record date to be selected with the consent of Parent, such consent not to be unreasonably withheld, and (B) as promptly as reasonably practicable following the date hereof, convene and hold the Special Meeting, with the date of the Special Meeting to be no more than 30 days after the dissemination of the Proxy Statement to the Company’s stockholders and selected with the consent of Parent, not to be unreasonably withheld;

(ii) as promptly as practicable (and in any event within five business days) following the Proxy Statement Clearance Date, file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders; and

(iii) unless there is a Change of Recommendation in accordance with Section 5.2(c) of this Agreement, use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and (B) secure any approval of stockholders of the Company that is required by the DGCL and any other applicable Law to effect the Merger.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their other Subsidiaries in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by the DGCL and any other applicable Law to effect the Merger.

(d) Subject to applicable Law and the following proviso, the Company shall not adjourn or postpone the Special Meeting without Parent’s consent (which may be withheld in its sole discretion); provided that without Parent’s consent, the Company may, and Parent may require the Company to, adjourn or postpone the Special Meeting up to two (2) times (for a period of not more than 15 calendar days in the aggregate), unless prior to such adjournment the Company shall have received proxies in respect of an aggregate number of Shares voting for the adoption of this Agreement, which have not been withdrawn, such that the Requisite Stockholder Approval will be obtained at such meeting. Once the Company has established a record date for the Special Meeting, the Company shall not change such record date or establish a different record date for the Special Meeting without the prior written consent of Parent (including, in the event that the Special Meeting is adjourned or postponed in accordance with this Section 1.6), unless required to do so by applicable Law.

Article II

CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $1.00 per share, of Purchaser (the “Purchaser Common Stock”):

(a) Purchaser Common Stock.  Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and, except as set forth in Section 2.1(b) below, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Purchaser Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All Shares owned by the Company, Parent or Purchaser (but not any Shares owned by any of their respective wholly owned Subsidiaries (for the absence of doubt, other than Purchaser itself or the Company itself), which Shares, if any, shall be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages), other than any such Shares held in a fiduciary capacity, shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Merger Consideration payable to the holder thereof. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.

(d) Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time. No adjustment shall be made to the Merger Consideration for any cash dividends that the Company is permitted to declare and pay pursuant to this Agreement or in the event that the Rights Agreement is terminated or the Rights are redeemed.

Section 2.2  Payment for Securities; Surrender of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent or Purchaser shall designate a reputable bank or trust company, which shall be reasonably acceptable to the Company, to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to, at or promptly after the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration with respect to Shares converted into Merger Consideration pursuant to Section 2.1(c) (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(c), Parent shall, or shall cause Purchaser to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of one year after the Effective Time or full payment of the Exchange Fund.

(b) Procedures for Surrender.  Promptly after the Effective Time (but in no event later than three (3) business days), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, to be mailed within five (5) business days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability.  At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact, in a form reasonably satisfactory to Parent and the Paying Agent, by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3  Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who did not vote in favor of the Merger (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights (it being understood that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration.

(b) The Company shall give prompt notice to Purchaser of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Appraisal Rights, and Purchaser shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4  Treatment of Company Options and Restricted Shares.

(a) Immediately prior to the Effective Time, (i) each outstanding, unvested and unexercised option to purchase Shares (the “Company Options”) under any stock option plan of the Company, or any other plan, agreement or arrangement of the Company or any Company Subsidiary, including any foreign equity plan, agreement or arrangement (collectively, the “Company Equity Plan”), shall become immediately vested and exercisable in full, and (ii) with respect to any Company Options that remain outstanding and are unexercised as of immediately prior to the Effective Time, all such Company Options shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (A) the total number of Shares previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option (such amount being hereinafter referred to as the “Option Consideration”). The Option Consideration shall be paid by the Company as soon as practicable (but in no event later than three (3) business days) following the Effective Time. From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof for Shares, but shall only entitle such holder to the payment of the Option Consideration.

(b) Immediately prior to the Effective Time, (i) each outstanding share of restricted stock, phantom share, restricted unit, performance stock unit and restricted stock unit (for the avoidance of doubt, other than any “cash settled fixed-value restricted unit”) (each, a “Restricted Share”) under the Company Equity Plan shall become immediately vested in full and all restrictions thereupon shall lapse, (ii) each vested Restricted Share shall be cancelled and the holder thereof shall be entitled to receive the Merger Consideration in respect of each Share underlying the cancelled vested Restricted Share as soon as practicable (but in no event later than three (3) business days) following the Effective Time and (iii) all dividend equivalents with respect to such Restricted Shares, to the extent not yet paid, shall be paid in full as soon as practicable (but in no event later than three (3) business days) following the Effective Time.

(c) The Company shall pass resolutions providing for the treatment of the Company Options and Restricted Shares (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4 to the effect that (i) all awards issued under the Company Equity Plan shall be settled as of the Effective Time as contemplated by this Agreement, and (ii) neither any holder of Company Equity Awards, nor any other participant in any Company Equity Plan shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation, Parent, or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plan, except as provided in this Section 2.4.

Section 2.5  Additional Benefits Matters.  All amounts payable pursuant to Section 2.4 shall be paid without interest (unless otherwise noted).

Section 2.6  Withholding.  Any payments made pursuant to this Agreement to any holder of Shares, Company Stock Options or Restricted Shares shall be net of all applicable withholding Taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from such payments under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so deducted and withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Stock Options or Restricted Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

Article III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as set forth in (i) in the Company SEC Documents filed or furnished with the SEC subsequent to December 31, 2009 and prior to the date hereof (and then (a) only to the extent reasonably apparent in the Company SEC Documents that such disclosed item is an event, item or occurrence that relates to a matter covered by a representation or warranty set forth in this Article III and (b) other than in risk factors or other forward-looking statements or language in such filings) or (ii) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that each disclosure set forth in the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to each other section is reasonably apparent from the text of the disclosure made), the Company represents and warrants to Parent and the Purchaser as set forth in this Article III.

Section 3.1  Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents not filed as of the date hereof with the SEC.

(b) Each material Company Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents. Each material Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite corporate power and authority to conduct its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and (ii) 25,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of August 27, 2011, (A) 108,837,406 shares of Common Stock were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) 14,767,938 shares of Common Stock were issued and held in the treasury of the Company, (D) 11,249,329 shares of Common Stock were reserved for issuance pursuant to the Company Equity Plan, including shares of Common Stock reserved for issuance upon exercise of the Company Options or vesting of Restricted Shares or other Company Equity Awards, and (E) 2,200,000 shares of Series B Junior Participating Preferred Stock were reserved for issuance pursuant to the Rights Agreement. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options or vesting of Restricted Shares or other Company Equity Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding.

(b) Except for the Company Equity Awards and the Rights, there are no (i) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (ii) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to (A) issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (C) repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company, or (iii) obligations (excluding Taxes and other fees) of the Company or any of its Subsidiaries to make any payments based on the market price or value of the Shares.

(c) Schedule 3.2(c) of the Company Disclosure Letter sets forth a listing of all outstanding Company Equity Awards as of August 27, 2011.

(d) There are no voting trusts, proxies or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other Equity Interest, of the Company. The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Equity Interests.

(e) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company, (ii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in any Subsidiary of the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such

Subsidiaries, being referred to collectively as the “Subsidiary Securities”) or (iv) obligations (excluding Taxes and other fees) of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities.

(f) Neither the Company nor any of the Company Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person that is not a Company Subsidiary where the ownership interest in such Person has a book value in excess of $1,000,000.

(g) There are no contractual obligations or commitments of any character to which the Company or any Company Subsidiary is a party restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries.

Section 3.3  Authorization; Validity of Agreement; Company Action.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Requisite Stockholder Approval, to consummate the Transactions, including the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, subject to the receipt of Requisite Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.4  Board Approvals.  The Company Board of Directors has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, the stockholders of the Company, (b) approved and declared advisable this Agreement and the Transactions, including the Merger, which approval, subject to the accuracy of the representations and warranties in Section 4.6, constituted approval under the provisions of Section 203 of the DGCL as a result of which the Transactions, including the Merger, are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL, and (c) subject to Section 5.2, recommended that the stockholders of the Company adopt this Agreement. The Company has entered into an amendment to the Rights Agreement substantially in the form previously delivered to Purchaser, which renders the rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, the execution and consummation of this Agreement and the Transactions.

Section 3.5  Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Mexico’s Federal Law on Economic Competition and any other Governmental Consents, (iv) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger or (v) such filings as may be required under the rules and regulations of the New York Stock Exchange in connection with this Agreement and the Merger), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any credit agreement, note, bond, mortgage, indenture, lease, agreement or other contract to which the Company or any of its Subsidiaries is bound, or (d) violate any order, writ, injunction, decree or Law applicable to the Company or any of its properties or assets; except in each of clauses (b), (c) or (d) where any of the foregoing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions.

Section 3.6  Company SEC Documents and Financial Statements.  The Company has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2008 under the Exchange Act or the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied (or with respect to Company SEC Documents filed after the date hereof, will comply) in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and its Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iii) fairly present in all material respects the financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein. None of the Company’s Subsidiaries is required to file any form, report or other document with the SEC.

Section 3.7  Internal Controls; Sarbanes-Oxley Act.

(a) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) Since January 1, 2008 through the date of this Agreement, to the knowledge of the Company, (i) none of the Company, any of its Subsidiaries or any director, officer, or auditor of the Company or any of its Subsidiaries has received, or otherwise had or obtained knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the

Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company.

Section 3.8  Absence of Certain Changes.  Except as contemplated by this Agreement or in the Company SEC Documents filed or furnished prior to the date hereof, since January 1, 2011, the Company has conducted, in all material respects, its business in the ordinary course.

Section 3.9  No Undisclosed Liabilities.  Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since January 1, 2011 in the ordinary course of business, (c) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the Transactions, and (d) for liabilities and obligations incurred under any contract or other agreement or arising under any applicable Law, other than liabilities or obligations due to breaches thereunder or violations thereof, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10  Material Contracts.

(a) Schedule 3.10 of the Company Disclosure Letter lists each Material Contract of the type described in clause (ii), (v), (viii) or (ix) of the definition of Material Contracts.

(b) Each Material Contract and each agreement, commitment, arrangement or plan disclosed or required to be disclosed in the Company Disclosure Letter pursuant to Section 3.14 is a valid and binding agreement of the Company or its Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such contract, agreement, commitment, arrangement or plan, and, to the Company’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder.

Section 3.11  Real Property.

(a) Owned Real Property.  The Company (or its Subsidiary, as the case may be) has good and valid title to each parcel of real property owned by the Company or any of the Company Subsidiaries (together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company or any of its Subsidiaries and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing, the “Owned Real Property”) and each such parcel is owned free and clear of all Liens, other than (A) Liens for Taxes, assessments, charges or claims of payment not yet past due, being contested in good faith or for which adequate accruals or reserves have been established in accordance with GAAP, (B) mechanics’ and materialmen’s Liens for construction in progress arising in the ordinary course of business, or for which adequate reserves have been established, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary, and (D) other Liens that do not materially interfere with the intended use of the Owned Real Property (collectively, “Permitted Liens”). Neither the Company nor any of its Subsidiaries is a lessor or grantor under any material lease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any material Owned Real Property or material portion thereof.

(b) Leased Real Property.  All current leases, subleases and licenses related to the material real property leased by the Company or any of the Company Subsidiaries (the “Leased Real Property” (and the leases pursuant to which such real property is leased, together with any amendments and modifications thereto, the “Leases”) are in full force and effect, are valid and effective in accordance with their terms, and there is not, under any of such leases, subleases or licenses, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or by the other party to such lease, sublease or license. Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any material portion of any Leased Real Property.

Section 3.12  Intellectual Property.

(a) Owned Intellectual Property.  Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are the exclusive owners of all Intellectual Property owned by the Company or any of the Company Subsidiaries (the “Owned Intellectual Property”), and (ii) the Owned Intellectual Property is owned by the Company or any of the Company Subsidiaries, free and clear of any Liens other than Permitted Liens.

(b) No Infringement.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the conduct of the business by the Company and its Subsidiaries does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property and none of the Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company or one of the Company Subsidiaries.

Section 3.13  Litigation.  There is no material claim, action, suit, arbitration, investigation of a Governmental Entity or any other judicial or administrative proceeding, in Law or equity (collectively, a “Legal Proceeding”), pending against (or, to the Company’s knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any executive officer or director of the Company (in their capacity as such) other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any material outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the other Transactions.

Section 3.14  Employee Benefit Plans; ERISA.

(a) Schedule 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list of all material Benefit Plans. Except as may be required by applicable Law, or as contemplated by this Agreement, the Company does not have any plan or legally binding commitment to amend or modify any existing Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement in such a manner as to materially increase the cost of such Benefit Plans to the Company in the aggregate.

(b) With respect to the Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available or will be delivered or made available within 45 days after the execution and delivery of this Agreement to Parent by the Company: (i) all Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service; (vii) the most recent summary plan description and any summary of material modification thereto; and (viii) all material communications received from or sent to the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor, or any other Governmental Entity (including a written description of any material oral communication) since January 1, 2010.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan or related trust. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan and any related trust complies, and has been administered in compliance, with its terms, ERISA, the Code, and other applicable Laws.

(d) No Benefit Plan (i) is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code or (iii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law).

(e) None of the Company, any of its Subsidiaries or any of its ERISA Affiliates has been involved in any transaction that would reasonably be expected to cause the Company, any of its Subsidiaries or, after the Effective Time, Parent or any of its Affiliates to be subject to liability under Section 4069 of ERISA, except as would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or any of its ERISA Affiliates has incurred (either directly or indirectly, including as a result of any indemnification obligation) any liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, and no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such liability to the Company, any of its Subsidiaries, any of its ERISA Affiliates or, after the Effective Time, Parent or any of its Affiliates, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any such employee, consultant or officer, (iii) trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive any indemnification from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(g) To the knowledge of the Company, no compensation paid pursuant to any Benefit Plan by the Company to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and Internal Revenue Service guidance thereunder), violates the requirements of Section 409A of the Code.

Section 3.15  Labor Matters.  Within 45 days following the date of this Agreement, the Company shall provide Parent with a list of all of the collective bargaining agreements to which the Company and the Company Subsidiaries are parties. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not result in a material liability to the Company and the Company Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, worker classification, Form I-9 and other immigration matters, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters except as had not had and would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

Section 3.16  Taxes.  Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were complete and correct. The Company and each of the Company Subsidiaries have paid all Taxes that are required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, partner, independent contractor, creditor, stockholder or with respect to any payments of royalties.

(b) (i) There currently are no audits, examinations or other proceedings or disputes pending, or to the knowledge of the Company or the Company Subsidiaries, threatened in writing, with regard to any Taxes of the Company or the Company Subsidiaries; and (ii) the Company and the Company Subsidiaries have not received a written notice or announcement of any audits, assessments, claims, deficiencies, or proceedings with respect to Taxes. The U.S. consolidated federal income Tax Returns of the Company for all taxable years through January 3, 2004 have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired).

(c) There are no Tax Liens upon any property or assets of the Company and the Company Subsidiaries, except for Permitted Liens.

(d) None of the Company or any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business).

(e) None of the Company or any Company Subsidiary (A) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the last two years that was intended to be governed by Section 355 of the Code; (B) has engaged in any transaction that has given rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations promulgated thereunder during any open tax periods; or (C) has (i) ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes (other than a group the common parent of which was and is the Company) or (ii) any liability for the Taxes of any person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

The provision for Taxes set forth on the Financial Statements has been made in accordance with GAAP. None of the Company or any of the Company Subsidiaries has incurred any Liabilities for Taxes since the date of the Financial Statements (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.

This Section 3.16 and Section 3.14 contain the sole representations and warranties of the Company and the Company Subsidiaries with respect to Tax matters.

Section 3.17  Environmental Matters.  Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries are in possession of, and in compliance with, all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, all such Environmental Permits are in full force and effect, and no action is pending, or to the knowledge of the Company, threatened, to suspend, modify, amend or challenge any material Environmental Permit; (b) there is not now and has not been since January 1, 2008 any Hazardous Substance used, generated, treated, released, or otherwise existing at, on, under or emanating from any Company or Company Subsidiaries owned, leased or operated property associated with the business except in compliance with applicable Environmental Laws; (c) the Company and the Company Subsidiaries have not received since January 1, 2008, any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, including with respect to any Hazardous Substance transported or disposed off-site by or on behalf of the Company or any Subsidiary, and, to the knowledge of the Company, no such notice is threatened; (d) there is no site to which the Company or the Company Subsidiaries have transported or arranged for the transport of Hazardous Substances since January 1, 2008 which, to the knowledge of the Company, may become the subject of an environmental action; (e) there are no material actions, claims, inquiries, orders or proceedings pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of the Company’s Subsidiaries arising under Environmental Laws; (f) neither the Company nor any of its Subsidiaries has been identified as a potentially responsible party under CERCLA or any analogous law, other than in connection with such action as has been fully and finally resolved; and (g) the Company and the Company Subsidiaries are, and since January 1, 2008 have been, in compliance with applicable Environmental Laws.

Section 3.18  Compliance with Laws; Permits.

(a) Each of the Company and the Company Subsidiaries has complied since January 1, 2008 and is in compliance in all material respects with all Laws which affect the business, properties or assets of the Company and its Subsidiaries.

(b) The Company and the Company Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties or to carry on its business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to have such Company Permits or for such Company Permits to be valid and in full force and effect would not be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or materially impair the ability of the Company to consummate the Transactions or to continue to operate its business following the Closing. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity threatening to revoke, or indicating that it is investigating whether to revoke, any Company Permit except as has not had and would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Company Permits and none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

Notwithstanding anything to the contrary in this Section 3.18, the provisions of this Section 3.18 shall not apply to matters discussed in Section 3.14, Section 3.16 and Section 3.17.

Section 3.19  Information in the Proxy Statement.  The Proxy Statement, (including any amendments or supplements thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser in writing expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.20  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Goldman Sachs & Co. (the “Company Financial Advisor”), dated as of the date hereof, to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be paid to the holders of the Shares (other than Parent and Purchaser) pursuant to this Agreement is fair from a financial point of view to such holders.

Section 3.21  Required Vote of the Company Stockholders.  The affirmative vote of the holders of outstanding shares of Common Stock, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Common Stock (the “Requisite Stockholder Approval”), is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the transactions contemplated hereby.

Section 3.22  Brokers; Expenses.  No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 3.23  Takeover Statutes.  Assuming the accuracy of the representation and warranty contained in Section 4.6, the Company Board of Directors and the Company have taken all action necessary to exempt the Merger, this Agreement and the Transactions from the prohibitions on business combinations set forth in Section 203 of the DGCL. No other Takeover Laws or provisions in the governing documents of the Company or any of its Subsidiaries having any such effect are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby or thereby.

Section 3.24  Insurance.  Each of the Company’s and its Subsidiaries’ material insurance policies, is in full force and effect and all premiums due thereon have been paid, and neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy. There has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policies and, other than disputes as to coverage in the ordinary course of business, there is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and there.

Section 3.25  Certain Business Practices.  To the knowledge of the Company, none of the Company or any Subsidiary of the Company or any directors or officers, agents or employees of the Company or any Subsidiary of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including the rules and regulations promulgated thereunder. The Company and its Subsidiaries have established internal controls and procedures designed to ensure compliance with the FCPA and any similar Law applicable to them or the conduct of their business.

Section 3.26  No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Purchaser in connection with the Transactions. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Purchaser or any other Person resulting from the distribution to Parent or Purchaser, or Parent’s or Purchaser’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Purchaser in certain “data rooms” or management presentations in expectation of the Transactions, unless any such information is expressly included in, or is the subject of, a representation or warranty contained in this Article III.

Article IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

Except as set forth in (i) in the Parent SEC Documents filed or furnished with the SEC subsequent to December 31, 2009 and prior to the date hereof (and then (a) only to the extent reasonably apparent in the Parent SEC Documents that such disclosed item is an event, item or occurrence that relates to a matter covered by a representation or warranty set forth in this Article IV and (b) other than in risk factors or other forward-looking statements or language in such filings) and (ii) the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood and agreed that each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to each other section is reasonably apparent from the text of the disclosure made), Parent and Purchaser represent and warrant to the Company, jointly and severally, as set forth in this Article IV.

Section 4.1  Organization and Qualification.  Parent is a corporation duly organized, validly existing and in good standing under the laws of New York. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Purchaser has the requisite corporate and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the Transactions.

Section 4.2  Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by each of them of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Boards of Directors of Parent and Purchaser, and no other corporate action on the part of the Parent or Purchaser, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation by each of them of the Transactions, including the Financing, subject to the adoption of this Agreement by Parent as the sole stockholder of Purchaser (which will occur promptly following the execution and delivery of this Agreement). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3  Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any filing by Parent or Purchaser with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act, Mexico’s Federal Law on Economic Competition, and any other Governmental Consents, (iv) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger or (v) such filings as may be required under the rules and regulations of the New York Stock Exchange in connection with this Agreement and the Merger), (c) violate any credit agreement, note, bond, mortgage, indenture, lease, agreement or other contract to which Parent or any of its Subsidiaries is bound, or any order, writ, injunction, decree or Law applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets; except in the case of clause (b) or (c), such violations, breaches or defaults which would not, individually or in the aggregate, impair, prevent or delay, or be reasonably expected to impair, prevent or delay, in any material respect the ability of Parent or Purchaser to perform its obligations under this Agreement.

Section 4.4  Litigation.  As of the date hereof, there is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair, prevent or delay, or be reasonably expected to impair, prevent or delay, in any material respect the ability of Parent or Purchaser to perform its obligations under this Agreement.

Section 4.5  Information in the Proxy Statement.  None of the information supplied in writing by Parent or Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to the Company’s stockholders or at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.6  Ownership of Company Capital Stock.  Neither Parent, Purchaser nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date of this Agreement, Parent and its affiliates collectively beneficially own (as defined in the Rules promulgated under the Exchange Act) 1,000 shares of Common Stock.

Section 4.7  Sufficient Funds.  Parent will have at the Effective Time the funds necessary to consummate the Transactions to fund any necessary refinancings or repayment of indebtedness, and to pay all fees and expenses incurred by Parent, Purchaser and the Company in connection with this Agreement and the Transactions. Parent has filed with the SEC a true, complete and correct copy of the executed commitment letter, dated as of July 7, 2011, among Parent, UBS Loan Finance LLC and UBS Securities LLC and as of the date hereof such commitment letter has not been amended, modified or waived in any respect (together with any amendments or joinders thereto, the “Debt Commitment Letter”), except to add additional financing parties.

Section 4.8  Ownership and Operations of Purchaser.  Parent owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Offer and the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.9  Brokers and Other Advisors.  No broker, investment banker, financial advisor, agent or other Person (other than the Parent Financial Advisor) is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser or any of their Subsidiaries.

Section 4.10  Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.  Each of Parent and Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Purchaser has been provided access for such purposes. In entering into this Agreement, each of Parent and Purchaser has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries, and each of Parent and Purchaser acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any Company Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Company representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent and Purchaser each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (a) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Purchaser are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Purchaser as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Purchaser or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement

Article V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1  Conduct of Business by the Company Pending the Closing.  The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Schedule 5.1 of the Company Disclosure Letter, (b) as required pursuant to or permitted by this Agreement, (c) as may be required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to (i) preserve substantially intact the business organization of the Company and its Subsidiaries, (ii) preserve the assets and properties of the Company and its Subsidiaries in good repair and condition, (iii) keep available the services of its present officers, employees, independent contractors and consultants, and (iv) preserve substantially the current relationships of the Company and its Subsidiaries with merchants, customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations, and otherwise conduct its business in the ordinary course in all material respects. Without limiting the generality of the foregoing, except (a) as set forth in Schedule 5.1 of the Company Disclosure Letter, (b) as expressly required pursuant to or permitted by this Agreement, (c) as may be required by Law or pursuant to any agreement in effect on the date hereof, or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to:

(a) propose or adopt any amendments to its certificate of incorporation or bylaws or equivalent organizational documents;

(b) split, combine, subdivide or reclassify, directly or indirectly, any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(c) other than quarterly cash dividends of $0.13 per share of Common Stock (with record and payment dates consistent with past practice), declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests of the Company, except (i) from holders of Company Options in full or partial payment of any exercise price and any applicable Taxes payable by such holder upon exercise of the Company Options to the extent required or permitted under the terms of such Company Options, or (ii) from holders of Restricted Shares in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Shares;

(e) authorize for issuance, issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options or Restricted Shares under the Company Equity Plan or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options or vesting of Restricted Shares outstanding as of the date hereof, or granted after the date hereof in compliance with the terms of the Agreement and (ii) the grant of Company Options or Restricted Shares pursuant to previously existing contractual arrangements of the Company (including automatic annual grants to directors);

(f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any Equity Interests in any Person or any business or division of any Person or all or a substantial portion of the assets of any Person (or business or division thereof), in each case, for consideration that exceeds $5 million in any one transaction or $15 million in the aggregate;

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales, leases and licenses in the ordinary course of business, (ii) dispositions of assets no longer used in the operation of the business (iii) factoring of accounts receivable, and (iv) for consideration that exceeds $1 million in any one transaction or $5 million in the aggregate;

(h) enter into any new agreement or contract or other binding obligation of the Company or its Subsidiaries containing (A) any noncompete or similar restriction on the ability of the Company and its Subsidiaries to conduct its business as it is presently being conducted or (B) any provisions granting “most favored nation” status, unless such agreement, contract or obligation is entered into in the ordinary course of business and does not purport to bind Affiliates of the Company other than its controlled Affiliates;

(i) (A) other than in the ordinary course of business: (i) create, incur or assume any indebtedness, other than (x) indebtedness under the Company’s existing credit facilities or commercially reasonable replacement facilities and (y) in order to refinance any existing indebtedness at the maturity thereof; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person that is not an affiliate of the Company for borrowed money; (iii) make any loans, advances or capital contributions to, or investments in, any other Person in an amount in excess of $20 million in the aggregate, or (B) amend and/or restructure any existing monetization structures;

(j) except (i) as required by the terms of any Benefit Plan, agreement or other contract in effect on the date hereof, or (ii) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code without increasing the benefits provided to any Person, (A) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement covering any officer, employee or director of the Company or any of its Subsidiaries (other than for employees who are not officers or directors in the ordinary course of business consistent with past practice in a manner that would not materially increase the liability of the Company or any of its Subsidiaries), (B) increase the compensation or other benefits payable or to become payable to officers, employees or directors of the Company (other than in the ordinary course of business and consistent with past practice with respect to employees who are not officers), (C) grant any employee, officer or director of the Company any material increase in severance or termination pay, (D) enter into any new or modify any existing employment, severance, termination, retention or consulting agreement with any officer, employee or director of the Company (other than in the ordinary course of business and consistent with past practice with respect to employees who are not officers), (E) accelerate any rights or benefits, or, other than in the ordinary course of business and consistent with past practice, make any material determinations, under any Benefit Plan, (F) amend, modify or terminate any existing Benefit Plan in any manner that would increase the liability of the Company or any of its Subsidiaries (other than for employees who are not officers or directors in the ordinary course of business consistent with past practice in a manner that would not materially increase the liability of the Company or any of its Subsidiaries) or (G) except as otherwise provided in Section 5.1(e)(ii), grant any new equity awards to any officer, employee or director of the Company or any of its Subsidiaries; provided, however, that the foregoing clauses (A), (B), (C), (D), (F) and (G) shall not restrict the Company from entering into or making available to newly hired employees or to employees in the context of promotions (in each case other than executive officers), in each case in the ordinary course, plans, agreements, benefits and compensation arrangements and nothing in this Section 5.1 shall prohibit the Company from making the cash awards set forth in Schedule 5.1(j) of the Company Disclosure Letter);

(k) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP, applicable Laws or any Government Entity;

(l) except as required by Law, make (other than in the ordinary course of business consistent with past practice) or change any Tax election, settle or compromise any Tax liability of the Company or any of its Subsidiaries, make any change in Tax accounting methods, file any amended Tax Return, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund, in each case, if such action is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries;

(m) permit any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(n) settle any material claim or material litigation, in each case made or pending against the Company, or any of its officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business;

(o) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger); and

(p) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Section 5.2  Solicitation.

(a) From and after the date of this Agreement until the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided in this Section 5.2, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage the submission or announcement of any proposal or offer that constitutes, or may reasonably be expected to lead to, a Competing Proposal, (ii) enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, any proposal or offer that constitutes, or may reasonably be expected to lead to, a Competing Proposal, (iii) engage in discussions with any person with respect to any

Competing Proposal (other than to clarify the terms of the Competing Proposal), (iv) agree to, approve, endorse or recommend any Competing Proposal (or publicly propose to do any of the foregoing items in this clause (iv)), (v) withdraw, change, amend, modify or qualify in a manner adverse to Parent or Purchaser, the Company Board Recommendation (or publicly propose to do any of the foregoing items in this clause (v)), or otherwise make any public statement inconsistent with the Company Board Recommendation, (vi) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal, or (vii) resolve, propose or agree to do any of the foregoing (any act pursuant to clause (iv) or (v) above, or any resolution or agreement to take any such act, a “Change of Recommendation”). Subject to Section 5.2(b), the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, (i) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Proposal, (ii) with respect to third parties with whom discussions or negotiations have been terminated on or prior to the date of this Agreement, use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by the Company, its Subsidiaries or its or their Representatives and (iii) cause any physical or virtual data room to no longer be accessible to or by any person other than Parent and its Affiliates.

(b) The Company shall promptly notify Parent orally (and then in writing within 24 hours) after it or any of its Subsidiaries has received any proposal, inquiry, offer or request relating to or constituting a Competing Proposal, any request for discussions or negotiations, or any request for information relating to the Company or its Subsidiaries in connection with a Competing Proposal or a potential Competing Proposal or for access to the properties or books and records in connection therewith which the Company or any of its Subsidiaries or any of their respective Representatives is or become aware, or any material amendments to the foregoing. Such notice to Parent shall indicate the identity of the person making such proposal and the terms and conditions of such proposal, if any. The Company shall also promptly (and in any event within 24 hours) provide Parent with (i) a copy of any written notice or other written communication from any person informing the Company or any of its Subsidiaries or their respective Representatives that it is considering making, or has made a proposal regarding, a Competing Proposal, (ii) a copy of any Competing Proposal (or any amendment thereof) received by the Company or any of its Subsidiaries, and (iii) such other details of any such Competing Proposal that Parent may reasonably request. Thereafter, the Company shall keep Parent reasonably informed on a current basis of any change to the terms of any such Competing Proposal, and shall provide Parent notice of any meeting of the Company’s Board of Directors at which any Competing Proposal is reasonably likely to be considered at substantially the same time as notice of such meeting is provided to the members of the Company’s Board of Directors. Notwithstanding the limitations set forth in Section 5.2(a), subject to complying with this Section 5.2(b), if, prior to obtaining the Requisite Stockholder Approval, the Company receives a bona fide Competing Proposal which (i) constitutes a Superior Proposal or (ii) the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in clauses (x) and/or (y) below, in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal (and to any persons working in concert with such third party and any of their respective financing sources), if, and only if, prior to so furnishing such information, the Company receives from the third party an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that (A) the Company may not take such actions described in clauses (x) and (y) above until at least 24 hours after having provided to Parent notice of its intention to do so and (B) subject to applicable Regulatory Law, the Company shall furnish to Parent, substantially contemporaneously with furnishing any non-public information to such Person, such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof. None of the actions permitted or contemplated by this Section 5.2(b) shall be deemed to be or shall constitute a Change of Recommendation.

(c) Notwithstanding the limitations set forth in Section 5.2(a) and prior to obtaining the Requisite Stockholder Approval, the Company Board of Directors may, subject to first complying with Section 5.2(d), effect a Change of

Recommendation in response to an Intervening Event or the receipt of a bona fide Competing Proposal that has not been withdrawn if the Company Board of Directors has concluded in good faith after consultation with the Company’s outside legal and financial advisors that (x) in the case of a Competing Proposal, such Competing Proposal constitutes a Superior Proposal and (y) in the case of a Competing Proposal or an Intervening Event, the failure of the Company Board of Directors to effect a Change of Recommendation would be reasonably likely to be inconsistent with the exercise of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law.

(d) Neither the Company nor the Company Board of Directors shall effect a Change of Recommendation unless (i) the Company shall have given Parent and Purchaser written notice (a “Notice of Superior Proposal or Intervening Event”) advising them of the intention of the Company Board of Directors to take such action, describing in detail the Intervening Event or Superior Proposal that serves as the basis of such action five (5) business days prior to taking such action (and, in the case of a Superior Proposal, attaching a copy of the final form of any related agreements), and (ii) (A) for a period of five (5) business days after delivery of the Notice of Superior Proposal or Intervening Event (the “Match Period”), the Company shall have, to the extent requested by Parent, negotiated with Parent with respect to revisions to the terms of this Agreement and/or the Transactions (and/or other proposals made by Parent) and (B) at the end of such period, the Company Board of Directors shall have determined (in compliance with this Section 5.2), after consultation with its outside financial and legal advisors, after giving effect to any proposals, amendments or modifications offered by Parent and Purchaser, (x) that such Competing Proposal nevertheless remains a Superior Proposal or (y) to effect a Change of Recommendation in connection with such Intervening Event. The Company acknowledges and agrees that each successive material amendment or material revision to any Superior Proposal shall constitute a new Superior Proposal, as applicable, for all purposes of this Agreement, including with respect to necessitating the delivery of a new Notice of Superior Proposal, new Match Period (except that the duration of any Match Period resulting from any such amendment or revision shall be two (2) business days or, if longer, the unexpired portion of any prior Match Period) and new determinations by the Company Board of Directors as set forth herein. The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement or unless required to be disclosed in any filings with, or Laws of, the SEC or pursuant to the rules of the New York Stock Exchange.

(e) Nothing contained in this Section 5.2 shall be deemed to prohibit the Company or the Company’s Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders); provided that any such disclosure that constitutes a Change of Recommendation shall not be made until the Company has complied with Section 5.2(d). For purposes of clarification, a “stop, look and listen” communication shall not in and of itself constitute a Change of Recommendation.

(f) No Change of Recommendation shall change the approval of the Company Board of Directors for purposes of (x) Section 251(b) of the DGCL or (y) any state takeover Law (including the Interested Stockholder Statute) or other state Law or the Rights Agreement. Notwithstanding any Change in Recommendation, the Company shall (i) submit this Agreement and the Merger to the stockholders of the Company for the purpose of obtaining the Requisite Stockholder Approval at the Special Meeting and (ii) not submit any Competing Proposal for approval by the stockholders of the Company.

(g) Without limiting the generality of anything in this Section 5.2, any violation of the restrictions set forth in this Section 5.3 by any directors or officers of the Company shall be deemed to be a breach by the Company of this Section 5.2.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1  Notification of Certain Matters.  The Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the

Merger or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to this Agreement, the Merger or the Transactions. Parent shall keep the Company informed of all material developments relating to the Financing.

Section 6.2  Access; Confidentiality.  From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, upon reasonable prior notice, give Parent and Purchaser, their officers and their employees and their authorized Representatives, reasonable access during normal business hours to the contracts, books, records, senior management, commitments, offices and other facilities and properties of the Company. The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Purchaser pursuant to this Section 6.2. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client privilege of the Company or (b) contravene any applicable Law or contractual restriction; provided that the Company shall have used reasonable best efforts to make such disclosure in a form or manner that would not jeopardize such privilege or violate such Law or contractual restriction (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege or entering into a joint defense agreement).

Section 6.3  Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Merger and the other Transactions by the Outside Date, including (i) the obtaining of all necessary actions or nonactions, licenses, permits, orders, clearances, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid any action or proceeding by, any Governmental Entity, including without limitation in connection with any Regulatory Law (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Merger, the Transactions or the consummation thereof, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the Transactions.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, and in any event no later than seven (7) business days after the date hereof, make any required filings of Notification and Report Forms pursuant to the HSR Act, (ii) as promptly as practicable make appropriate filings with the Mexican Federal Competition Commission pursuant to Mexico’s Federal Law on Economic Competition and (iii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any other Governmental Entities (including any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) or third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions, (y) to the extent not made prior to the date hereof, timely making or causing to be made all such applications and filings and seeking all such actions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any request under or with respect to the HSR Act, Mexico’s Federal Law on Economic Competition, any other Governmental Consent and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions. Within five (5) business days after the date hereof, to the extent legally permitted, each of the Company and Parent shall provide to counsel for the other party all filings and written submissions, including attachments thereto, made by the Company to any

Governmental Entity regarding the Transactions, provided that each party shall be entitled to redact competitively sensitive information and any information relating to Company valuation and similar matters relating to the Transactions.

(c) Without limiting any of its other obligations hereunder, Parent and Purchaser shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction (including multinational or supernational), or any other person, may assert under Regulatory Law with respect to the transactions contemplated hereby in order to assure satisfaction of the conditions to the Transactions, and to avoid or eliminate, and minimize the impact of, each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger, in each case so as to enable the Merger and the Transactions to occur no later than the Outside Date (any such action, a “Settlement Action”), including, without limitation by proposing, negotiating, committing to and effecting, by agreement, consent decree, hold separate order, trust or otherwise, (x) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or affiliates) or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries or affiliates), (y) the creation or termination of relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or affiliates and (z) any other actions that after the Closing would limit the freedom of Parent, the Company or any of their respective Subsidiaries’ or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Company’s or the Surviving Corporation’s) or affiliates’ assets, businesses, services, products or product lines, in each case as may be required under or in connection with Regulatory Laws in order to obtain all required Governmental Consents (including expirations or terminations of waiting periods whether imposed by Law or agreement) and to avoid the entry of, or to effect the dissolution of, any order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Merger by the Outside Date; provided that, notwithstanding anything in this Agreement to the contrary, neither Parent nor Purchaser shall be required to take, or cause to be taken, any Settlement Action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the Company and its Subsidiaries, taken as a whole, (ii) Parent and its subsidiaries, taken as a whole, but deemed for this purpose to be the same size as the Company and its Subsidiaries, taken as a whole, or (iii) the Company, Parent and their respective Subsidiaries, taken as a whole, but deemed for this purpose to be the same size as the Company and its Subsidiaries, taken as a whole (any of the foregoing, a “Regulatory Material Adverse Effect”). The Company and its Subsidiaries shall not, without Parent’s prior written consent discuss or commit to any extension of any waiting period under any Law or to any agreement not to consummate the Merger. If requested by Parent, the Company shall take any action or make any agreement required by any Governmental Entity under any Regulatory Law; provided that any such action or agreement is conditioned on the consummation of the Merger. The Company shall not take any action or make any agreement required by any Governmental Entity under any Regulatory Law without the written consent of Parent, in its sole discretion.

(d) Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity, each of the Company and Parent agrees (i) to cooperate and consult with each other, (ii) to furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) to keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Entity with respect to the Transactions and (iv) to permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining the necessary approvals for the Transactions and (v) not to participate in any meeting or discussion in person or by telephone expected to address matters related to the transactions contemplated hereby with any Governmental Entity in connection with any of the Transactions unless, to the extent not prohibited by such Governmental Entity, it gives the other party reasonable notice thereof and the opportunity to attend and observe. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section in a manner so as to preserve any applicable privilege. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.3(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or any other person is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Subject to the terms of this Agreement, Parent shall be entitled to direct the defense of the Transaction in any investigation or litigation by, or negotiations with, any Governmental Entity or other Person relating to the Merger or regulatory filings under applicable Regulatory Law. Nothing in this Agreement shall restrict Parent from (if it so chooses) opposing by refusing to consent to, through litigation or otherwise, any request, attempt or demand by any Governmental Entity or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company, in each case, to the extent doing so would not and would not reasonably be expected to prevent the Closing from occurring by the Outside Date.

For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

(f) Parent shall not, and shall not permit any of its Subsidiaries to, enter into or agree to enter into any letter of intent, agreement in principle or definitive agreement for the acquisition of any business or person that is reasonably likely to prevent, impair or delay the receipt of any approval or waiver required under any Regulatory Law or its ability to obtain the Financing.

(g) Without limiting any of its other obligations hereunder, Parent shall take all actions necessary to obtain the Financing or any alternative financing sought in connection with the Transactions in order to permit Purchaser and Parent to consummate the Transactions at the time and in accordance with the provisions of this Agreement. Without limiting the foregoing, Parent shall assure that all funds necessary to permit Purchaser to consummate the Merger and the other Transactions are available to Purchaser on a timely basis and hereby unconditionally guarantees the performance by Purchaser of all of its obligations hereunder.

(h) The Company and Parent shall give (and shall cause their respective Subsidiaries to give) any notices to third parties, and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to obtain any third-party consents necessary, proper or advisable to consummate the Transactions.

(i) Parent shall vote (or act by written consent if applicable with respect to) all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with applicable Law.

Section 6.4  Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement; provided, however, that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of a bona fide Competing Proposal and matters related thereto or a Change of Recommendation; provided, further, each party hereto and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.4.

Section 6.5  Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall, and shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries to the fullest extent permissible under applicable Law, under the Company Governing Documents or any comparable governing instruments of any Company Subsidiary in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents or any comparable governing instruments of any Company Subsidiary or Indemnification Agreements arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b) Without limiting the provisions of Section 6.5(a), for a period of six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to: (i) indemnify and hold harmless each current and former director, officer or employee of the Company or any of its Subsidiaries, (including any individual who shall become a director, officer or employee on or after the date hereof and prior to the Effective Time) in such capacity, and also with respect to any such person, in their capacity as a director, officer, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary (each, together with such person’s heirs, executors or administrators, a “Covered Person”) against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission at or prior to the Effective Time, or (B) this Agreement or any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt, to the extent required by the DGCL, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified; provided that the obligations in this sentence shall only apply with respect to any Covered Person to the extent that such Covered Persons is and is permitted to be indemnified by the Company or any of its Subsidiaries as of the date hereof. Notwithstanding anything to the contrary contained in this Section 6.5 or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.5(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons shall continue in full force and effect in accordance with their terms.

(d) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries with respect to claims arising from or related to facts or events which occurred or failed to occur (or which are alleged to have occurred or failed to occur) at or before the Effective Time covering all individuals currently covered thereby; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid by the Company in the prior fiscal year for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance covering all individuals currently covered thereby obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, then, in lieu of the foregoing insurance, the Company may purchase at any time prior to the Effective Time a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall cover all individuals currently covered thereby and shall have an aggregate coverage limit over the term of such policy in an amount equal to the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided that the cost of such “tail” or “runoff” insurance program does not exceed six times the Base Premium.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.

(f) The Covered Persons are intended third party beneficiaries of this Section 6.5 and may directly enforce the provisions hereof, and this Section 6.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby. For purposes of this Section 6.5, except the proviso in the first sentence of Section 6.5(b), Company Subsidiaries or any Subsidiary of the Company shall include current and former Subsidiaries of the Company.

Section 6.6  State Takeover Laws.  If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal Laws becomes or is deemed to become applicable to the Company, the Merger or any other Transaction, then the Company Board of Directors shall use its reasonable best efforts to render such statute (or the relevant provisions thereof) inapplicable to the foregoing.

Section 6.7  Obligations of Purchaser.  Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement required to be performed prior to the Closing and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.8  Employee Benefits Matters.

(a) Effective as of the Effective Time and continuing through December 31, 2012, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or the Company Subsidiaries who continues to be employed by the Company or the Surviving Corporation or any of their respective Subsidiaries (other than such employees covered by collective bargaining agreements) (the “Affected Employees”), (i) a base salary or regular hourly wage, whichever is applicable, that is substantially comparable to the base salary or regular hourly wage provided to such Affected Employee by the Company immediately prior to the Effective Time and (ii) employee benefits (other than equity compensation and short-term incentive compensation) that are, in the aggregate, substantially comparable to those provided to such Affected Employee (including all dependents) by the Company immediately prior to the Effective Time; provided, that Parent may provide Affected Employees with equity compensation grants in its discretion; and provided, further, that Parent shall have no obligation to cause any Affected Employee who is not actively accruing benefits under a tax-qualified defined benefit plan of the Company or the Company Subsidiaries immediately prior to the Effective Time to actively accrue benefits under a tax-qualified defined benefit of Parent and its Subsidiaries. Without limiting the generality of the foregoing, until the date that is 18 months following the Effective Time, Parent shall cause to be maintained in place, in accordance with its terms as of the date of this Agreement the Temple-Inland Enhanced Severance Pay Policy, which is set forth on Schedule 6.8(a) of the Company Disclosure Letter and any severance policy for hourly or part time employees who are not subject to collective bargaining agreements that is included in an employee handbook or similar document as of the date of this Agreement. For 2011, the Company and the Company Subsidiaries shall pay bonuses to the Affected Employees at the earlier of (x) the Effective Time or (y) the date on which short term bonuses are ordinarily paid to Affected Employees based on the greater of target level and actual performance in respect of the portion of the 2011 year from January 1, 2011 through December 31, 2011 or, if earlier, the Effective Time. If the Effective Time has not occurred by January 1, 2012, the Company may establish for 2012 annual incentive targets and performance goals that are substantially similar to the annual incentive targets and performance goals under the Company’s 2011 annual incentive compensation plan and the Company and the Company Subsidiaries shall pay pro-rata bonuses for 2012 at the target level to Affected Employees at the Effective Time. Parent shall cause the Affected Employees to participate in short-term annual incentive compensation plans of Parent and its Subsidiaries for 2012 or, if the Effective Time occurs in 2012, for the remainder of 2012, that provide short-term annual incentive compensation opportunities that are, in the aggregate, substantially comparable to those provided to similarly situated employees of Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries).

(b) Following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including, without limitation, any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account for purposes of determining, as applicable, the eligibility, vesting and benefit accrual under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Affected Employees (other than (i) for benefit accrual under defined benefit pension plans, (ii) for service under retiree medical plans for any purpose, (iii) as would result in a duplication of benefits and (iv) under newly established plans for which similar situated employees of Parent and its Subsidiaries do not receive such credit).

(c) Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (i) reduce any period of limitation on health benefits coverage of Affected Employees due to pre-existing conditions (or actively at work or similar) under the applicable health benefits plan of Parent or an affiliate of Parent by the number of days of an individual’s “creditable coverage,” to the extent required by Section 701 of ERISA, (ii) waive any and all eligibility waiting periods and evidence of insurability requirements with respect to such Affected Employees to the extent such eligibility waiting periods or evidence of insurability requirements were waived with respect to the Affected Employees under the Benefits Plans and (iii) credit each Affected Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. None of the Transactions shall affect any Affected Employee’s accrual of, or right to take, any accrued but unused personal, sick or vacation policies applicable to such Affected Employee immediately prior to the Effective Time.

(d) In addition to any obligations imposed by applicable Law upon any successor to the Company, as successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (or to any Company Subsidiary or division of the Company in which the employee who has entered into a change in control agreement with the Company (each a “Change in Control Agreement” and collectively, the “Change in Control Agreements”) is employed, including but not limited to, the Company’s building products operations), Parent shall cause Surviving Corporation or the applicable Subsidiary that is a party thereto to assume and agree to perform, the obligations under the Change in Control Agreements in accordance with their respective terms and conditions. Parent shall cause any successor to all or substantially all of the business and/or assets of the Company’s building products operations to assume and agree to perform the obligations under the Change in Control Agreements for any employee of such operations who is party to a Change in Control Agreement who becomes employed by such successor. In addition, for the purposes of Section 7.1 of the Change in Control Agreement, the “Board” shall mean the board of directors of Parent or the board of directors of its ultimate successor parent company, or the compensation committee of such board of directors.

(e) Nothing in this Agreement shall confer upon any Affected Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Affected Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Affected Employee. This Section 6.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.8. Notwithstanding any provision in this Agreement to the contrary and without limiting the foregoing, nothing in this Section 6.8 shall create any third party beneficiary rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.9  Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10  Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.11  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or officers relating to the Transactions. The Company agrees that it shall not settle or offer to settle any litigation against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement, the Merger, any other Transaction or the Offer, without the prior written consent of Parent, such consent not to be unreasonably withheld.

Section 6.12  Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause its Affiliates and its and their respective officers, employees and advisors (including legal and accounting) to, provide to Parent all cooperation reasonably requested by Parent in connection with obtaining debt financing for the Transactions.

(b) In respect of any indebtedness that Parent advises the Company in writing will be repaid or terminated in connection with the Closing, the Company will use reasonable best efforts to obtain and deliver to Parent at or prior to Closing, customary payoff letters, termination statements, releases and similar evidences of termination, subject to the timely receipt of funds from Parent, reasonably requested by, and in form and substance reasonably satisfactory to, Parent.

Section 6.13  Termination of Offer.  On the date hereof, Parent shall take all actions necessary to terminate the Offer.

Article VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) This Agreement shall have been adopted by the Requisite Stockholder Approval;

(b) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes unlawful the consummation of the Merger, and there shall be no judgment, injunction, order, restraint or prohibition of a court or other tribunal of competent jurisdiction in effect temporarily or permanently prohibiting the consummation of the Merger; and

(c) (i) Any applicable waiting period under the HSR Act, Mexico’s Federal Law on Economic Competition, or imposed by any agreement with the Antitrust Division of the U.S. Department of Justice shall have expired or been earlier terminated, and (ii) all applicable waiting and other time periods under other applicable state or foreign antitrust, competition or fair trade Laws or applicable Laws, other than those referred to in the foregoing clause (i), shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances in any relevant jurisdiction shall have been obtained, in each case, in respect of the Merger unless otherwise waived by Parent; provided that with respect to the condition set forth in this clause (ii), the failure of such condition shall not relieve either Parent or Purchaser of its obligation to consummate the Merger unless consummation of the Merger without obtaining any of the regulatory clearances referred to in this clause (ii) would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect or result in criminal liability for any officer or director of Parent, the Company or any of their respective Subsidiaries.

Section 7.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment (or written waiver by the Company) of the following conditions:

(a) The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to prevent, impede or delay the consummation of any of the Transactions; provided that representations and warranties that are made as of a particular date or period shall be true and correct in such manner only as of such date or period;

(b) Parent and Purchaser shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3  Conditions to Obligation of Parent and Purchaser to Effect the Merger.  The obligation of Parent and Purchaser to effect the Merger is further subject to the fulfillment (or written waiver by Parent and Purchaser) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided that (x) with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period, and (y) the representations and warranties of the Company set forth in Section 3.2 (except for inaccuracies that are, in the aggregate, de minimis), Section 3.3, Section 3.4, Section 3.20, Section 3.21 and Section 3.22 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than such specified representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct in all respects (except, in the case of Section 3.2, for inaccuracies that are, in the aggregate, de minimis) as of such other date);

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d) Since January 1, 2011, no Effects have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Article VIII

TERMINATION

Section 8.1  Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Requisite Stockholder Approval, if applicable) as follows:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company prior to the Effective Time, if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) in the case of a breach by the Company would result in the conditions in Section 7.3(a) or (b) not being satisfied and (B) in the case of a breach by Parent or Purchaser would result in the conditions in Section 7.2(a) or (b) not being satisfied (and in the case of clause (A) or (B) as applicable, such breach is not curable, or if curable, has not been cured within twenty (20) business days after the receipt of notice thereof by the defaulting party from the non-defaulting party); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement; or

(c) by either the Company or Parent if the Effective Time shall not have occurred on or before the date that is nine months after the date hereof (the “Outside Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that has been a principal cause of the failure to consummate the Merger on or before such date;

(d) by Parent, if the Company Board of Directors shall have effected a Change of Recommendation; provided, however, the exercise of such termination right by Parent must occur within four (4) business days after notice by the Company to Parent of its right to terminate pursuant to this Section 8.1(d);

(e) by either the Company or Parent if the Special Meeting shall have concluded and the Requisite Stockholder Approval shall not have been obtained; provided that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company if the Company has materially breached its obligations under Section 5.2;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have complied with its obligations under Section 6.3.

Section 8.2  Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, Section 8.2 and Section 9.3 through Section 9.13 shall survive such termination; provided, however, that nothing herein shall relieve (x) any party from any liability for any failure to consummate the Transactions if required to pursuant to this Agreement (it being understood that the failure of Parent or Purchaser to receive the proceeds of the Financing or of any alternative financing shall not relieve Parent or Purchaser from any such liability or of their obligations to consummate any of the Transactions), or (y) any party hereto from liability for a willful breach of its covenants or agreements set forth in this Agreement prior to such termination (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of — pocket costs, and may include the benefit of the bargain lost by Parent and Purchaser, or by the Company’s stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company). Payment of the Reverse Termination Fee shall not relieve Parent or Purchaser for any other liability hereunder, including for any breach of Section 6.3.

(b) Termination Fee.

(i) If Parent terminates this Agreement pursuant to Section 8.1(d) or if the Company terminates this Agreement pursuant to Section 8.1(b) during any time at which Parent was entitled to terminate this Agreement pursuant to Section 8.1(d), then the Company shall pay to Parent an amount in cash equal to $105,000,000 (the “Termination Fee”) by wire transfer (to an account designated by Parent) within two (2) business days of the date of such termination.

(ii) If (x) any Competing Proposal shall have been publicly announced or shall have become publicly known and in any such case not withdrawn prior to the Special Meeting and this Agreement is terminated by Parent pursuant to Section 8.1(c) and the Requisite Stockholder Approval has not been obtained or Section 8.1(e) and (y) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for a Competing Proposal shall have been entered into by the Company or a Competing Proposal shall have been consummated, then the Company shall pay to Parent the Termination Fee in cash (it being understood that in no event shall Parent be entitled to receive the Termination Fee on more than one occasion) by wire transfer (to an account designated by Parent), upon the earlier of consummation of the Competing Proposal or the date on which the Company enters into the agreement providing for such Competing Proposal, as applicable.

(iii) For purposes of Section 8.2(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that the reference to “at least 20%” in the definition of “Competing Proposal” shall be deemed to be a reference to “at least 50%.”

(c) If the Company or Parent terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(f) and in either case at the time of such termination, all of the conditions to Closing set forth in Sections 7.1, 7.3(a), 7.3(b) and 7.3(d) have been satisfied or waived (or, if the Closing were to have taken place on the date of termination, such conditions would have been so satisfied), other than so much of the conditions in Section 7.1(b) and/or Section 7.1(c) as relates to the failure to receive any required consent or clearance under, the failure to secure the expiration or termination of any waiting period under, the issuance of any judgment, injunction, order, restraint or prohibition pursuant to, or any other failure of the Transactions to comply with, any Regulatory Law, then Parent shall pay to the Company an amount in cash equal to $200,000,000 (the “Reverse Termination Fee”) within two (2) Business Days of such termination.

(d) Each of the Company and Parent acknowledges that the agreements contained in Section 8.2(b) and Section 8.2(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Purchaser and the Company would not enter into this Agreement.

Article IX

MISCELLANEOUS

Section 9.1  Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Requisite Stockholder Approval, if applicable, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party or parties granting such extension or against whom such waiver is to be effective, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right and any partial exercise thereof shall not preclude any other or further exercise of any other right hereunder.

Section 9.2  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3  Expenses.  All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Notwithstanding anything to the contrary contained herein, Parent, Purchaser and the Company shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes imposed on Parent, Purchaser, the Company or any of the Company Subsidiaries in connection with this Agreement and the Transactions contemplated hereby.

Section 9.4  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), by email (notice deemed given upon sending), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Purchaser, to:

International Paper Company
6400 Poplar Avenue
Memphis, Tennessee 38197

Attention:	Sharon R. Ryan, Vice President, Acting General Counsel and Corporate Secretary
Facsimile: (203) 541-8200

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

Attention:	Jeffrey J. Rosen William D. Regner
Facsimile: (212) 909-6836

and

(b) if to the Company, to:

Temple-Inland Inc.
1300 MoPac Expressway South, 3rd Floor
Austin, Texas 78746
Attention: C. Morris Davis, General Counsel
Facsimile: (512) 434-8051

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, NY 10019

Attention:	Benjamin M. Roth
Facsimile: (212) 403-2000

Section 9.5  Certain Definitions.  For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not include any provision having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Benefit Plans” means all employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, vision, dental or other health plans, life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any of its Subsidiaries, or to which the Company or its Subsidiaries contributes or is obligated to contribute thereunder, or with respect to which the Company or its Subsidiaries has or may have any material liability (contingent or otherwise).

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had a material adverse effect on the financial condition, business, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any business or industry in which the Company operates, including changes in, or levels of, commodity prices or prices of other inputs, products, goods or services, (ii) legal, tax, economic, political and/or regulatory conditions (or changes therein), including any conditions (or changes therein) in financial, credit or capital markets, (iii) any generally applicable change in Law or GAAP or interpretation of any of the foregoing, (iv) any actions required to be taken pursuant to this Agreement or taken at the request of Parent and any Effect attributable to the execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom, and any adverse change in customer, employee, supplier, financing source, stockholder, joint venture partner or other relationship, including as a result of the identity of Parent, (v) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vii) other than with respect to matters listed in clause (ix) or (x) below, the status or outcome of, or other developments relating to or arising in connection with, any item, including any litigation, investigation or inquiry involving the Company or any Company Subsidiary or any Covered Person, in each case that has been disclosed in the Company Disclosure Letter or in the Company SEC Documents filed prior to the date hereof and since December 31, 2009 (in the case of Company SEC Documents, (I) only to the extent reasonably apparent in the

Company SEC Documents that such disclosed item is an event, item or occurrence that relates to a matter covered by a representation or warranty set forth in Article III and (II) other than in risk factors or other forward-looking statements or language in such filings); provided that any worsening of the status or outcome of any such item from that reasonably apparent from such disclosure thereof in such Company SEC Documents or in the Company Disclosure Letter may be taken into account in determining whether there has been a Company Material Adverse Effect or there is reasonably likely to be a Company Material Adverse Effect, (viii) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war or acts of armed hostility, weather conditions or other natural disasters or force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (ix) any liabilities related to or arising out of the discharge, in August, 2011, into the Pearl River from the Company’s paper mill in Bogalusa, Louisiana and (x) any liabilities pursuant to the case in the United States District Court for the Northern District of Texas captioned Tepper v. Temple-Inland Inc., Case 3:11-cv-02088-D (filed August 22, 2011) or arising out of the matters that are the subject of the foregoing; provided that (A) Effects referred to in clause (i) may be taken into account in determining whether there has been a Company Material Adverse Effect or there is reasonably likely to be a Company Material Adverse Effect to the extent such Effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to other industry participants and (B) Effects related to the matters referred to in clauses (ix) and (x) may be taken into account in determining whether there has been a Company Material Adverse Effect or there is reasonably likely to be a Company Material Adverse Effect to the extent that such Effects result in or are reasonably likely to constitute a material deterioration.

“Company Subsidiary” means a Subsidiary of the Company.

“Competing Proposal” means any proposal made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time which is structured to permit any Person or group to, or as a result of which any Person or group would, acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 2, 2011 between Parent and the Company.

“Effect” means any fact, change, event, circumstance or occurrence.

“Environmental Law” means any and all applicable Laws which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water or air; ; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the Closing and the Transactions.

“Financing” means the financing contemplated by the Debt Commitment Letter.

“Financing Sources” means any entity that commits to provide debt financing in connection with the Transactions, including the lender parties to the Debt Commitment Letter or any definitive loan agreement.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets and all similar intellectual property rights.

“Intervening Event” means an event, fact, circumstance or development (that does not relate to a Competing Proposal) that was neither known nor reasonably foreseeable by the Company Board of Directors as of the date hereof, which becomes known prior to time at which the Requisite Stockholder Approval is obtained.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) any executive officer of Parent or Purchaser with respect to Parent or Purchaser, or (b) any executive officer of the Company with respect to the Company, in each case after reasonably inquiry.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest or similar encumbrance.

“Material Contract” means any of the following to the Company or any of its Subsidiaries is a party to or by which any of them is bound:

(i) any agreement that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ii) any agreement relating to indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $10 million;

(iii) any joint venture, partnership, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing);

(iv) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) any agreement that (A) limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit the freedom of Parent or its Affiliates or the Company or any of its Subsidiaries after the Closing, (B) contains exclusivity obligations or restrictions binding on the Company or any of its Subsidiaries or that would be binding on Parent or any of its Affiliates after the Closing or (C) grants a most-favored nation status to any Person other than the Company or any of its Subsidiaries;

(vi) any agreement or series of related agreements for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by the Company and its Subsidiaries over the remaining term of such agreement or related agreements of $5 million or more or under which the Company and its Subsidiaries made payments of $10 million or more during the twelve-month period ending on June 30, 2011;

(vii) any sales, distribution, agency or other similar agreement providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Company or the Company Subsidiaries over the remaining term of the agreement of $10 million or more or under which payments of $20 million or more were made to the Company or its Subsidiaries during the twelve-month period ending on June 30, 2011;

(viii) any agreement relating to any interest rate, derivatives or hedging transaction;

(ix) any agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business); and

(x) any other agreement, commitment, arrangement or plan that is (A) not made in the ordinary course of business and (B) material to the Company and its Subsidiaries, taken as a whole.

“on a fully diluted basis” means, as of the relevant date, (i) all Shares and other capital stock of the Company entitled to vote in the election of directors or upon the adoption of this Agreement plus (ii) all Shares and other capital stock of the Company that the Company may be required to issue or deliver pursuant to Company Options or other Equity Interests, whether or not then vested or exercisable.

“Parent Financial Advisor” means Evercore Group L.L.C. and UBS Securities LLC.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proxy Statement Clearance Date” means the first to occur of (x) the date on which the SEC staff has confirmed that it does not intend to review the Proxy Statement and (y) the date on which the SEC staff has, orally or in writing, confirmed that it has no further comments on the Proxy Statement.

“Representatives” means, when used with respect to Parent, Purchaser or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

“Rights” means the Rights issued pursuant to the Rights Agreement.

“Rights Agreement” means the Rights Agreement, dated as of June 7, 2011, between the Company and Computershare Trust Company, N.A., as Rights Agent.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a Competing Proposal for or in respect of more than 80% of the outstanding Common Stock or assets of the Company, that the Company Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors, and taking into account the estimated timing and certainty of consummation and relevant financial, legal, regulatory factors, and such other factors as the

Company Board of Directors considers to be appropriate, is more favorable to the Company’s stockholders (in their capacity as such) than the transactions contemplated by this Agreement.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, estimated, or any other tax of any kind whatsoever, and including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Trade Secrets” means all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“willful breach” means a material breach that (1) is a consequence of an act undertaken or omitted by a party with the knowledge (actual or constructive) that the taking or omitting of such act would, or would be reasonably expected to, cause a breach of this Agreement and (2) would prevent or materially delay the Closing or give another party to this Agreement the right not to consummate the Merger; it being understood and agreed that any breach of Section 5.2 that meets the description of clause (1) of this definition shall constitute a willful breach.

Section 9.6  Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Affected Employees”	Section 6.8(a)
“Agreement”	Preamble
“Appraisal Rights”	Section 2.3(a)
“Base Premium”	Section 6.5(d)
“Book-Entry Shares”	Section 2.2(b)
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.2(b)
“Change in Control Agreements”	Section 6.8(d)
“Change of Recommendation”	Section 5.2(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Common Stock”	Section 3.2(a)
“Company”	Preamble
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Disclosure Letter”	Article III
“Company Equity Awards”	Section 2.4(c)
“Company Equity Plan”	Section 2.4(a)
“Company Financial Advisor”	Section 3.20
“Company Options”	Section 2.4(a)

“Company Permits”	Section 3.18(b)
“Company SEC Documents”	Section 3.6
“Covered Persons”	Section 6.5(b)
“Debt Commitment Letter”	Section 4.7
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3(a)
“Effective Time”	Section 1.3
“Equity Interests”	Section 3.2(b)
“Exchange Act”	Section 1.6
“Exchange Fund”	Section 2.2(a)
“FCPA”	Section 3.25
“Financial Statements”	Section 3.6
“GAAP”	Section 3.6
“Governmental Consents”	Section 6.3(a)
“Governmental Entity”	Section 3.5
“HSR Act”	Section 3.5
“Indemnification Agreements”	Section 6.5(a)
“Leases”	Section 3.11(b)
“Leased Real Property”	Section 3.11(b)
“Legal Proceeding”	Section 3.13
“Match Period”	Section 5.2(d)
“Merger”	Recitals
“Merger Consideration”	Recitals
“Notice of Superior Proposal or Intervening Event”	Section 5.2(d)
“Offer”	Recitals
“Option Consideration”	Section 2.4(a)
“Outside Date”	Section 8.1(c)
“Owned Intellectual Property”	Section 3.12(a)
“Owned Real Property”	Section 3.11(a)
“Parent”	Preamble
“Parent Disclosure Letter”	Article IV
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.11(a)
“Preferred Stock”	Section 3.2(a)
“Proxy Statement”	Section 1.6(a)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1
“Regulatory Law”	Section 6.3(e)
“Regulatory Material Adverse Effect”	Section 6.3(c)
“Requisite Stockholder Approval”	Section 3.21
“Restricted Share”	Section 2.4(b)
“Reverse Termination Fee”	Section 8.2(c)
“Sarbanes-Oxley Act”	Section 3.6
“SEC”	Section 1.6
“Securities Act”	Section 3.6

“Settlement Action”	Section 6.3(c)
“Shares”	Recitals
“Special Meeting”	Section 1.6(b)(i)
“Subsidiary Securities”	Section 3.2(e)
“Surviving Corporation”	Section 1.1(a)
“Termination Fee”	Section 8.2(b)(i)
“Transactions”	Recitals
“Voting Debt”	Section 3.2(a)

Section 9.7  Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b 2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). Any table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8  Counterparts.  This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9  Entire Agreement; Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement:

(a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof; and

(b) except as provided in Section 6.5, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder (it being agreed that this Section 9.9 shall not limit Section 8.2(a) ); provided that the Financing Sources shall be express third party beneficiaries of Sections 9.11(c) and 9.12.

Section 9.10  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party.

Section 9.11  Governing Law; Jurisdiction.

(a) This Agreement and all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (v) waives, to the fullest extent permitted by Law, any claim that it is not personally subject to the jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof for any reason other than the failure to serve in accordance with this Agreement, (vi) waives, to the fullest extent permitted by Law, any claim that it or its property is exempt or immune from jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (vii) waives, to the fullest extent permitted by Law, any claim that this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) Notwithstanding the foregoing, each of the parties hereto irrevocably and unconditionally agrees, for itself and its property, that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and makes the agreements, waivers and consents set forth in Section 9.11(b) mutatis mutandis but with respect to the courts specified in this Section 9.11(c).

Section 9.12  Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH (INCLUDING ANY LITIGATION INVOLVING THE FINANCING SOURCES) OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13  Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to Parent or to a wholly owned Subsidiary of Parent that agrees in a manner acceptable to the Company to be bound by the provisions of this Agreement as if it were Purchaser as long as any such assignment does not interfere with or delay the consummation of any of the Transactions. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.14  Enforcement; Remedies.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

INTERNATIONAL PAPER COMPANY

By	/s/ John V. Faraci
Name:     John V. Faraci
Title:     Chairman and Chief Executive Officer

METAL ACQUISITION INC.

By	/s/ Tim S. Nichols
Name:     Tim S. Nichols
Title:     Vice President

TEMPLE-INLAND INC.

By	/s/ Doyle R. Simons
Name:     Doyle R. Simons
Title:     Chairman and Chief Executive Officer

ANNEX A to the Merger Agreement

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEMPLE-INLAND INC.

FIRST:  The name of the Corporation is Temple-Inland Inc.

SECOND:  The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

(e) No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article FIFTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SIXTH:  The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

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ANNEX B to the Merger Agreement

TEMPLE-INLAND INC.

AMENDED AND RESTATED BYLAWS

As Adopted on [  ]

TEMPLE-INLAND INC.

AMENDED AND RESTATED BYLAWS

Page

ARTICLE I	MEETINGS OF STOCKHOLDERS	A-B-1
Section 1.01.	Annual Meetings	A-B-1
Section 1.02.	Special Meetings	A-B-1
Section 1.03.	Participation in Meetings by Remote Communication	A-B-1
Section 1.04.	Notice of Meetings; Waiver of Notice	A-B-1
Section 1.05.	Proxies	A-B-1
Section 1.06.	Voting Lists	A-B-2
Section 1.07.	Quorum	A-B-2
Section 1.08.	Voting	A-B-2
Section 1.09.	Adjournment	A-B-2
Section 1.10.	Organization; Procedure	A-B-2
Section 1.11.	Consent of Stockholders in Lieu of Meeting	A-B-3
ARTICLE II	BOARD OF DIRECTORS	A-B-3
Section 2.01.	General Powers	A-B-3
Section 2.02.	Number and Term of Office	A-B-3
Section 2.03.	Election of Directors	A-B-3
Section 2.04.	Regular Meetings	A-B-3
Section 2.05.	Special Meetings	A-B-3
Section 2.06.	Notice of Meetings; Waiver of Notice	A-B-3
Section 2.07.	Quorum; Voting	A-B-4
Section 2.08.	Action by Telephonic Communications	A-B-4
Section 2.09.	Adjournment	A-B-4
Section 2.10.	Action Without a Meeting	A-B-4
Section 2.11.	Regulations	A-B-4
Section 2.12.	Resignations of Directors	A-B-4
Section 2.13.	Removal of Directors	A-B-4
Section 2.14.	Vacancies and Newly Created Directorships	A-B-4
Section 2.15.	Compensation	A-B-5
Section 2.16.	Reliance on Accounts and Reports, etc	A-B-5
ARTICLE III	COMMITTEES	A-B-5
Section 3.01.	Designation of Committees	A-B-5
Section 3.02.	Members and Alternate Members	A-B-5
Section 3.03.	Committee Procedures	A-B-5
Section 3.04.	Meetings and Actions of Committees	A-B-5
Section 3.05.	Resignations and Removals	A-B-6
Section 3.06.	Vacancies	A-B-6
ARTICLE IV	OFFICERS	A-B-6
Section 4.01.	Officers	A-B-6
Section 4.02.	Election	A-B-6
Section 4.03.	Compensation	A-B-6

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Page

Section 4.04.	Removal and Resignation; Vacancies	A-B-6
Section 4.05.	Authority and Duties of Officers	A-B-6
Section 4.06.	President	A-B-6
Section 4.07.	Vice Presidents	A-B-7
Section 4.08.	Secretary	A-B-7
Section 4.09.	Treasurer	A-B-7
ARTICLE V	CAPITAL STOCK	A-B-8
Section 5.01.	Certificates of Stock	A-B-8
Section 5.02.	Facsimile Signatures	A-B-8
Section 5.03.	Lost, Stolen or Destroyed Certificates	A-B-8
Section 5.04.	Transfer of Stock	A-B-8
Section 5.05.	Registered Stockholders	A-B-8
ARTICLE VI	INDEMNIFICATION	A-B-9
Section 6.01.	Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation	A-B-9
Section 6.02.	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	A-B-9
Section 6.03.	Authorization of Indemnification	A-B-9
Section 6.04.	Good Faith Defined	A-B-10
Section 6.05.	Indemnification by a Court	A-B-10
Section 6.06.	Expenses Payable in Advance	A-B-10
Section 6.07.	Non-exclusivity of Indemnification and Advancement of Expenses	A-B-10
Section 6.08.	Insurance	A-B-10
Section 6.09.	Certain Definitions	A-B-10
Section 6.10.	Survival of Indemnification and Advancement of Expenses	A-B-11
Section 6.11.	Guaranty Bank	A-B-11
ARTICLE VII	OFFICES	A-B-11
Section 7.01.	Registered Office	A-B-11
Section 7.02.	Other Offices	A-B-11
ARTICLE VIII	GENERAL PROVISIONS	A-B-11
Section 8.01.	Dividends	A-B-11
Section 8.02.	Reserves	A-B-12
Section 8.03.	Execution of Instruments	A-B-12
Section 8.04.	Voting as Stockholder	A-B-12
Section 8.05.	Fiscal Year	A-B-12
Section 8.06.	Seal	A-B-12
Section 8.07.	Books and Records; Inspection	A-B-12
Section 8.08.	Electronic Transmission	A-B-12
ARTICLE IX	AMENDMENT OF BYLAWS	A-B-12
Section 9.01.	Amendment	A-B-12
ARTICLE X	CONSTRUCTION	A-B-12
Section 10.01.	Construction	A-B-12

A-B-ii

TEMPLE-INLAND INC.
BYLAWS
As adopted on [  ]

ARTICLE I

MEETINGS OF STOCKHOLDERS

Section 1.01.  Annual Meetings.  An annual meeting of the stockholders of the corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held each year either within or without the State of Delaware on such date and at such place and time as are designated by resolution of the corporation’s board of directors (the “Board”), unless the stockholders have acted by written consent to elect directors as permitted by the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

Section 1.02.  Special Meetings.  A special meeting of the stockholders for any purpose may be called at any time by the President (or, in the event of his or her absence or disability, by any Vice President) or by the Secretary pursuant to a resolution of the Board, to be held either within or without the State of Delaware on such date and at such time and place as are designated by such officer or in such resolution.

Section 1.03.  Participation in Meetings by Remote Communication.  The Board, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the DGCL and any other applicable law for the participation by stockholders and proxyholders in a meeting of stockholders by means of remote communications, and may determine that any meeting of stockholders will not be held at any place but will be held solely by means of remote communication. Stockholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of stockholders shall be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 1.04.  Notice of Meetings; Waiver of Notice.

(a) The Secretary or any Assistant Secretary shall cause notice of each meeting of stockholders to be given in writing in a manner permitted by the DGCL not less than 10 days nor more than 60 days prior to the meeting to each stockholder of record entitled to vote at such meeting, subject to such exclusions as are then permitted by the DGCL. The notice shall specify (i) the place, if any, date and time of such meeting, (ii) the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, (iii) in the case of a special meeting, the purpose or purposes for which such meeting is called, and (iv) such other information as may be required by law or as may be deemed appropriate by the President, the Vice President calling the meeting, or the Board. If the stockholder list referred to in Section 1.06 of these bylaws is made accessible on an electronic network, the notice of meeting must indicate how the stockholder list can be accessed. If the meeting of stockholders is to be held solely by means of electronic communications, the notice of meeting must provide the information required to access such stockholder list during the meeting.

(b) A written waiver of notice of meeting signed by a stockholder or a waiver by electronic transmission by a stockholder, whether given before or after the meeting time stated in such notice, is deemed equivalent to notice. Attendance of a stockholder at a meeting is a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened.

Section 1.05.  Proxies.

(a) Each stockholder entitled to vote at a meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy.

(b) A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means, including but not limited to by facsimile signature, or by transmitting or authorizing an electronic transmission (as defined in Section 8.08 of

A-B-1

these bylaws) setting forth an authorization to act as proxy to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. Proxies by electronic transmission must either set forth, or be submitted with, information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used if such copy, facsimile telecommunication or other reproduction is a complete reproduction of the entire original writing or transmission.

(c) No proxy may be voted or acted upon after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy is revocable at the pleasure of the stockholder executing it unless the proxy states that it is irrevocable and applicable law makes it irrevocable. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary.

Section 1.06.  Voting Lists.  The officer of the corporation who has charge of the stock ledger of the corporation shall prepare, at least 10 days before every meeting of the stockholders (and before any adjournment thereof for which a new record date has been set), a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. This list shall be open to the examination of any stockholder prior to and during the meeting for any purpose germane to the meeting as required by the DGCL or other applicable law. The stock ledger shall be the only evidence as to who are the stockholders entitled by this section to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.

Section 1.07.  Quorum.  Except as otherwise required by law or by the certificate of incorporation, the presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting.

Section 1.08.  Voting.  Every holder of record of shares entitled to vote at a meeting of stockholders is entitled to one vote for each share outstanding in his or her name on the books of the corporation (x) at the close of business on the record date for such meeting, or (y) if no record date has been fixed, at the close of business on the day next preceding the day on which notice of the meeting is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. All matters at any meeting at which a quorum is present, including the election of directors, shall be decided by the affirmative vote of a majority of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter in question, unless otherwise expressly provided by express provision of law or the certificate of incorporation. The stockholders do not have the right to cumulate their votes for the election of directors.

Section 1.09.  Adjournment.  Any meeting of stockholders may be adjourned from time to time, by the chairperson of the meeting or by the vote of a majority of the shares of stock present in person or represented by proxy at the meeting, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the place, if any, and date and time thereof (and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting) are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting after the adjournment, in which case notice of the adjourned meeting in accordance with Section 1.04 of these bylaws shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting.

Section 1.10.  Organization; Procedure.  The President shall preside over each meeting of stockholders. If the President is absent or disabled, the presiding officer shall be selected by the Board or, failing action by the Board, by a majority of the stockholders present in person or represented by proxy. The Secretary, or in the event of his or her absence or disability, an appointee of the presiding officer, shall act as secretary of the meeting. The Board may make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to any such rules and regulations, the presiding officer of any meeting shall have the right and authority to prescribe rules, regulations and procedures for such meeting and to take all such actions as in the judgment of the presiding officer are appropriate for the proper conduct of such meeting.

A-B-2

Section 1.11.  Consent of Stockholders in Lieu of Meeting.

(a) Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, are (i) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (ii) delivered to the corporation by delivery to its registered office in this State, to its principal place of business or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded within 60 days of the earliest dated consent so delivered to the corporation.

(b) If a stockholder consent is to be given without a meeting of stockholders, and the Board has not fixed a record date for the purpose of determining the stockholders entitled to participate in such consent, then: (i) if the DGCL does not require action by the Board prior to the proposed stockholder action, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation at any of the locations referred to in Section 1.11(a)(ii); and (ii) if the DGCL requires action by the Board prior to the proposed stockholder action, the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action. Every written consent to action without a meeting shall bear the date of signature of each stockholder who signs the consent, and shall be valid if timely delivered to the corporation at any of the locations referred to in Section 1.11(a)(ii).

(c) The Secretary shall give prompt notice of the taking of an action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the corporation in accordance with the DGCL.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01.  General Powers.  Except as may otherwise be provided by law or by the certificate of incorporation, the affairs and business of the corporation shall be managed by or under the direction of the Board. The directors shall act only as a Board, and the individual directors shall have no power as such.

Section 2.02.  Number and Term of Office.  The number of directors constituting the entire Board shall be three (each of whom shall be a natural person), which number may be modified from time to time by resolution of the Board, but in no event shall the number of directors be less than one. Each director (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Section 2.03.  Election of Directors.  Except as otherwise provided in Sections 2.13 and 2.14 of these bylaws, the directors shall be elected at each annual meeting of the stockholders.

Section 2.04.  Regular Meetings.  Regular meetings of the Board shall be held on such dates, and at such times and places as are determined from time to time by resolution of the Board.

Section 2.05.  Special Meetings.  Special meetings of the Board shall be held whenever called by the President or, in the event of his or her absence or disability, by any Vice President, or by a majority of the directors then in office, at such place, date and time as may be specified in the respective notices or waivers of notice of such meetings. Any business may be conducted at a special meeting.

Section 2.06.  Notice of Meetings; Waiver of Notice.

(a) Notices of special meetings shall be given to each director, and notice of each resolution or other action affecting the date, time or place of one or more regular meetings shall be given to each director not present at the meeting adopting such resolution or other action, subject to Section 2.09 of these bylaws. Notices shall be given

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personally, or by telephone confirmed by facsimile or email dispatched promptly thereafter, or by facsimile or email confirmed by a writing delivered by a recognized overnight courier service, directed to each director at the address from time to time designated by such director to the Secretary. Each such notice and confirmation must be given (received in the case of personal service or delivery of written confirmation) at least 24 hours prior to the time of a special meeting, and at least five days prior to the initial regular meeting affected by such resolution or other action, as the case may be.

(b) A written waiver of notice of meeting signed by a director or a waiver by electronic transmission by a director, whether given before or after the meeting time stated in such notice, is deemed equivalent to notice. Attendance of a director at a meeting is a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business at the meeting on the ground that the meeting is not lawfully called or convened.

Section 2.07.  Quorum; Voting.  At all meetings of the Board, the presence of a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the certificate of incorporation or these bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board.

Section 2.08.  Action by Telephonic Communications.  Members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.09.  Adjournment.  A majority of the directors present may adjourn any meeting of the Board to another date, time or place, whether or not a quorum is present. No notice need be given of any adjourned meeting unless (a) the date, time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.06 of these bylaws applicable to special meetings shall be given to each director, or (b) the meeting is adjourned for more than 24 hours, in which case the notice referred to in clause (a) shall be given to those directors not present at the announcement of the date, time and place of the adjourned meeting.

Section 2.10.  Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.11.  Regulations.  To the extent consistent with applicable law, the certificate of incorporation and these bylaws, the Board may adopt such rules and regulations for the conduct of meetings of the Board and for the management of the affairs and business of the corporation as the Board may deem appropriate. The Board may elect from among its members a chairperson and one or more vice-chairpersons to preside over meetings and to perform such other duties as may be designated by the Board.

Section 2.12.  Resignations of Directors.  Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such director, to the President or the Secretary. Such resignation shall take effect upon delivery unless the resignation specifies a later effective date or an effective date determined upon the happening of a specified event.

Section 2.13.  Removal of Directors.  Any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote generally for the election of directors, acting at a stockholder meeting or by written consent in accordance with the DGCL and these bylaws. Any vacancy in the Board caused by any such removal may be filled at such meeting (or in the written instrument effecting the removal, if the removal was effected by consent without a meeting) by the stockholders entitled to vote for the election of the director so removed.

Section 2.14.  Vacancies and Newly Created Directorships.  Except as provided in Section 2.13, any vacancies or newly created directorships may be filled only by a vote of the stockholders at any regular or special

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meeting of the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

Section 2.15.  Compensation.  The directors shall be entitled to compensation for their services to the extent approved by the stockholders at any regular or special meeting of the stockholders. The Board may by resolution determine the expenses in the performance of such services for which a director is entitled to reimbursement.

Section 2.16.  Reliance on Accounts and Reports, etc.  A director, as such or as a member of any committee designated by the Board, shall in the performance of his or her duties be fully protected in relying in good faith upon the records of the corporation and upon information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees designated by the Board, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

ARTICLE III

COMMITTEES

Section 3.01.  Designation of Committees.  The Board may designate one or more committees. Each committee shall consist of such number of directors as from time to time may be fixed by the Board, and shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the corporation to the extent delegated to such committee by the Board but no committee shall have any power or authority as to (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, (b) adopting, amending or repealing any of these bylaws or (c) as may otherwise be excluded by law or by the certificate of incorporation, and no committee may delegate any of its power or authority to a subcommittee unless so authorized by the Board.

Section 3.02.  Members and Alternate Members.  The members of each committee and any alternate members shall be selected by the Board. The Board may provide that the members and alternate members serve at the pleasure of the Board. An alternate member may replace any absent or disqualified member at any meeting of the committee. An alternate member shall be given all notices of committee meetings, may attend any meeting of the committee, but may count towards a quorum and vote only if a member for whom such person is an alternate is absent or disqualified. Each member (and each alternate member) of any committee shall hold office only until the time he or she shall cease for any reason to be a director, or until his or her earlier death, resignation or removal.

Section 3.03.  Committee Procedures.  A quorum for each committee shall be a majority of its members, unless the committee has only one or two members, in which case a quorum shall be one member, or unless a greater quorum is established by the Board. The vote of a majority of the committee members present at a meeting at which a quorum is present shall be the act of the committee. Each committee shall keep regular minutes of its meetings and report to the Board when required. The Board may adopt other rules and regulations for the government of any committee not inconsistent with the provisions of these bylaws, and each committee may adopt its own rules and regulations of government, to the extent not inconsistent with these bylaws or rules and regulations adopted by the Board.

Section 3.04.  Meetings and Actions of Committees.  Meetings and actions of each committee shall be governed by, and held and taken in accordance with, the provisions of the following sections of these bylaws, with such bylaws being deemed to refer to the committee and its members in lieu of the Board and its members:

(a) Section 2.04 (to the extent relating to place and time of regular meetings);

(b) Section 2.05 (relating to special meetings);

(c) Section 2.06 (relating to notice and waiver of notice);

(d) Sections 2.08 and 2.10 (relating to telephonic communication and action without a meeting); and

(e) Section 2.09 (relating to adjournment and notice of adjournment).

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Special meetings of committees may also be called by resolution of the Board.

Section 3.05.  Resignations and Removals.  Any member (and any alternate member) of any committee may resign from such position at any time by delivering a written notice of resignation, signed by such member, to the President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any member (and any alternate member) of any committee may be removed from such position by the Board at any time, either for or without cause.

Section 3.06.  Vacancies.  If a vacancy occurs in any committee for any reason, the remaining members (and any alternate members) may continue to act if a quorum is present. A committee vacancy may be filled only by the Board.

ARTICLE IV

OFFICERS

Section 4.01.  Officers.  The Board shall elect a President and a Secretary as officers of the corporation. The Board may also elect a Treasurer, one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers, and such other officers and agents as the Board may determine. In addition, the Board from time to time may delegate to any officer the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any action by an appointing officer may be superseded by action by the Board. Any number of offices may be held by the same person, except that one person may not hold both the office of President and the office of Secretary. No officer need be a director of the corporation.

Section 4.02.  Election.  The officers of the corporation elected by the Board shall serve at the pleasure of the Board. Officers and agents appointed pursuant to delegated authority as provided in Section 4.01 (or, in the case of agents, as provided in Section 4.06) shall hold their offices for such terms as may be determined from time to time by the appointing officer. Each officer shall hold office until his or her successor has been elected or appointed and qualified, or until his or her earlier death, resignation or removal.

Section 4.03.  Compensation.  The salaries and other compensation of all officers and agents of the corporation shall be fixed by the Board or in the manner established by the Board.

Section 4.04.  Removal and Resignation; Vacancies.  Any officer may be removed for or without cause at any time by the Board. Any officer granted the power to appoint subordinate officers and agents as provided in Section 4.01 may remove any subordinate officer or agent appointed by such officer, for or without cause. Any officer or agent may resign at any time by delivering notice of resignation, either in writing signed by such officer or by electronic transmission, to the Board or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise, may be filled by the Board or by the officer, if any, who appointed the person formerly holding such office.

Section 4.05.  Authority and Duties of Officers.  An officer of the corporation shall have such authority and shall exercise such powers and perform such duties (a) as may be required by law, (b) to the extent not inconsistent with law, as are specified in these bylaws, (c) to the extent not inconsistent with law or these bylaws, as may be specified by resolution of the Board, and (d) to the extent not inconsistent with any of the foregoing, as may be specified by the appointing officer with respect to a subordinate officer appointed pursuant to delegated authority under Section 4.01.

Section 4.06.  President.  The President shall preside at all meetings of the stockholders and directors at which he or she is present, shall be the chief executive officer and the chief operating officer of the corporation, shall have general control and supervision of the policies and operations of the corporation and shall see that all orders and resolutions of the Board are carried into effect. He or she shall manage and administer the corporation’s business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer and a chief operating officer of a corporation. He or she shall have the authority to sign, in the name and on behalf of the corporation, checks, orders, contracts, leases, notes, drafts and all other documents and instruments in connection with the business of the corporation. He or she shall have the authority to cause the

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employment or appointment of such employees or agents of the corporation as the conduct of the business of the corporation may require, to fix their compensation, and to remove or suspend any employee or any agent employed or appointed by any officer or to suspend any agent appointed by the Board. The President shall have the duties and powers of the Treasurer if no Treasurer is elected and shall have such other duties and powers as the Board may from time to time prescribe.

Section 4.07.  Vice Presidents.  If one or more Vice-Presidents have been elected, each Vice President shall perform such duties and exercise such powers as may be assigned to him or her from time to time by the Board or the President. In the event of absence or disability of the President, the duties of the President shall be performed, and his or her powers may be exercised, by such Vice President as shall be designated by the Board or, failing such designation, by the Vice President in order of seniority of election to that office.

Section 4.08.  Secretary.  Unless otherwise determined by the Board, the Secretary shall have the following powers and duties:

(a) The Secretary shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders, the Board and any committees thereof in books provided for that purpose.

(b) The Secretary shall cause all notices to be duly given in accordance with the provisions of these bylaws and as required by law.

(c) Whenever any committee shall be appointed pursuant to a resolution of the Board, the Secretary shall furnish a copy of such resolution to the members of such committee.

(d) The Secretary shall be the custodian of the records and of the seal of the corporation and cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the corporation prior to the issuance thereof and to all documents and instruments that the Board or any officer of the corporation has determined should be executed under seal, may sign (together with any other authorized officer) any such document or instrument, and when the seal is so affixed he or she may attest the same.

(e) The Secretary shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the certificate of incorporation or these bylaws.

(f) The Secretary shall have charge of the stock books and ledgers of the corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number of shares of stock of the corporation of each class issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each such holder became a holder of record.

(g) The Secretary shall sign (unless the Treasurer, an Assistant Treasurer or an Assistant Secretary shall have signed) certificates representing shares of the corporation the issuance of which shall have been authorized by the Board.

(h) The Secretary shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these bylaws or as may be assigned to the Secretary from time to time by the Board or the President.

Section 4.09.  Treasurer.  Unless otherwise determined by the Board, the Treasurer, if there be one, shall be the chief financial officer of the corporation and shall have the following powers and duties:

(a) The Treasurer shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the corporation, and shall keep or cause to be kept full and accurate records thereof.

(b) The Treasurer shall cause the moneys and other valuable effects of the corporation to be deposited in the name and to the credit of the corporation in such banks or trust companies or with such bankers or other depositaries as shall be determined by the Board or the President, or by such other officers of the corporation as may be authorized by the Board or the President to make such determinations.

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(c) The Treasurer shall cause the moneys of the corporation to be disbursed by checks or drafts (signed by such officer or officers or such agent or agents of the corporation, and in such manner, as the Board or the President may determine from time to time) upon the authorized depositaries of the corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

(d) The Treasurer shall render to the Board or the President, whenever requested, a statement of the financial condition of the corporation and of the transactions of the corporation, and render a full financial report at the annual meeting of the stockholders, if called upon to do so.

(e) The Treasurer shall be empowered from time to time to require from all officers or agents of the corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the corporation.

(f) The Treasurer may sign (unless an Assistant Treasurer or the Secretary or an Assistant Secretary shall have signed) certificates representing shares of stock of the corporation the issuance of which shall have been authorized by the Board.

(g) The Treasurer shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these bylaws or as may be assigned to the Treasurer from time to time by the Board or the President.

ARTICLE V

CAPITAL STOCK

Section 5.01.  Certificates of Stock.  The shares of the corporation shall be represented by certificates. Every holder of stock in the corporation shall be entitled to have a certificate signed by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in the name of such holder. Such certificate shall be in such form as the Board may determine, to the extent consistent with applicable law, the certificate of incorporation and these bylaws.

Section 5.02. Facsimile Signatures.  Any or all signatures on the certificates referred to in Section 5.01 of these bylaws may be in facsimile form. If any officer who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of issue.

Section 5.03.  Lost, Stolen or Destroyed Certificates.  A new certificate may be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed only upon delivery to the corporation of an affidavit of the owner or owners (or their legal representatives) of such certificate, setting forth such allegation, and a bond or other undertaking as may be satisfactory to a financial officer of the corporation designated by the Board to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04.  Transfer of Stock.

(a) Transfer of shares shall be made on the books of the corporation upon surrender to the corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, and otherwise in compliance with applicable law. Subject to applicable law, the provisions of the certificate of incorporation and these bylaws, the Board may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the corporation.

(b) The corporation may enter into agreements with shareholders to restrict the transfer of stock of the corporation in any manner not prohibited by the DGCL.

Section 5.05.  Registered Stockholders.  Prior to due surrender of a certificate for registration of transfer, the corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the corporation shall not be bound to recognize any equitable or legal claim to or

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interest in such shares on the part of any other person, whether or not the corporation shall have notice of such claim or interests. If a transfer of shares is made for collateral security, and not absolutely, this fact shall be so expressed in the entry of the transfer if, when the certificates are presented to the corporation for transfer, both the transferor and transferee request the corporation to do so.

ARTICLE VI

INDEMNIFICATION

Section 6.01.  Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation.  Subject to Section 6.03 and Section 6.11 of this Article VI, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was a director, officer or employee of the corporation or any direct or indirect wholly owned subsidiary of the corporation serving at the request of the corporation as a director, officer, employee or agent of any such subsidiary or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 6.02.  Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.  Subject to Section 6.03 and Section 6.11 of this Article VI, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was a director, officer or employee of the corporation or any direct or indirect wholly owned subsidiary of the corporation serving at the request of the corporation as a director, officer, employee or agent of any such subsidiary or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 6.03.  Authorization of Indemnification.  Any indemnification under this Article VI (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.01 or Section 6.02 of this Article VI, as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director, officer or employee has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

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Section 6.04.  Good Faith Defined.  For purposes of any determination under Section 6.03 of this Article VI, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the corporation or another enterprise, or on information supplied to him by the officers of the corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the corporation or another enterprise or on information or records given or reports made to the corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or another enterprise. The terms “another enterprise” or “other enterprise” as used in this Article VI shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enter price of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. The provisions of this Section 6.04 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 6.01 or 6.02 of this Article VI, as the case may be.

Section 6.05.  Indemnification by a Court.  Notwithstanding any contrary determination in the specific case under Section 6.03 of this Article VI, and notwithstanding the absence of any determination thereunder, any director, officer or employee may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 6.01 and 6.02 of this Article VI. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 6.01 or 6.02 of this Article VI, as the case may be. Neither a contrary determination in the specific case under Section 6.03 of this Article VI nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director, officer or employee seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6.05 shall be given to the corporation promptly upon the filing of such application.

Section 6.06.  Expenses Payable in Advance.  Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article VI.

Section 6.07.  Non-exclusivity of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the corporation that indemnification of the persons specified in Sections 6.01 and 6.02 of this Article VI shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Sections 6.01 or 6.02 of this Article VI but whom the corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

Section 6.08.  Insurance.  The corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI.

Section 6.09.  Certain Definitions.  For purposes of this Article VI, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had

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power and authority to indemnify its directors, officers, and employees, so that any person who is or was a director, officer or employee of such constituent corporation, or is or was a director, officer or employee of such constituent corporation or any direct or indirect wholly owned subsidiary of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of any such subsidiary or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VI, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer or employee of the corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VI.

Section 6.10.  Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.11.  Guaranty Bank.  The Bylaw amendments of November 2009 revised the previous sections of this Article VI to exclude references to Guaranty Bank (f/k/a Guaranty Federal Savings Bank) merely to remove references to an entity that, as of December 28, 2007, was no longer a subsidiary of the corporation. Such amendments were not intended to provide indemnification or advancement rights to anyone previously excluded from indemnification by the references to Guaranty Bank that were removed. The indemnification or advancement rights of persons who formerly served as officers, directors, or employees of any direct or indirect wholly-owned subsidiaries of the corporation under this Article VI do not apply to any person who served as an officer, director, or employee of Guaranty Bank or any of its subsidiaries regardless of when a claim or action may be threatened or brought against the person or the occurrence underlying the claim or action occurred.

ARTICLE VII

OFFICES

Section 7.01.  Registered Office.  The registered office of the corporation in the State of Delaware shall be located at the location provided in the corporation’s certificate of incorporation.

Section 7.02.  Other Offices.  The corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board may from time to time determine or as the business of the corporation may require.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01.  Dividends.

(a) Subject to any applicable provisions of law and the certificate of incorporation, dividends upon the shares of the corporation may be declared by the Board at any regular or special meeting of the Board and any such dividend may be paid in cash, property, or shares of the corporation’s stock.

(b) A member of the Board, or a member of any committee designated by the Board shall be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of its officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation, as to the value and amount of the

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assets, liabilities and/or net profits of the corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 8.02.  Reserves.  There may be set apart out of any funds of the corporation available for dividends such sum or sums as the Board from time to time may determine proper as a reserve or reserves for meeting contingencies, equalizing dividends, repairing or maintaining any property of the corporation or for such other purpose or purposes as the Board may determine conducive to the interest of the corporation, and the Board may similarly modify or abolish any such reserve.

Section 8.03.  Execution of Instruments.  Except as otherwise required by law or the certificate of incorporation, the Board or any officer of the corporation authorized by the Board may authorize any other officer or agent of the corporation to enter into any contract or execute and deliver any instrument in the name and on behalf of the corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

Section 8.04.  Voting as Stockholder.  Unless otherwise determined by resolution of the Board, the President or any Vice President shall have full power and authority on behalf of the corporation to attend any meeting of stockholders of any corporation in which the corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock at any such meeting, or through action without a meeting. The Board may by resolution from time to time confer such power and authority (in general or confined to specific instances) upon any other person or persons.

Section 8.05.  Fiscal Year.  The fiscal year of the corporation shall commence on the first day of January of each year (except for the corporation’s first fiscal year which shall commence on the date of incorporation) and shall terminate in each case on December 31.

Section 8.06.  Seal.  The seal of the corporation shall be circular in form and shall contain the name of the corporation, the year of its incorporation and the words “Corporate Seal” and “Delaware”. The form of such seal shall be subject to alteration by the Board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

Section 8.07.  Books and Records; Inspection.  Except to the extent otherwise required by law, the books and records of the corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board.

Section 8.08.  Electronic Transmission.  “Electronic transmission”, as used in these bylaws, means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IX

AMENDMENT OF BYLAWS

Section 9.01.  Amendment.  These bylaws may be amended, altered or repealed by the Board at any regular or special meeting of the Board without the assent or vote of the stockholders.

ARTICLE X

CONSTRUCTION

Section 10.01.  Construction.  In the event of any conflict between the provisions of these bylaws as in effect from time to time and the provisions of the certificate of incorporation of the corporation as in effect from time to time, the provisions of such certificate of incorporation shall be controlling.

A-B-12

ANNEX B

PERSONAL AND CONFIDENTIAL

September 6, 2011

Board of Directors
Temple-Inland Inc.
1300 South MoPac Expressway South
Austin, Texas 78746

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than International Paper Company (“International Paper”) and its affiliates) of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Temple-Inland Inc. (the “Company”) of the $32.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 6, 2011 (the “Agreement”), by and among International Paper, Metal Acquisition Inc., a wholly-owned subsidiary of International Paper, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, International Paper and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may also in the future provide investment banking services to the Company, International Paper and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 1, 2011; annual reports to stockholders and Annual Reports on Form 10-K of International Paper for the five fiscal years ended December 31, 2010; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and International Paper; certain other communications from the Company and International Paper to their respective stockholders; certain publicly available research analyst reports for the Company and International Paper; and the most recent internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Revised Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company and International Paper with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the corrugated and paper packaging industries specifically and in other industries generally; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Revised Forecasts have been

B-1

Board of Directors
Temple-Inland Inc.
September 6, 2011

reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $32.00 per Share in cash to be paid to the holders (other than International Paper and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $32.00 per Share in cash to be paid to the holders (other than International Paper and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or International Paper or the ability of the Company or International Paper to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $32.00 per Share in cash to be paid to the holders (other than International Paper and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on XXXXXX XX, 20XX.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/TIN • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Special Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1– 3.
+
		For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated as of September 6, 2011, among Temple-Inland, International Paper Company, and Metal Acquisition Inc., a wholly-owned subsidiary of International Paper Company, as it may be amended from time to time.	☐	☐	☐

2.	To approve, on an advisory (non-binding) basis, the compensation to be paid to Temple-Inland’s named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐

3.	To approve the adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the merger agreement.	☐	☐	☐

4.	To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Temple-Inland Inc.

This Proxy is Solicited on Behalf of the Board of Directors
for the Special Meeting on __________, 2011
The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and Proxy Statement, each dated ___________, 2011, and does hereby appoint J. Bradley Johnston and Leslie K. O’Neal and each of them as Proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to represent and vote, as indicated on the reverse, all the shares of Common Stock, par value $1.00 per share, of Temple-Inland Inc. held of record by the undersigned on October 14, 2011 at the Special Meeting of Stockholders to be held on ___________, 2011, and any adjournment(s) or postponement(s) thereof.
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope, or by voting via the internet or telephone, as described on the reverse side.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted “FOR” the adoption of the Agreement and Plan of Merger, dated as of September 6, 2011, “FOR” the resolution approving the compensation based on or related to the merger as disclosed pursuant to Item 402 of Regulation S-K and “FOR” the proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to adopt the merger agreement. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side)